  As Filed with the Securities and Exchange Commission on November 30, 2001

                        Registration No. _____________

   ________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ______________

                            Smithfield Foods, Inc.
            (Exact name of registrant as specified in its charter)

            Virginia                                   2011                                 52-0845861
(State or other jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification
 incorporation or organization)            Classification Code Number)                       Number)

                           ________________________

                              200 Commerce Street
                          Smithfield, Virginia  23430
                                (757) 365-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ________________________

           Michael H. Cole, Secretary and Associate General Counsel
                              200 Commerce Street
                          Smithfield, Virginia 23430
                                (757) 365-3030
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ______________

                                  Copies to:
                           Jane Whitt Sellers, Esq.
                               McGuireWoods LLP
                               One James Center
                             901 East Cary Street
                           Richmond, Virginia 23219
                                (804) 775-1000
                                ______________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of each class of     Amount to be Registered     Proposed maximum offering,     Proposed maximum aggregate       Amount of
Securities to be registered                                 price per share to be              offering price           Registration
                                                               registered /(1)/                                             fee
-----------------------------------------------------------------------------------------------------------------------------------
8% Senior  Notes, Series B,          $300,000,000                 100%                          $300,000,000              $75,000
 due 2009
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE, WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS


                SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2001

                            Smithfield Foods, Inc.
             OFFER TO EXCHANGE UP TO $300,000,000 OF ITS 8% SENIOR
         NOTES, SERIES B, DUE 2009 FOR ANY AND ALL OF ITS OUTSTANDING
               $300,000,000 8% SENIOR NOTES, SERIES A, DUE 2009

                _______________________________________________

THE EXCHANGE OFFER


 . We will exchange all senior notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

 . You may withdraw tenders of senior notes at any time prior to the expiration of the exchange offer.

 . The exchange offer expires at 5:00 p.m., New York City time, on ________________ ____, 2002. We do not currently intend to extend the expiration date.

THE EXCHANGE NOTES

 . The terms of the exchange notes to be issued in the exchange offer are substantially identical to the senior notes, except that the exchange notes will be freely tradable.

 .  The exchange notes will mature on October 15, 2009.

 . Interest on the exchange notes will be payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2002.

                _______________________________________________

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 18 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is ______________ ____, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Special Note Regarding Forward-Looking Statements........................    4
Where You Can Find More Information......................................    4
Incorporation of Certain Documents By Reference..........................    5
Summary..................................................................    6
Risk Factors.............................................................   18
Use of Proceeds..........................................................   25
Ratio of Earnings to Fixed Charges.......................................   25
Capitalization...........................................................   26
Selected Historical Consolidated Financial Data..........................   27
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................   30
Description of Other Indebtedness........................................   39
Business.................................................................   44
Management...............................................................   59
Principal Shareholders...................................................   60
Related Party Transactions...............................................   61
The Exchange Offer.......................................................   64
Description of Notes.....................................................   80
Plan of Distribution.....................................................  123
Legal Matters............................................................  124
Independent Public Accountants...........................................  124
Index to Financial Statements............................................  F-1

                           ________________________

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the availability and prices of live hogs, raw materials and supplies, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from on-going litigation and actions of domestic and foreign governments and other risks and uncertainties described under "Risk Factors" or in other documents we file with the Securities and Exchange Commission and incorporate by reference into this prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION

  We are subject to the informational reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's Regional Offices in New York (233 Broadway, New York, New York 10279), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, after the date of this prospectus and prior to the termination of the exchange offer:

     .  Annual Report on Form 10-K for the fiscal year ended April 29, 2001;

     . Quarterly Report on Form 10-Q and 10-Q/A for the 13 weeks ended July 29, 2001; and

     .  Current Report on Form 8-K filed October 19, 2001.

       You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Corporate Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, telephone number (757) 365-3000.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. All references to fiscal year in this prospectus refer to the fiscal year ending on the Sunday closest to April 30 of each year (e.g., "fiscal year 2001"Y is the fiscal year ending on April 29, 2001).


                                  THE COMPANY

  We are the largest hog producer and pork processor in the world. We conduct our business through two groups, the Meat Processing Group and the Hog Production Group, each comprised of a number of subsidiaries.

  Our Meat Processing Group produces both fresh pork and a full complement of processed meats including ham, bacon, sausage, hot dogs and luncheon meats. We have operations in the United States, Canada, Poland, France and Mexico. Approximately 21% of our annual sales are generated from operations outside of the United States, of which sales from Canada account for approximately 60% of these international sales. Our products are marketed nationwide under numerous brand names including Smithfield Premium, John Morrell, Gwaltney, Patrick Cudahy, Kretschmar, Rath, Valleydale, Ember Farms, Lykes, Great, Esskay and Smithfield Lean Generation Pork. In addition, we manufacture products under private labels for the retail and foodservice trade.

  Our Hog Production Group raises approximately 12 million hogs annually, representing approximately 12% of the U.S. hog production market and three times the production of our nearest competitor. Our hog production operations are primarily based in the southeastern and midwestern United States. We transfer a majority of the hogs we produce to our own processing facilities and sell the remainder under long-term contracts to other processors.

  We consider our Meat Processing Group and Hog Production Group to be countercyclical to each other. Generally, pork processors make more money when hog prices are low and processing margins decline when hog prices are high. We believe the combination of the operations of these two industry segments offers a competitive advantage and, over time, should achieve more stable results than those of less vertically integrated competitors.

  For the 52 week period ended July 29, 2001, we had sales of $6.1 billion and EBITDA (as defined in this prospectus) of $525.0 million. Over the last 10 fiscal years, sales and EBITDA have grown at a compound annual growth rate of 21% and 29%, respectively, due to a combination of internal growth and strategic acquisitions.


Business Strategy

  Our business is based on four basic strategies:

  . Vertical Integration. We, principally through the acquisitions of Carroll's Foods of Virginia, Inc. and Murphy Farms in fiscal years 1999 and 2000, have increased our vertical integration into hog production from 8% to 60%. We produce hogs through a combination of company-owned and contract production operations in addition to long-term partnerships and strategic alliances. We believe that vertical integration provides a number of competitive advantages, including substantial economies of scale from high volume hog production, increased control over raw material quality and consistency, and operational, logistical and transportation efficiencies due to the close proximity of our hog production operations to our processing facilities. We intend to position ourselves to maximize the benefits of vertical integration.

  . Advanced Genetics. Since May 1991, we have made extensive use of our exclusive United States franchise rights from the National Pig Development Company, or NPD, relating to genetic lines of specialized breeding stock. These hogs are among the leanest hogs commercially available, and enable us to market highly differentiated pork products. Since introducing a herd of 2,000 sows in 1990, we have increased the number of NPD sows to 385,000, or approximately 55% of our total sow inventory. Over the next five years we intend to further expand production of NPD sows. We believe that the leanness and increased meat yields of these hogs will continue to increase the overall quality and consistency of our fresh pork and processed meats.

  . Strategic Acquisitions. Over the last decade, we have made several significant acquisitions that have increased production capacity, provided vertical integration, expanded our geographic reach into new markets, both domestically and internationally, and created a portfolio of highly recognized regional brands. Recently, we have taken steps to expand our business into beef processing. To that end, we recently acquired Moyer Packing Company, the ninth largest U.S. beef processor, providing us with the opportunity to expand our geographic reach into the northeastern United States and offer a broader range of complementary products. In addition, during the second quarter of our current fiscal year, we completed the acquisition of Packerland Holdings, Inc., the fifth largest U.S., beef processor with its principal operations in the northern Midwest and the Southwest. During the quarter we also completed the acquisition of Stadler's Country Hams, Inc., a producer of country hams, and a 75% interest in RMH Foods, Inc., a company specializing in pre-cooked pork and beef entrees under the Quick-n-Easy/TM/ brand. On November 1, 2001 we announced an agreement in principle to acquire beef packer American Foods Group, Inc., the nation's tenth largest beef packer. Going forward, we will continue to look to grow through strategic acquisitions both domestically and internationally.

  . Value-Added and Branded Products. We believe that significant earnings growth will occur through focused efforts to market value-added and branded products. In this regard, we have embarked on a strategy of increasing brand awareness by marketing branded fresh pork and further processed fresh pork cuts into value-added and case-ready products for sale to retailers and consumers. In addition, we introduced a new line of fresh pork products under the Smithfield Lean Generation Pork brand name approximately six years ago. These products, using only raw materials from the NPD hog, are marketed nationwide to selected retailers and institutional food customers. Since their introduction, sales of Smithfield Lean Generation Pork products have grown to more than 100 million pounds annually. The success of this and other branded pork programs provides us with increased name recognition among retailers and consumers, which we believe facilitates our sale of other processed meat products such as ham, bacon, sausage and hot dogs.

                              RECENT DEVELOPMENTS

     On November 20, 2001, we announced that our net income rose 36% to $60.5 million, or $.56 per diluted share, for the second quarter ended October 28, 2001 compared with $44.6 million, or $.40 per diluted share, for the comparable prior year period.

     Net income for the first six months of fiscal 2002 totaled $117.4 million, or $1.10 per diluted share compared to $89.1 million, or $.81 per diluted share in the first half of fiscal 2001. Results in the current year included two unusual items, the net result of which added $1.2 million after-tax to net income, or $.01 per diluted share. In the first quarter, we reported a gain on the sale of IBP stock of $4.2 million after tax, or $.04 per diluted share, largely offset by a loss of $3.0 million, after-tax, or $.03 per diluted share, incurred as a result of a fire at a Circle Four farm in Utah.

      At the beginning of the current fiscal year, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). In accordance with the provisions of SFAS 142, we discontinued the periodic amortization of goodwill but are now required to annually review recorded goodwill for potential impairment. Had SFAS 142 been effective in the previous fiscal year, net income and fully diluted earnings per share would have been $46.7 million, or $.42 per diluted share, and $93.4 million, or $.85 per diluted share, for the second quarter and six month period in the prior year, respectively.

     During the second quarter our vertical integration strategy produced strong earnings gains in both our Meat Processing Group and Hog Production Group. The Meat Processing Group operating profits increased 20% to $38.8 million from $32.4 million while the Hog Production Group operating profits grew 36% to $99.0 million from $72.7 million. Last year's Hog Production Group results included a pretax gain of $7.0 million for insurance settlements for losses incurred at hog production facilities related to Hurricane Floyd.

     Sales rose 17% in the quarter to $1.7 billion from $1.4 billion a year ago, reflecting higher pricing in the Meat Processing Group and sales of recently acquired companies. The Meat Processing Group achieved higher margins as a result of a favorable fresh meat environment, strong domestic demand and higher Japanese exports. Volumes in the Meat Processing Group, excluding by-products, increased 10% with total fresh pork and processed meat volumes up two percent and fresh beef volumes of the recently acquired Moyer Packing Company adding eight percent. In addition to the added processed meats volumes of acquired businesses, our base processed meats business improved on retail distribution gains in the quarter.

     Sales of newly-acquired companies contributed to first half sales growth of 16% to $3.3 billion from $2.9 billion. In the first half of fiscal 2002, the Meat Processing Group posted operating earnings of $38.3 million versus $24.6 million in the prior year, a 56% increase. The Hog Production Group operating earnings grew 19% in the first six months to $218.7 million from $183.9 million a year ago. International operations continued to improve and, overall, were profitable versus a loss in the first half of last year.

     On November 1, 2001, we announced an agreement in principle to acquire American Foods Group, Inc., the nation's tenth largest beef processor. For the fiscal year ended June 30, 2001, American Foods had sales of $581 million. It has a daily processing capacity of 1,900 head and recently built two new case-ready production facilities in Cincinnati, Ohio and Green Bay, Wisconsin. Its headquarters are in Green Bay, near our recently acquired Packerland facility.

     Terms of the agreement in principle call for us to acquire 100% of the outstanding shares of American Foods in exchange for cash and the assumption of debt. We expect to complete the transaction during the third quarter of fiscal 2002, though a definitive agreement has not yet been reached and is subject to due diligence.

  On October 25, 2001, we completed the acquisition of Packerland Holdings, Inc., the fifth largest beef processor in the United States. For the fiscal year ended December 30, 2000, Packerland had $1.4 billion in net sales.

  We acquired 100% of the outstanding capital shares of Packerland in exchange for approximately 6.3 million shares of our common stock and the assumption of approximately $118 million in debt and other liabilities.

  Based in Green Bay, Wisconsin, Packerland currently has a daily processing capacity of 6,150 head and represents approximately 5% of U.S. beef industry capacity. Packerland is one of the premier Holstein steer and cow operations in the U.S. Richard Vesta, president and chief executive officer of Packerland with 30 years of industry experience, will be continuing in that capacity under our ownership. Packerland has 4,000 employees and plants in Green Bay, Wisconsin; Plainwell, Michigan; Tolleson, Arizona and Gering, Nebraska.

  Also during the second quarter of our current fiscal year we completed the acquisition of Stadler's Country Hams, Inc. and a 75% interest in RMH Foods, Inc. Stadler's is a producer of country hams based in Elon College, North Carolina. RMH Foods, based in Morton, Illinois, specializes in pre-cooked pork and beef entrees under the Quick-n-Easy/TM/ brand. These acquisitions were valued at $20 million in the aggregate.

  On August 29, 2001, our shareholders approved an amendment to our articles of incorporation to provide for an increase in the authorized shares of common stock to 200 million from 100 million at our annual meeting of shareholders. Upon the approval of the increase in authorized shares, our board of directors declared a two-for-one stock split in the form of a 100% stock dividend on our common stock. The stock dividend was distributed on September 14, 2001 to the record holders of our stock on September 6, 2001. All share and per share information in this prospectus has been restated to reflect the stock dividend.

  On August 8, 2001, we offered to acquire all of the common shares of Schneider Corporation, a food processing company headquartered in Kitchener, Ontario, that we did not already own for approximately 2.8 million shares of our common stock. At that time, we already owned approximately 63% of the outstanding shares of Schneider. As a result of the offer, we came to own approximately 99% of the outstanding shares of Schneider. In early November 2001, we completed our acquisition and now own 100% of the Schneider shares.

  On July 30, 2001, we completed the acquisition of The Smithfield Companies, Inc. for approximately $18 million. The Smithfield Companies, Inc., headquartered in Portsmouth, Virginia, is a producer of hams and other specialty food products with annual sales of approximately $20 million.

  On October 17, 2001, our board of directors approved some changes in our management, including the promotion of C. Larry Pope to the office of President and Chief Operating Officer. Joseph W. Luter, III remains our Chairman of the Board and Chief Executive Officer. See ''Management'' for additional information.

                              THE EXCHANGE OFFER

  On October 23, 2001, we completed the private offering of the senior notes. References to notes in this prospectus are references to both the senior notes and the exchange notes.

  We entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and we agreed to complete the exchange offer within 180 days after the date of original issuance of the senior notes. In the exchange offer, you are entitled to exchange your senior notes for exchange notes which are identical in all material respects to the senior notes except that:

  . the exchange notes have been registered under the Securities Act of 1993, as amended;

  . the exchange notes are not entitled to registration rights under the registration rights agreement; and

  .  certain contingent interest rate provisions are no longer applicable.

The Exchange Offer...............  We are offering to exchange up to
                                   $300,000,000 aggregate principal amount of our 8% Senior Notes, Series B, due 2009 (which we call the exchange notes) for a like aggregate principal amount of our outstanding 8% Senior Notes, Series A, due 2009 (which we call the senior notes). Senior notes may only be exchanged in integral multiples of $1,000.

Resales..........................  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for senior notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                   Each participating broker-dealer that
                                   receives exchange notes for its own account pursuant to the exchange offer in exchange for senior notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                   Any holder of senior notes who:

                                    .  is an affiliate of ours;
                                    .  does not acquire exchange notes in the
                                       ordinary course of
                                       its business; or

                                    .  tenders in the exchange offer with the
                                       intention to participate, or for the
                                       purpose of participating, in a
                                       distribution of exchange notes

                                    cannot rely on the position of the staff of the SEC enunciated in the no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of
Tenders..........................   The exchange offer will expire at 5:00 p.m.,
                                    New York City time, on ,        2002, or
                                    such later date and time to which we extend the expiration date. A tender of senior notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any senior notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering
Senior Notes.....................  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the senior notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold senior notes through The Depository Trust Company, DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                   . any exchange notes that you receive will be acquired in the ordinary course of your business;
                                   . you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
                                   .  if you are a broker-dealer that will
                                      receive exchange notes for your own
                                      account in exchange for senior notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and
                                   . you are not an "affiliate," as defined in Rule 405 of the

                                   Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for
Beneficial Owners................  If you are a beneficial owner of senior notes which are not registered in your name, and you wish to tender such senior notes in the exchange offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your senior notes, either make appropriate arrangements to register ownership of the senior notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures...  If you wish to tender your senior notes and your senior notes are not immediately
                                   available or you cannot deliver your senior notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your senior notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                   Offer -- Guaranteed Delivery Procedures."

Conditions to the
Exchange Offer...................  The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer - Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.


Effect on Holders of
Senior Notes.....................  As a result of the making and consummation of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the senior notes under the circumstances described in the registration rights agreement. If you are a holder of senior notes and you do not tender your senior notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the senior notes in the indenture, except as noted above.

                                   To the extent that the senior notes are
                                   tendered and accepted in the exchange offer, the trading market for senior notes could be adversely affected.

Consequences of Failure to
Exchange.........................  All untendered senior notes will continue to be subject to the restrictions on transfer provided for in the senior notes and in the indenture. In general, the senior notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the senior notes under the Securities Act.

Exchange Agent...................  Suntrust Bank  is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange Offer -- Exchange Agent" of this prospectus.

Use of Proceeds..................  We will not receive any cash proceeds from the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

  The exchange offer applies to $300,000,000 aggregate principal amount of the exchange notes. The form and terms of the exchange notes are the same as the form and terms of the senior notes except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer. The exchange notes will evidence the same debt as the senior notes and will be entitled to the benefits of the indenture. See "Description of Notes."

Issuer..................  Smithfield Foods, Inc.

Notes Offered...........  $300,000,000 aggregate principal of 8% Senior Notes,
                          Series B, due 2009.

Maturity................  October 15, 2009.

Interest................  Annual rate: 8%.

Interest Payment Dates..  October 15 and April 15 of each year, commencing on
                          April 15, 2002.

Change of Control.......  Upon the occurrence of a change of control, you will have the right to require us to purchase all or a portion of your exchange notes at a price equal to 101% of the principal amount together with accrued and unpaid interest, if any, to the date of purchase.

Ranking.................  The exchange notes will be senior unsecured obligation and will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and senior to our existing and future subordinated indebtedness, including our senior subordinated notes. The exchange notes will be effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness.

                          As of July 29, 2001, our aggregate principal amount of indebtedness, including capital lease obligations, was approximately $1,301.5 million, of which $1,114.9 million was senior secured indebtedness.

                          The exchange notes will not be guaranteed by any of our subsidiaries and will be subordinated to all of the obligations and liabilities of our subsidiaries.

                          As of July 29, 2001, the aggregate principal amount of indebtedness of our subsidiaries was approximately $199.6 million, excluding capital lease obligations and guarantees of the senior secured notes and our $650.0 million revolving credit facility (the ''U.S. Revolver'').

Covenants...............  We will issue the exchange notes under an indenture with SunTrust Bank, as trustee. SunTrust Bank also serves as the trustee under the indenture relating to our 7 5/8% Senior Subordinated Notes due 2008. The indenture will, among other things, limit our ability and the ability of our subsidiaries to:

                          .  borrow money;
                          .  incur liens;
                          . pay dividends on stock, redeem stock or redeem subordinated debt;
                          .  make investments;
                          . sell assets or sell capital stock of restricted subsidiaries;
                          . enter into agreements that restrict dividends from subsidiaries;
                          .  enter into sale and leaseback transactions;
                          .  guarantee indebtedness;
                          .  merge or consolidate; and
                          .  enter into affiliate transactions.

                          If the notes are assigned an investment grade rating from Standard and Poor's Ratings Services (at least BBB-) and Moody's Investors Service, Inc. (at least
                          Baa3), so long as no default or event of default has occurred and is continuing, our obligation to comply with these covenants will ''fall-away,'' even if the notes are subsequently downgraded. The ''fall-away,'' however, will not affect our obligation to comply with the covenant relating to liens, sale and leaseback transactions, and mergers and consolidations.

Liquidity...............  The exchange notes are new securities and there is currently no established market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.


                              52 Weeks    13 Weeks                  Fiscal Year Ended
                                Ended       Ended     -------------------------------------------------
                               July 29,    July 29,   April 29,  April 30,  May 2,   May 3,  April  27,
                                 2001       2001        2001       2000     1999     1998      1997
                                 ----       ----        ----       ----     ----     ----      ----
Ratio of earnings to
 fixed charges...........        4.0x       4.9x        3.7x       2.4x     3.8x     3.2x      2.8x

  In evaluating an investment in the exchange notes, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under ''Risk Factors'' for risks involved with an investment in the exchange notes.

              SUMMARY CONSOLIDATED CONDENSED FINANCIAL INFORMATION

  The following table sets forth our summary consolidated condensed historical financial data which should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements, the unaudited consolidated financial statements and the related notes included elsewhere in, and incorporated by reference into, this prospectus. The summary consolidated condensed financial data for the 52 week period ended July 29, 2001 and the 13 week periods ended July 29, 2001 and July 30, 2000 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results for the 52 weeks and 13 weeks ended July 29, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. The summary consolidated condensed financial data for the fiscal years ended April 29, 2001, April 30, 2000 and May 2, 1999 and have been derived from our financial statements which have been audited by Arthur Andersen LLP.

                                      52 Weeks
                                        Ended          13 Weeks Ended                 Fiscal Year Ended
                                        -----          --------------                 -----------------
                                      July 29,     July 29,     July 30     April 29,    April 30,      May 2,
                                        2001         2001         2000         2001         2000         1999
                                        ----         ----         ----         ----         ----         ----
                                                                   (in thousands)
Income Statement Data:
Sales..............................  $6,115,013   $1,636,412   $1,421,326   $5,899,927   $5,150,469   $3,774,989
Gross profit.......................     974,921      255,418      229,400      948,903      694,066      539,575
Selling, general and
 Administrative expenses...........     463,339      116,219      103,845      450,965      390,634      295,610
Depreciation expense...............     125,888       31,707       30,655      124,836      109,893       63,524
Interest expense...................      85,222       19,636       23,388       88,974       71,944       40,521
Minority interests.................       7,653        1,578         (246)       5,829        1,608       (3,518)
Nonrecurring gain (1)..............     (86,027)      (7,008)          --      (79,019)          --           --
Income before income taxes.........     378,846       93,286       71,758      357,318      119,987      143,438
Net income.........................     235,848       56,904       44,569      223,513       75,112       94,884


Other Data:
EBITDA (2).........................  $  524,957   $  144,265   $  129,043   $  509,735   $  310,895   $  252,525
EBITDA margin (3)..................         8.6%         8.8%         9.1%         8.6%         6.0%         6.7%
Capital expenditures...............  $  139,748   $   26,134   $   30,506   $  144,120   $  100,383   $   95,447
Ratio of EBITDA to interest
 Expense...........................         6.2x         7.3x         5.5x         5.7x         4.3x         6.2x
Ratio of net debt to
 EBITDA (4)........................        2.4x         8.6x        10.0x         2.4x         4.0x         2.6x
Ratio of earnings to fixed
 charges (5).......................        4.0x         4.9x         3.5x         3.7x         2.4x         3.8x
Amortization expense...............  $   13,616   $    1,644   $    3,242   $   15,214   $    9,071   $    5,042

Balance Sheet Data (end of
 period):
Cash...............................  $   61,192   $   61,192   $   46,157   $   56,532   $   49,882   $   30,590
Working capital (6)................     288,687      288,687      580,656      635,413      609,857      215,865
Total debt (including capital
 lease obligations)................   1,301,511    1,301,511    1,334,654    1,261,317    1,301,199      683,969
Shareholders' equity...............   1,094,168    1,094,168      932,797    1,053,132      902,909      542,246

Operating Data:
Fresh meat sales (pounds)..........   2,869,719      693,010      635,091    2,811,800    2,786,400    2,687,412
Processed meat sales
 (pounds)..........................   2,231,352      549,205      515,553    2,197,700    2,192,100    1,606,021
Total hogs processed...............      20,450        4,598        4,724       20,576       20,367       19,093

         NOTES TO SUMMARY CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     (1) Reflects nonrecurring gains of $86.0 million for the 52 weeks ended July 29, 2001, $7.0 million for the 13 weeks ended July 29, 2001 and $79.0 million for the fiscal year ended April 29, 2001 on the sale of shares of IBP, inc. common stock.

     (2) "EBITDA" represents income from continuing operations before interest expense, income taxes, depreciation and amortization, the nonrecurring gains described in note (1), $7.5 million of expenses incurred related to the attempted merger with IBP for the 52 weeks ended July 29, 2001 and the fiscal year ended April 29, 2001, a $5.1 million gain on the sale of a plant for the 52 weeks ended July 29, 2001 and the fiscal year ended April 29, 2001 and a $5.0 million loss resulting from a fire at a Circle Four farm in Utah for the 52 weeks and 13 weeks ended July 29, 2001. We have included EBITDA in Other Data because it is used by some investors as a measure of an issuer's ability to service debt. EBITDA should not be considered as an alternative to operating earnings, net income or net cash provided by operating activities (or any other measure of performance determined in accordance with generally accepted accounting principles) or as a measure of our ability to meet our cash needs. Schneider and its subsidiaries and Animex S.A. are parties to debt agreements that limit the amount of dividends and assets they may transfer to us. EBITDA includes $40.8 million and $29.0 million, respectively, of combined EBITDA of Schneider and Animex for the fiscal years ended April 29, 2001 and April 30, 2000 and $44.1 million, $8.5 million and $5.2 million, respectively, for the 52 weeks ended July 29, 2001 and the 13 weeks ended July 29, 2001 and July 30, 2000.

     (3)  Represents EBITDA as a percentage of sales.

     (4) Net debt represents total debt plus capital lease obligations less cash.

     (5) For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before taxes, the nonrecurring gain described in note (1), the expenses related to our attempted merger with IBP and the gain on the sale of a plant, described in note (2) plus fixed charges (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

     (6) During the first quarter of fiscal 2002, our U.S. Revolver became classified as a current portion of long term debt, and our working capital reflected a decrease of $438.0 million, which was the amount outstanding under our U.S. Revolver as of July 29, 2001. We have begun the process to refinance this facility and expect to complete the refinancing during the third quarter of fiscal 2002.

                                 RISK FACTORS


  In evaluating an investment in the exchange notes, prospective investors should carefully consider the following risk factors, as well as the other information set forth in this prospectus:


The cyclical nature of the North American pork processing markets may adversely affect our business, the results of our operations or our financial conditions.

  Our results of operations and financial condition are largely dependent upon the cost and supply of hogs and the selling prices for many of our products, both of which are determined by constantly changing market forces of supply and demand over which we have little or no control. The North American pork processing markets are highly competitive, with major and regional companies competing in each market. The market prices for pork products are highly cyclical, being characterized by periods of supply and demand imbalance and sensitivity to changes in industry capacity.

  Furthermore, some structural factors accentuate this cyclicality, including the following:

 . substantial capital investment and high fixed costs required to manufacture pork products efficiently;

 .  the significant exit costs associated with capacity reductions; and

 . competition from producers of other meats and protein sources, especially beef, chicken and fish.

In addition, the supply and market price of live hogs to be processed is dependent upon a variety of factors over which we have little or no control. These factors include, among other factors, the following:

 . fluctuations in the size of herds maintained by North American hog suppliers;

 .  environmental and conservation regulations; economic conditions;

 .  the relative cost of feed for hogs;

 .  weather; and

 .  livestock diseases.

 In addition, severe price swings in raw materials, and the resultant impact on the prices we charge for our products, have at times had, and may in the future have, material adverse effects on our results of operations. We cannot assure that all or part of any increased costs experienced by us can be passed along to consumers of our products directly or in a timely manner.

We are subject to the general risks affecting the food industry and specific risks relating to animal health.

  The food products manufacturing industry is subject to the risks posed by the following:

  .  adverse changes in general economic conditions;

  .  food spoilage or food contamination;

  .  evolving consumer preferences and nutritional and health-related concerns;

  .  federal, state and local food processing controls;

  .  consumer product liability claims;

  .  product tampering; and

  .  possible unavailability and expense of liability insurance.

  In addition, we are subject to risks relating to our ability to maintain animal health and control diseases. If our livestock is affected by disease, we may be required to destroy infected livestock, which could adversely affect our production or our ability to sell or export our products. Adverse publicity concerning any disease or health concern could also cause customers to lose confidence in the safety and quality of our food products. Although there have been no reported cases of either foot and mouth disease or mad cow disease in the United States, these health concerns have had an adverse effect on the livestock industry in Europe and South America and we cannot assure that livestock diseases will not affect our business.


Our numerous acquisitions in recent years, and any future acquisitions, may adversely affect our business, the results of our operations or our financial conditions.

  We have made numerous acquisitions in recent years, and as part of our business strategy, we regularly review and seek new acquisitions. These acquisitions could include very large transactions. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  .  diversion of management attention from existing businesses;

  .  difficulty with integration of personnel and financial and other systems;

  . increased expenses, including compensation expenses resulting from newly hired employees;

  .  assumption of unknown liabilities;

  . potential disputes with the sellers of acquired businesses, technologies, services or products; and

  . adverse effects on reported operating results due to the amortization of goodwill associated with acquisitions.

  We could also experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems of which we are not aware. In addition, as a result of future acquisitions we may further increase our leverage.

Our net sales and profitability could be adversely affected by the deterioration in the financial condition of one or more of our major customers.

  Some customers are material to our business and operations. Our ten largest customers represented approximately 21% of net sales for the fiscal year 2001. We do not have long-term purchase agreements (other than to third-party hog customers) or other contractual assurance as to future sales to these major customers. In addition, continued consolidation within the retail industry has resulted in an increasingly concentrated retail base. To the extent this consolidation continues to occur, our net sales and profitability may be increasingly sensitive to a deterioration in the financial condition of or other adverse developments in our relationship with one or more customers. In addition, as a result of consolidation in the retail food industry, and the entry of mass merchants such as Wal-Mart into that market, our customers are able to exert increasing pressure on us with respect to pricing, product quality and new product introductions.


We are subject to governmental regulations and noncompliance with these regulations by us could adversely affect our business, the results of our operations or our financial conditions.

  Our operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Our manufacturing facilities and products are subject to constant inspection by federal, state and local authorities. We believe that we are currently in compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, we cannot assure that we are in compliance with these laws and regulations or that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions. These penalties could be severe enough to have a significant negative impact on us.


Compliance with environmental regulations may result in significant costs and failure to comply with environmental regulations may result in civil as well as criminal penalties, liability for damages and negative publicity.

  Our past and present business operations and our past and present ownership and operation of real property are subject to extensive and increasingly stringent federal, state and local laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply can have serious consequences for us. These consequences include criminal as well as civil penalties, liability for damages, and negative publicity. Many requirements applicable to us may be enforced by citizen groups as well as governmental authorities. Compliance with these laws and regulations and future changes to them is material to our business. We have incurred and will continue to incur significant capital and operating expenditures to comply with these laws and regulations. We cannot assure that additional environmental issues will not require currently unanticipated investigation, assessment or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs. In addition, some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities have generated and disposed of wastes that are or may be considered hazardous. Discovery of previously unknown contamination of property underlying or in the vicinity of our present or former properties or manufacturing facilities and/or waste disposal sites could require us to incur material unforeseen expenses. Occurrences of any of these events may have a material adverse affect on our financial condition. A description of some environmental litigation and proceedings involving us appears beginning on page 54.


We are subject to many risks relating to our international operations that could have a material adverse affect on our business, the results of our operations or our financial conditions.

  International sales accounted for approximately 21% of our sales for the fiscal year 2001. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions. We are also subject to risks relating to enforcement of remedies in foreign jurisdictions, compliance with applicable foreign laws, and other economic and political uncertainties. Furthermore, we conduct foreign operations in Canada, France and Poland. These foreign operations are subject to the risks described above as well as risks related to fluctuations in currency values, translation of foreign currencies into U.S. dollars, foreign currency exchange controls, compliance with foreign laws and other economic or political uncertainties. In addition, we are engaged in joint ventures in Mexico and Brazil. Our investment in these joint ventures are also subject to these risks. As of July 29, 2001, approximately 22% of our long-lived assets were associated with our foreign operations.


We are highly leveraged. Our substantial indebtedness will severely limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

  We currently have a significant amount of outstanding indebtedness and, subsequent to the October 2001 offering of the senior notes, we will remain significantly leveraged. As of July 29, 2001, on a pro forma basis after giving effect to this offering and the application of the net proceeds from that offering, our indebtedness would have been $1,306.5 million, our availability under the U.S. Revolver would have been $507.0 million and our net availability (excluding $17.6 million of outstanding letters of credit) under the U.S. Revolver would have been $489.4 million. In addition, our international credit facilities for our Canadian and Polish subsidiaries provided us approximately an additional $117.3 million of availability, exclusive of outstanding letters of credit, as of July 29, 2001.

 The degree to which we are leveraged could have important consequences to us, including:

  . increased vulnerability to adverse general economic, industry and competitive conditions,

  . impaired ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and

  . dedication of a significant portion of our cash flow from operations to the payment of principal and interest on indebtedness, reducing the funds available for operations and future business opportunities.

The indenture relating to the notes permits us to incur additional debt, including debt ranking equally to the notes, subject to some limitations. In addition, the terms of our debt agreements include some covenants that could limit our operating and financial flexibility. Our ability to make scheduled payments of principal or interest on, or refinance, our indebtedness depends on our future business performance, which is subject to economic, financial, competitive and other factors that are beyond our control.


Our ability to meet our obligations under our indebtedness depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

  Because we are a holding company that conducts our operations through subsidiaries, our ability to meet our obligations under our indebtedness depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Our ability to meet our obligations under our indebtedness includes our ability to meet our obligations relating to the exchange notes. In addition, any of our rights to participate in the assets of any of our subsidiaries upon a liquidation or reorganization of any of our subsidiaries will be subject to the prior claims of that subsidiary's creditors (except to the extent we may ourselves be a creditor of that subsidiary). This includes that subsidiary's trade creditors and our creditors who have obtained guarantees from the subsidiary. As a result, the notes will be structurally subordinated to the obligations and liabilities of all of our subsidiaries. As of July 29, 2001, on a pro forma basis after giving effect to the October 2001 offering of the senior notes and the application of the net proceeds from that offering, the aggregate accrued liabilities and obligations of our subsidiaries would have been $1,789.8 million.


If the notes receive an "investment grade" rating then we will no longer be subject to most of the covenants in the indenture.

  If at any time the notes receive an "investment grade" rating from Standard & Poor's Ratings Service and Moody's Investors Service, Inc., then, subject to certain additional conditions, we will no longer be subject to most of the covenants set forth in the indenture governing the notes. If most of the covenants have ceased to apply to us as a result of achieving those ratings, those covenants will not be restored, even if the notes are later rated below investment grade by either or both of the rating agencies.


The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

  Our various debt agreements contain financial covenants that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets and payment of dividends to shareholders.

  Our ability to comply with the covenants and restrictions contained in our debt agreements may in the future be affected by events beyond our control, including then prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default that would permit our senior lenders to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable under our debt agreements. In addition, in the event of a breach, the commitments of the relevant senior lenders to make further extensions of credit under the international credit facilities and the U.S. Revolver could be terminated. If there is an acceleration of our senior debt obligations, then the holders of our senior subordinated notes may also declare those debt obligations to be due and payable. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing that indebtedness.


In the event of a bankruptcy or similar proceeding, our assets will be available to satisfy the obligations under any secured debt before any payments are made on the notes.

  Because the notes will be unsecured, they will effectively besubordinated to secured debt to the extent of the value of the assets securing the secured debt. In the event of a bankruptcy or similar proceeding in which we are involved, our assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the notes. As of July 29, 2001, on a pro forma basis after giving effect to the October 2001 offering of the senior notes and the application of the net proceeds from that offering, we would have had outstanding approximately $819.9 million of secured debt.


There are limitations relating to changes of control and such limitations may discourage or make more difficult a sale or takeover of us.

  Upon a change of control, we will be required to offer to purchase all of the outstanding notes, as well as the outstanding senior subordinated notes and the senior secured notes. Such offers to purchase must be at a price equal to 101% (100% in the case of the senior secured notes) of the principal amount outstanding on the date of repurchase plus accrued and unpaid interest to the date of repurchase. The change of control purchase feature may in some circumstances discourage or make more difficult a sale or takeover of us. In particular, a change of control may also cause an acceleration of, or require an offer to repurchase under, the international credit facilities, the U.S. Revolver, the senior secured notes, the senior subordinated notes and some of our other indebtedness, as well as the debt of our subsidiaries. The inability to repay that indebtedness, if accelerated, and to purchase all tendered notes, senior subordinated notes and senior secured notes would constitute an event of default under our indenture. We cannot assure that we will have funds available to repurchase the notes, the senior subordinated notes and the senior secured notes upon the occurrence of a change of control, or to repay the international credit facilities or U.S. Revolver. In addition, future debt we incur may limit our ability to repurchase the exchange notes upon a change of control or require us to offer to redeem that debt upon a change of control. Moreover, the exercise by the holders of the notes of their repurchase right could cause a default under that debt, even if the change of control does not cause a default due to the financial effect on us of that purchase.


Holders who fail to exchange their senior notes will continue to be subject to restrictions on transfer.

  If you do not exchange your senior notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your senior notes described in the legend on the certificates of those notes. The restrictions on transfer of your senior notes arise because we issued the senior notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the senior notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the senior notes under the Securities Act.


An active public market for the exchange notes may not develop.

     The exchange notes will generally be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The exchange offer will not be conditioned upon any minimum or maximum aggregate principal amount of senior notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the exchange notes, or, in the case of non-exchanging holders of senior notes, the trading market for the senior notes following the exchange offer.

     The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. Any senior notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. We used the net proceeds from the issuance of the senior notes, after deducting underwriting discounts, fees and expenses, to repay indebtedness under our U.S. Revolver. At July 29, 2001, this revolving credit facility bore interest at 4.57%. The repayment of amounts under this revolving credit facility did not reduce the lenders' commitments under it. We expect to use the availability under this facility, together with internal funds, for additional capital expenditures and general corporate purposes, including expansion of our processed meats business and strategic acquisitions.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the three month period ended July 29, 2001.

                                                                  Fiscal Years Ended
                                                                  ------------------
                           52 Weeks     13 Weeks
                            Ended        Ended
                           July 29,     July 29,     April 29,    April 30,     May 2,     May 3,    April 27,
                             2001         2001         2001         2000         1999       1998       1997
                             ----         ----         ----         ----         ----       ----       ----
Ratio of earnings to
 fixed charges               4.0x         4.9x         3.7x         2.4x         3.8x        3.2x      2.8x

  For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before taxes and reflects a nonrecurring charge of $12.6 million for the fiscal year ended May 3, 1998 related to civil penalties in an environmental case and nonrecurring gains of $79.0 million for the fiscal year ended April 29, 2001, $7.0 million for the 13 weeks ended July 29, 2001, and $86.0 million for the 52 weeks ended July 29, 2001 on the sale of shares of IBP, inc common stock and a $5.1 million gain on the sale of a plant for the fiscal year ended April 29, 2001 and the 52 weeks ended July 29, 2001, net of expenses of $7.5 million incurred related to the attempted merger with IBP, inc for the fiscal year ended April 29, 2001 and the 52 weeks ended July 29, 2001, and a $5.0 million loss resulting from a fire at a Circle Four farm in Utah for the 13 weeks and 52 weeks ended July 29, 2001 plus fixed charges (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

                                CAPITALIZATION

  The following table sets forth (i) our actual capitalization as of July 29, 2001, and (ii) our capitalization as adjusted to give effect to the offering of the senior notes and the application of the proceeds of such offering as described under "Use of Proceeds." This table should be read in conjunction with "Summary Consolidated Condensed Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and unaudited consolidated financial statements and the related notes included elsewhere in, and incorporated by reference into, this prospectus.

                                                                            As of July 29, 2001
                                                                    -----------------------------------
                                                                                             As
                                                                         Actual           Adjusted
                                                                    ----------------  -----------------
                                                                               (In millions)
Cash and cash equivalents.........................................          $   61.2           $   61.2
                                                                            ========           ========
U.S. Revolver (a).................................................          $  438.0           $  143.0
International Facilities (b)......................................              28.1               28.1
Notes payable.....................................................               6.9                6.9
Current portion of long-term debt and capital lease obligations...              60.3               60.3
Long-term debt and capital lease obligations:
  Smithfield Senior Secured Notes.................................             422.2              422.2
  Other subsidiary debt obligations...............................             141.2              141.2
  8% Senior Notes, Series A, due 2009.............................                --              300.0
  7 5/8% Senior Subordinated Notes due 2008.......................             185.1              185.1
  Capital lease obligations.......................................              19.7               19.7
                                                                            --------           --------
Total debt (including capital lease obligations)..................           1,301.5            1,306.5
                                                                            --------           --------
Total shareholders' equity........................................           1,094.2            1,094.2
                                                                            --------           --------
Total capitalization..............................................          $2,395.7           $2,400.7
                                                                            ========           ========

_____________
(a) The U.S. Revolver is a $650.0 million revolving credit facility maturing on July 15, 2002. The commitments under the U.S. Revolver are subject to a borrowing base limitation. As of July 29, 2001, after giving effect to this offering and the application of the net proceeds of this offering, we would have had outstanding borrowings of $143.0 million and availability of $489.4 million under the U.S. Revolver (excluding $17.6 million of outstanding letters of credit). The amount outstanding under the U.S. Revolver fluctuates throughout the year depending on our working capital needs.

(b) Our consolidated Canadian operations maintain credit facilities of C$115.0 million maturing on various dates from March 2002 to January 2003, and our consolidated Polish operations maintain a US$100.0 million-equivalent credit facility maturing in June 2006. As of July 29, 2001, we had outstanding borrowings of approximately US$17.3 million under the Canadian credit facilities and approximately US$10.8 million under Polish notes which were refinanced under the Polish credit facility in the second quarter of fiscal 2002.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth our selected historical consolidated financial data and other data which should be read in conjunction with and is qualified in its entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and unaudited consolidated financial statements and the related notes included elsewhere in, and incorporated by reference into, this prospectus. The selected historical consolidated financial data for the 52 week period ended July 29, 2001 and the 13 week periods ended July 29, 2001 and July 30, 2000 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results for the 52 weeks and 13 weeks ended July 29, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. The selected consolidated financial data for the fiscal years ended April 29, 2001, April 30, 2000, May 2, 1999, May 3, 1998 and April 27, 1997 have been derived from our financial statements which have been audited by Arthur Andersen LLP.

                             52 Weeks          13 Weeks
                              Ended              Ended                                   Fiscal Year Ended
                              -----              -----                                   -----------------
                            July 29,     July 29,     July 30,    April 29,    April 30,      May 2,       May 3,     April 27,
                              2001         2001         2000         2001         2000         1999         1998         1997
                              ----         ----         ----         ----         ----         ----         ----         ----
Income Statement Data:
Sales....................  $6,115,013   $1,636,412   $1,421,326   $5,899,927   $5,150,469   $3,774,989   $3,867,442   $3,870,611
Cost of sales............   5,140,092    1,380,994    1,191,926    4,951,024    4,456,403    3,235,414    3,479,629    3,546,816
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross profit.............     974,921      255,418      229,400      948,903      694,066      539,575      387,813      323,795
Selling, general and
 administrative
 expenses................     463,339      116,219      103,845      450,965      390,634      295,610      219,861      191,225
Depreciation expense.....     125,888       31,707       30,655      124,836      109,893       63,524       42,300       35,825
Interest expense.........      85,222       19,636       23,388       88,974       71,944       40,521       31,891       26,211
Minority interests.......       7,653        1,578         (246)       5,829        1,608       (3,518)         199        2,857
Nonrecurring charge
 (gain) (1)..............     (86,027)      (7,008)          --      (79,019)          --           --       12,600           --
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income
 taxes...................     378,846       93,286       71,758      357,318      119,987      143,438       80,962       67,677
Income taxes.............     142,998       36,382       27,189      133,805       44,875       48,554       27,562       22,740
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...............  $  235,848   $   56,904   $   44,569   $  223,513   $   75,112   $   94,884   $   53,400   $   44,937
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

Other Data:
EBITDA (2)...............  $  524,957   $  144,265   $  129,043   $  509,735   $  310,895   $  252,525   $  158,725   $  132,945
EBITDA margin (3)........         8.6%         8.8%         9.1%         8.6%         6.0%         6.7%         4.1%         3.4%
Capital expenditures.....  $  139,748   $   26,134   $   30,506   $  144,120   $  100,383   $   95,447   $   92,913   $   69,147
Ratio of EBITDA to
 interest expense........         6.2x         7.3x         5.5x         5.7x         4.3x         6.2x         5.0x         5.1x
Ratio of net debt to
 EBITDA (4)..............         2.4x         8.6x        10.0x         2.4x         4.0x         2.6x         2.2x         2.6x
Ratio of earnings to
 fixed charges (5).......         4.0x         4.9x         3.5x         3.7x         2.4x         3.8x         3.2x         2.8x
Amortization expense.....  $   13,616   $    1,644   $    3,242   $   15,214   $    9,071   $    5,042   $    3,572   $    3,232

Balance Sheet Data:
Working capital (6)......  $  288,687   $  288,687   $  580,656   $  635,413   $  609,857   $  215,865   $  259,188   $  164,312
Total assets.............   3,358,417    3,358,417    3,182,792    3,250,888    3,129,613    1,771,614    1,083,645      995,254
Total debt (including
 capital lease
 obligations)............   1,301,511    1,301,511    1,334,654    1,261,317    1,301,199      683,969      415,783      373,786
Shareholders' equity.....   1,094,168    1,094,168      932,797    1,053,132      902,909      542,246      361,010      307,486

Operating Data:
Fresh meat sales
 (pounds)................   2,869,719      693,010      635,091    2,811,800    2,786,400    2,687,412    2,539,221    2,320,477
Processed meat sales
 (pounds)................   2,231,352      549,205      515,553    2,197,700    2,192,100    1,606,021    1,370,232    1,218,835
Total hogs processed.....      20,450        4,598        4,724       20,576       20,367       19,093       17,952       16,869

           NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(1) Reflects nonrecurring gains of $86.0 million for the 52 weeks ended July 29, 2001, $7.0 million for the 13 weeks ended July 29, 2001 and $79.0 million for the fiscal year ended April 29, 2001 on the sale of shares of IBP, inc. common stock and a nonrecurring charge of $12.6 million for the fiscal year ended May 3, 1998 related to civil penalties in an environmental case.

(2) "EBITDA" represents income from continuing operations before interest expense, income taxes, depreciation and amortization, the nonrecurring charge and gains described in note (1), $7.5 million of expenses incurred related to the attempted merger with IBP for the 52 weeks ended July 29, 2001and the fiscal year ended April 29, 2001, a $5.1 million gain on the sale of a plant for the 52 weeks ended July 29, 2001and the fiscal year ended April 29, 2001 and a $5.0 million loss resulting from a fire at a Circle Four farm in Utah for the 52 weeks and 13 weeks and ended July 29, 2001. We have included EBITDA in Other Data because it is used by some investors as a measure of an issuer's ability to service debt. EBITDA should not be considered as an alternative to operating earnings, net income or net cash provided by operating activities (or any other measure of performance determined in accordance with generally accepted accounting principles) or as a measure of our ability to meet our cash needs. Schneider and its subsidiaries and Animex are parties to debt agreements that limit the amount of dividends and assets they may transfer to us. EBITDA includes $40.8 million and $29.0 million, respectively, of combined EBITDA of Schneider and Animex for the fiscal years ended April 29, 2001 and April 30, 2000 and $44.1 million, $8.5 million and $5.2 million, respectively, for the 52 weeks ended July 29, 2001 and the 13 weeks ended July 29, 2001 and July 30, 2000.

(3)  Represents EBITDA as a percentage of sales.

(4)  Net debt represents total debt plus capital lease obligations less cash.

(5) For the purpose of computing the ratios of earnings to fixed charges, earnings represent income before taxes, the nonrecurring charge and gain described in note (1), the expenses related to our attempted merger with IBP, the gain on the sale of a plant and the fire loss, described in note
     (2) plus fixed charges (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

(6) During the first quarter of fiscal 2002, our U.S. Revolver became classified as a current portion of long term debt, and our working capital reflected a decrease of $438.0 million, which was the amount outstanding under our U.S. Revolver as of July 29, 2001. We have begun the process to refinance this facility and expect to complete the refinancing during the third quarter of fiscal 2002.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Consolidated Financial Data" and the Consolidated Financial Statements (including the related notes) included elsewhere in, and incorporated by reference into, this prospectus.


General

  During the fiscal year 2001 and the first quarter of fiscal year 2002, we were comprised of a Meat Processing Group and a Hog Production Group. At July 29, 2001, the Meat Processing Group consisted primarily of seven wholly owned domestic meat processing subsidiaries and four international meat processing entities. The Hog Production Group consisted primarily of three hog production operations located in the United States and joint ventures outside the United States.


Acquisitions

  Several acquisitions affect the comparability of results of operations for the 13 weeks ended July 29, 2001, the 13 weeks ended July 30, 2000 and for fiscal years 2001, 2000 and 1999. The base business refers to our operating companies not affected by acquisitions during the periods of comparison.

  In June 2001, we completed the acquisition of Moyer for approximately $90 million and the assumption of debt. Moyer is a beef processor with annual sales of approximately $600 million.

  In July 2001, we completed the acquisition of substantially all of the assets and business of Gorges/Quik-to-Fix Foods for approximately $31 million. Quik-to-Fix is a producer, marketer and distributor of value-added beef, pork and poultry products for the retail and food service industry with annual sales of approximately $140 million.

  In the third quarter of fiscal 2001, Schneider increased its investment in Saskatchewan-based Mitchell's Gourmet Foods to 54%, requiring us to consolidate their accounts and to discontinue using the equity method of accounting for this investment. The impact of including Mitchell's Gourmet Foods in the consolidated condensed balance sheet as of April 29, 2001 was to increase total assets $87.3 million and long-term debt $10.4 million. For the fiscal year ended October 2000, Mitchell's Gourmet Foods had annual sales of approximately $190 million.

  In January of fiscal 2000, we completed the acquisition of Murphy Farms and its affiliated companies for 22.1 million shares of our common stock (subject to post-closing adjustments) and the assumption of approximately $203 million in debt, plus other liabilities. Murphy Farms is a hog producer with approximately 345,000 sows that produce approximately 6.1 million market hogs annually.

  In May of fiscal 2000, we completed the acquisition of Carroll's Foods and its affiliated companies and partnership interests for 8.7 million shares of our common stock and the assumption of approximately $231 million in debt, plus other liabilities. Carroll's Foods' U.S. hog production operations include approximately 180,000 sows which produce approximately 3.5 million market hogs annually. The acquisition also included Carroll's Foods' 50% interest in Tar Heel Turkey Hatchery, 100% of Carroll's Foods' turkey grow-out operations, Carroll's Foods' 49% interest in Carolina Turkeys and hog production interests in Brazil and Mexico.

  In August of fiscal 2000, we acquired the capital stock of Societe Financiere de Gestion et de Participation S.A., a private-label processed meats manufacturer in France. Prior to the acquisition, Societe Financiere had annual sales of approximately $100 million.

  In November of fiscal 1999, we acquired 63% of the total equity of Schneider, in exchange for approximately 5.1 million Exchangeable Shares of Smithfield Canada Limited, our wholly owned subsidiary. On August 8, 2001, we offered to buy the remainder of Schneider that we do not already own, which would result in Schneider becoming our indirect wholly owned subsidiary. Schneider produces and markets fresh pork and a full line of processed meats and is the second largest meat processing company in Canada. Prior to the acquisition, Schneider had annual sales of approximately $550 million.

  In April of fiscal 1999, we acquired a 67% interest in Animex, a major meat and poultry processing company in Poland. During fiscal 2000, we increased our ownership in Animex to 85% of total equity. Prior to the acquisition, Animex had annual sales of approximately $400 million.

  In September of fiscal 1999, we acquired all of the capital stock of Societe Bretonne de Salaisons, one of the largest private-label manufacturers of ham, pork shoulder and bacon products in France. Prior to the acquisition, Societe Bretonne had annual sales of approximately $100 million.

  In June of fiscal 1999, we increased our ownership in the Circle Four hog production operation from 37% to 84%, requiring us to consolidate the accounts of Circle Four and to discontinue using the equity method of accounting. Prior to June of fiscal 1999, Circle Four was accounted for using the equity method of accounting. As a result of the acquisition of Carroll's Foods in May of fiscal 2000, Circle Four became our wholly owned subsidiary.

  In October of fiscal 1999, we acquired all of the assets and business of North Side Foods Corp., a major domestic supplier of precooked sausage to McDonald's Corporation. Prior to the acquisition, North Side had annual sales of approximately $60 million.

  Each of these acquisitions was accounted for using the purchase method of accounting and, accordingly, the accompanying financial statements include the results of operations from the dates of acquisition.

Results of Operations

Consolidated

 13 Weeks Ended July 29, 2001 Compared to 13 Weeks Ended July 30, 2000

  Sales in the 13 weeks ended July 29, 2001 increased by $215.1 million, or 15.1%, from the comparable prior year period. The increases in sales reflected a 9.2% increase in unit selling prices in the Meat Processing Group and the incremental sales of acquired businesses.

  Gross profit in the 13 weeks ended July 29, 2001 increased $26.0 million, or 11.3%, from the comparable prior year period. The current year gross profit increases are primarily the result of higher live hog prices and increased hog production in the Hog Production Group and better margins in the Meat Processing Group. Higher profit margins in the Meat Processing Group are the result of a more favorable product mix and an increased focus on margin improvement.

  Selling, general and administrative expenses in the 13 weeks ended July 29, 2001 increased $12.4 million, or 11.9%, primarily on a $5.0 million loss incurred as a result of a fire at a Circle Four farm in Utah, an increase in marketing and promotional costs for branded fresh and processed meats and the inclusion of expenses of acquired businesses. These increases were partially offset by a $2.3 million reduction in amortization expense of acquired goodwill and other intangible assets in connection with the adoption of Statement of Financial Accounting Standards No. 142.

  Depreciation expense in the 13 weeks ended July 29, 2001 increased $1.1 million, or 3.4%, from the comparable prior year period. The increases are primarily due to the inclusion of depreciation expense of acquired businesses.

  Interest expense decreased $3.8 million, or 16.0%, from the comparable prior year period. The decrease in interest expense is primarily due to the decrease in average interest rates.

  In the first quarter of 2002, we sold 2.9 million shares of IBP common stock resulting in a nonrecurring, pretax gain of $7.0 million.

  The effective income tax rate for the 13 weeks ended July 29, 2001 increased to 39.0% as compared with 37.9% last year on higher effective rates of foreign operations. We had a valuation allowance of $20.5 million related to income tax assets as of July 29, 2001 primarily related to losses in foreign jurisdictions for which no tax benefit was recognized.

  Reflecting the foregoing factors, net income increased to $56.9 million, or $.53 per diluted share, in the 13 weeks ended July 29, 2001 up from net income of $44.6 million, or $.40 per diluted share in the 13 weeks ended July 30, 2000. Excluding the after-tax gain on the sale of IBP common stock, and the after-tax loss incurred as a result of a fire at a Circle Four farm in Utah, net income increased to $55.7 million, or $.52 per diluted share for the 13 weeks ended July 29, 2001.

Fiscal 2001 Compared to Fiscal 2000

  Sales in fiscal 2001 increased by $749.5 million, or 14.6%. The increase in sales reflected a 12.0% increase in unit selling prices in the Meat Processing Group and the incremental sales of businesses acquired in fiscal 2001 and 2000. See the following sections for comments on sales changes by business segment.

  Gross profit in fiscal 2001 increased $254.8 million, or 36.7%, primarily the result of the inclusion of Murphy Farms, sharply improved margins in the Hog Production Group due to higher live hog prices and higher margins in the Meat Processing Group. Higher Meat Processing Group margins are the result of more favorable product mix and increased focus on margin improvement.

  Selling, general and administrative expenses increased $60.3 million, or 15.4%, primarily on the inclusion of selling, general and administrative expenses of acquired businesses, increased promotion of processed meats, expenses related to the attempted merger with IBP, inc. and expenses on the subsequent sale of the common stock of IBP. Also in fiscal 2001, we recognized a $5.1 million gain on the sale of a plant in Canada that is reported in selling, general and administrative expenses.

  Depreciation expense increased $14.9 million, or 13.6%, in fiscal 2001 compared to fiscal 2000, primarily related to the inclusion of the depreciation expense of acquired businesses and increased depreciation expense in the existing business reflecting capital expenditures to increase processed meats, case-ready and other value-added fresh pork capacities.

  Interest expense increased $17.0 million, or 23.7%, in fiscal 2001 compared to fiscal 2000. The increase is primarily due to the inclusion of interest expense on assumed debt of acquired businesses, additional borrowings associated with our investment in the common stock of IBP and the share repurchase program, partially offset by lower average borrowing costs.

  In fiscal 2001, we sold 8.2 million shares of IBP common stock resulting in a nonrecurring, pretax gain of $79.0 million.

  The effective income tax rate was 37.4% for fiscal 2001 and 2000. We had a valuation allowance of $20.2 million and $5.3 million related to income tax assets as of April 29, 2001 and April 30, 2000, respectively, primarily related to losses in foreign jurisdictions for which no tax benefit was recognized.

  Reflecting the factors previously discussed, net income increased to $223.5 million, or $2.03 per diluted share, in fiscal 2001 up from $75.1 million, or $.76 per diluted share, in fiscal 2000. Excluding the gain on the sale of IBP common stock and the plant in Canada, net of related expenses and income taxes, net income increased to $174.9 million, or $1.59 per diluted share. Earnings per diluted share was also affected by the issuance of shares in connection with the acquisition of Murphy Farms in fiscal 2000 and the retirement of shares under our share repurchase program in fiscal 2001 and 2000.

Fiscal 2000 Compared to Fiscal 1999

  Sales in fiscal 2000 increased $1.4 billion, or 36.4%, from fiscal 1999. The increase in sales was primarily attributable to the incremental sales of businesses acquired in fiscal 2000 and 1999 and an increase in both average unit selling prices and processed meats volume in the base business. See the following sections for comments on sales changes by business segment.

  Gross profit in fiscal 2000 increased $154.5 million, or 28.6%, primarily the result of the inclusion of acquired businesses in the Hog Production Group where margins improved sharply due to higher live hog prices which were partially offset by expenses related to the implementation of food safety programs at our facilities in the Meat Processing Group and lost production due to the aftereffects of Hurricane Floyd. Fiscal 2000 margins were also favorably impacted by commodity hedging gains in the Hog Production Group. Excluding acquisitions, gross profit in the base business, which was more heavily weighted to the Meat Processing Group, declined as a result of the same higher live hog prices which reduced fresh pork and processed meats margins.

  Selling, general and administrative expenses increased $95.0 million, or 32.1%, primarily on the inclusion of selling, general and administrative expenses of acquired businesses. In the base business, costs increased primarily due to higher advertising and promotion expenses to market branded fresh pork and processed meats.

  Depreciation expense increased $46.4 million, or 73.0%, in fiscal 2000 compared to fiscal 1999 primarily related to the inclusion of the depreciation expense of acquired businesses and increased depreciation expense in the base business on processed meats expansion and information systems projects.

  Interest expense increased $31.4 million, or 77.5%, in fiscal 2000 compared to fiscal 1999 reflecting the inclusion of the interest expense on assumed debt of the acquired businesses, the cost of borrowings to finance additional investments and higher interest rates.

  The effective income tax rate for fiscal 2000 increased to 37.4% compared to 33.9% in fiscal 1999 primarily on the inclusion of foreign earnings which are taxed at higher rates. We had a valuation allowance of $5.3 million related to income tax assets as of April 30, 2000 primarily related to losses in foreign jurisdictions for which no tax benefit was recognized. At May 2, 1999, we had no valuation allowances for deferred tax assets.

  Reflecting the factors previously discussed, net income decreased to $75.1 million, or $.76 per diluted share, in fiscal 2000 down from $94.9 million, or $1.16 per diluted share, in fiscal 1999. Earnings per diluted share was also affected by the issuance of shares in connection with business acquisitions and the retirement of shares under our share repurchase program in fiscal 2000.

Meat Processing Group

  13 Weeks Ended July 29, 2001 Compared to 13 Weeks Ended July 30, 2000

     Sales in the Meat Processing Group increased $211.4 million, or 15.9%, in the 13 weeks ended July 29, 2001, from the comparable prior year period on a 9.2% increase in unit selling prices and a 7.9% increase in fresh and processed meats sales volume. The sales tonnage increase is related to the inclusion of sales of acquired businesses, partially offset by the sale of a Canadian fresh pork plant. In the base business, fresh meat volumes increased 2.9% over the 13 week period while processed meats volume decreased 2.0%.

     The Meat Processing Group had an operating loss in the 13 weeks ended July 29, 2001 of $0.5 million compared to an operating loss of $7.8 million in the comparable prior year period. This improvement is due to higher margins in both fresh and processed meats, despite higher cost of raw materials (live hogs). Fresh meat margins increased resulting from the continued emphasis on the branded, value-added and case-ready categories. Increased processed meat margins reflected higher pricing and improved product mix.

  Fiscal 2001 Compared to Fiscal 2000

     Meat Processing Group sales in fiscal 2001 increased $600.6 million, or 12.0%, on a significant increase in unit selling prices and the inclusion of the sales of businesses acquired. The unit selling price increase was primarily attributable to higher live hog costs and a greater proportion of branded and value-added fresh pork in the sales mix. In fiscal 2001, fresh pork volume increased 2.2%, primarily on branded fresh pork and case-ready while processed meats volume remained relatively flat. Sales volume of other products (primarily by-products) decreased 5.5%. Excluding acquired businesses, sales volume decreased 2.1%, the result of a 3.9% decrease in processed meats volume partially offset by a 0.8% increase in fresh pork volume. Sales volume decreases in processed meats in the base business reflect the elimination of lower margin business due in part to plant closures in Poland and the U.S. These decreases were partially offset by the inclusion of the sales volume of Mitchell's Gourmet Foods and Societe Financiere.

     Operating profit in the Meat Processing Group increased to $135.2 million in fiscal 2001 from $122.9 million, the result of sharply higher margins on processed meats partially offset by lower margins on fresh pork. Margins in processed meats reflected better pricing, lower production costs and improved product mix. Fresh pork margins were down, largely the result of higher live hog costs which were partially offset by an improved product mix resulting from the growth in the branded, value-added and case-ready categories. Meat Processing Group operating profit also increased due to a $5.1 million gain on the sale of a plant in Canada and the incremental operating profit from acquired businesses.

  Fiscal 2000 Compared to Fiscal 1999

     Meat Processing Group sales in fiscal 2000 increased $1.3 billion, or 33.6%, from fiscal 1999. The increase in sales was primarily attributable to the incremental sales from businesses acquired in fiscal 2000 and 1999 and an increase in both average unit selling prices and processed meats volume in the base business. For fiscal 2000, processed meats and fresh pork volume increased 36.5% and 3.7%, respectively, on incremental volume of acquired businesses. In addition, unit selling prices increased 14.0% due to higher live hog costs and a greater proportion of value-added processed meats in the sales mix. Excluding acquired businesses, processed meats volume increased 6.0% which was offset by a 6.2% decrease in fresh pork volume. Fresh pork volume decreased as we reduced processing levels as a result of sharply lower fresh pork margins compared with the prior year.

     Operating profit in the Meat Processing Group decreased to $122.9 million in fiscal 2000 from $253.8, the result of sharply lower margins on fresh pork partially offset by the incremental operating profit generated in acquired businesses. In addition, increased spending in the base business on the market expansion of fresh pork and processed meats brands, the implementation of food safety programs at our facilities and lost production due to the aftereffects of Hurricane Floyd also contributed to lower operating profit.


Hog Production Group

  13 Weeks Ended July 29, 2001 Compared to 13 Weeks Ended July 30, 2000

     Hog Production Group sales increased 11.4% in the 13 weeks ended July 29, 2001 from the comparable prior year period. This increase is the result of a 7.9% increase in unit selling prices for hogs and a 3.2% increase in production. Most Hog Production Group sales represent intersegment sales to the Meat Processing Group and, therefore, are eliminated in our condensed statements of income.

     Operating profit in the 13 weeks ended July 29, 2001 at the Hog Production Group improved to $119.7 million from $111.2 million, for the comparable prior year period. Operating profit improved on higher live hog prices, increased volume and lower raising costs, partially offset by the impact of unfavorable commodity hedging contracts and a loss incurred as a result of a fire at a Circle Four farm in Utah.

  Fiscal 2001 Compared to Fiscal 2000

     Hog Production Group sales increased sharply in fiscal 2001 to $1.2 billion from $735.3 million due to the inclusion of a full year of the sales of Murphy Farms compared to only four months in fiscal 2000. Hog Production Group sales also benefited from a 10.5% increase in live hog prices in the base business. With the acquisition of Murphy Farms in fiscal 2000, hogs sold in fiscal 2001 increased to 11.8 million from 7.7 million in the comparable period in fiscal 2000. Intersegment sales to the Meat Processing Group are eliminated in the Consolidated Statements of Income.

     Operating profit in the Hog Production Group improved to $281.3 million compared to $99.6 million in fiscal 2000 primarily as a result of sharply higher live hog prices, relatively stable grain costs and increased volume from the Murphy Farms acquisition. In addition, the Hog

Production Group realized cost savings on production efficiencies between the hog production units and the Meat Processing Group plants.

  Fiscal 2000 Compared to Fiscal 1999

     Hog Production Group sales increased sharply in fiscal 2000 compared to fiscal 1999 as a result of the inclusion of the sales of Murphy Farms and Carroll's Foods and a 27.9% increase in live hog prices. With the acquisition of Carroll's Foods and Murphy Farms, hogs sold in fiscal 2000 more than doubled in the comparable period in fiscal 1999.

     Operating profit in the Hog Production Group improved to $99.6 million compared to a loss of $46.1 million in fiscal 1999 primarily as a result of a sharp increase in hog prices from their historic lows in fiscal 1999 and the impact of selling significantly more hogs at substantially better margins in the current year. The operating profit was partially offset by the aftereffects of Hurricane Floyd on the hog production operations on the East Coast of the U.S. In addition, operating profit benefited from favorable commodity hedging contracts.


Liquidity and Capital Resources

     The pork processing industry is characterized by high sales tonnage and rapid turnover of inventories and accounts receivable. Because of the rapid turnover rate, we consider our pork processing inventories and accounts receivable highly liquid and readily convertible into cash. Borrowings under our credit facilities are used to finance increases in the levels of inventories and accounts receivable resulting from seasonal and other market-related fluctuations in raw material costs. The demand for seasonal borrowings usually peaks in early November when inventories are at their highest levels, and borrowings are repaid in January when the related accounts receivable are collected.

     Cash provided by operations totaled $91.3 million for the 13 weeks ended July 29, 2001 compared to $59.9 million in the same period last year. This increase is due to higher earnings, a gain on the sale of IBP common stock, and a reduction in working capital commitments compared to the same period last year.

     Cash provided by operations increased to $218.3 million for fiscal 2001 from $125.2 million in fiscal 2000. This increase is primarily attributed to the impact of sharply higher earnings, net of a gain on the sale of IBP common stock. Cash used in operating assets and liabilities was $56.4 million in fiscal 2001 compared to $79.5 million in fiscal 2000 primarily due to less cash deposited for commodity hedging commitments.

     Cash used in investing activities increased to $93.0 million for the 13 weeks ended July 29, 2001 compared to $76.0 million for the comparable prior period. The increase is primarily due to our acquisitions of Moyer and Quik-to-Fix, partially offset by the proceeds from the sale of IBP common stock. Capital expenditures in the current period totaled $26.1 million primarily related to fresh and processed meat expansion projects and plant improvements. As of July 29, 2001, we had definitive commitments of $108.2 million for capital expenditures primarily for processed meat expansion, production efficiencies and additional hog production facilities in Utah.

     In fiscal 2001, cash used in investing activities was $59.8 million compared to $192.3 million in fiscal 2000. The decrease is primarily due to proceeds from the sale of IBP common stock less the cost of shares purchased during fiscal 2001 compared to the cost of IBP shares purchased in fiscal 2000. Capital expenditures totaled $144.1 million related to fresh pork and processed meats expansion projects and plant improvements. During fiscal 2001, we invested $29.7 million in business acquisitions, primarily Mitchell's Gourmet Foods. In addition, we had proceeds of $38.9 million during fiscal 2001 from the sale of property, plant and equipment primarily the result of the sale of a plant in Canada.

     Financing activities provided cash of $6.8 million in the 13 weeks ended July 29, 2001 compared to $12.5 million for the prior year. We increased our borrowings on our U.S. Revolver $31.0 million to fund net investment activity and to repurchase 1.1 million shares of our common stock. As of July 29, 2001,
12.3 million shares of our common stock have been repurchased under a 16.0 million share repurchase program.

     Financing activities used $152.4 million in fiscal 2001 as funds provided by operations and the sale of IBP common stock were used to repay long-term debt and capital lease obligations as well as repurchase 5.3 million shares of our common stock.

     The U.S. Revolver is scheduled to expire in July 2002. We have begun the process to refinance this facility and expect to complete the refinancing during the third quarter of fiscal 2002. At July 29, 2001 the outstanding balance on this facility of $438.0 million was included in the current portion of long-term debt and capital lease obligations on the consolidated condensed balance sheet.


Subsequent Events

     On October 25, 2001, we completed the acquisition of Packerland in exchange for approximately 6.3 million shares of our common stock plus the assumption of approximately $118 million of debt and other liabilities. Packerland is the fifth largest beef processor in the U.S. with a daily processing capacity of 6,150 head. Packerland had net sales of $1.4 billion for the fiscal year ended December 30, 2000.


Risk Management

     Substantially all of our products are produced from commodity-based raw materials, corn and soybean meal in the Hog Production Group and live hogs in the Meat Processing Group. The cost of corn and soybean meal (the principal feed ingredients for hogs) and live hogs are subject to wide fluctuations due to unpredictable factors such as weather conditions, economic conditions, government regulation and other unforeseen circumstances. We utilize futures and option contracts for live hogs and grains to manage hog production margins when management determines the conditions are appropriate for these hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedge. We attempt to closely match the commodity contract expiration periods with the dates for product sale and delivery. The pricing of our fresh pork and processed meats is monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limits our ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. We use price-risk management techniques to enhance our ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit our ability to participate in gains from favorable commodity price fluctuations, it also tends to reduce the risk of loss from adverse changes in raw material prices. As of April 29, 2001, we had a deferred loss of $20.8 million compared to a deferred loss on outstanding futures contracts of $41.3 million at April 30, 2000. As of April 29, 2001 and April 30, 2000, we had open futures contracts with contract values of $251.4 million and $711.7 million, respectively. As of April 29, 2001 and April 30, 2000, we had deposits with brokers for outstanding futures contracts of $23.3 million and $45.1 million, respectively, included in prepaid expenses and other current assets. For open futures contracts, we use a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of April 29, 2001, the potential change in fair value of open futures contracts, assuming a 10% change in the underlying commodity price, was $14.7 million.


                       DESCRIPTION OF OTHER INDEBTEDNESS

  As of July 29, 2001 and April 29, 2001, we had outstanding the following other indebtedness (excluding capital lease obligations):

                                                                      July 29,                 April 29,
                                                                        2001                     2001
                                                                      --------                 --------
                                                                               (in millions)
U.S. Revolver...............................................          $  438.0                 $  407.0
International Facilities....................................              28.1                     35.5
Smithfield Senior Secured Notes.............................             455.2                    459.7
Other Subsidiary Debt.......................................             171.6                    149.3
7 5/8% Senior Subordinated Notes due 2008...................             185.1                    185.1
                                                                      --------                 --------
  Total debt................................................           1,278.0                  1,236.6
                                                                      --------                 --------
Less amounts classified as current maturities...............            (529.5)                  (111.1)
                                                                      --------                 --------
  Total long-term debt......................................          $  748.5                 $1,125.5
                                                                      ========                 ========

  As of April 29, 2001, our debt obligations had the following maturities over the next five years:


                                            Fiscal Year                         Amount
                                            -----------                         ------
                                                                             (in millions)
                  2002..................................................      $   111.1
                  2003..................................................          494.5
                  2004..................................................          111.0
                  2005..................................................           50.7
                  2006..................................................           47.1

U.S. Revolver

     We currently have the U.S. Revolver with a group of banks, including The Chase Manhattan Bank, an affiliate of an initial purchaser of the senior notes, as administrative agent, that provides for up to $650.0 million of committed revolving credit borrowings through July 15, 2002, secured by inventory and receivables. As of July 29, 2001, outstanding borrowings were $438.0 million under the U.S. Revolver and were classified as a current portion of long-term debt. The average interest rate applicable to borrowings under this credit facility was 7.179% during fiscal 2001 and 4.857% during the 13 weeks ended July 29, 2001. The credit facility is scheduled to expire in July 2002. We have begun the process to refinance this facility and expect to complete the refinancing during the third quarter of fiscal 2002. The commitments under the U.S. Revolver are subject to a requirement that the sum of the indebtedness under the U.S. Revolver and indebtedness pari passu with the indebtedness under the U.S. Revolver and the indebtedness under hedging agreements cannot exceed the borrowing base calculated on the basis of our inventory and receivables. The U.S. Revolver contains financial covenants that require the maintenance of levels/ratios for consolidated current ratio, consolidated working capital, consolidated leverage ratio, consolidated tangible net worth and consolidated interest coverage ratio. In addition, the U.S. Revolver imposes restrictions on indebtedness, liens, fundamental changes (e.g., mergers, sales of assets, etc., joint ventures and lines of business), investments, loans, advances, guarantees and acquisitions, hedging agreements, restricted payments, transactions with affiliates, restrictive agreements and sales and leaseback transactions.
See "-- Recent Waivers" for information concerning a potential covenant violation under the U.S. Revolver for which we have obtained waivers until December 7, 2001. The borrowings under the U.S. Revolver are guaranteed by some of our existing and future subsidiaries, the assets of which are included in the calculation of our borrowing base.


International Facilities

     Our foreign subsidiaries had a total of $28.1 million outstanding under the International Facilities at July 29, 2001: $17.3 million at our Canadian operations and $10.8 million at our Polish operations. The International Facilities are classified as notes payable in our consolidated balance sheets.

     Some of the credit facilities of Schneider were refinanced during the first quarter of fiscal year 2002 with a new revolving credit facility with Canadian Imperial Bank of Commerce, Bank of Montreal and The Bank of Nova Scotia, which provides for up to C$85.0 million of committed borrowings. In addition, a total of C$30.0 million of committed credit facilities is available to various majority-owned, consolidated subsidiaries of Schneider. The new Schneider credit facility contains financial covenants that require the maintenance of levels/ratios for funded debt/EBITDA ratio, interest coverage ratio, current ratio and consolidated shareholders' equity. In addition, this credit facility imposes restrictions on dispositions of assets, amalgamation and merger and fundamental change.

     Some of the credit facilities of Animex were also refinanced during the first quarter of fiscal year 2002 with a new credit facility with Rabobank Polska S.A., as arranger, agent, security agent and pledge administrator, which provides for up to US$100.0 million-equivalent of committed credit, secured by all Animex assets including receivables, inventory, real estate, plant and equipment. The commitments under the new credit facility are subject to a requirement that the sum of the indebtedness under this credit facility and indebtedness pari passu with the indebtedness under this credit facility cannot exceed the borrowing base calculated on the basis of Animex's inventory and receivables. This credit facility contains financial covenants that require the maintenance of levels/ratios for net worth, current ratio and security coverage ratio. In addition, this credit facility imposes restrictions on indebtedness, loans and guarantees, disposals of assets and changes in the nature of Animex's business and mergers.

Smithfield Senior Secured Notes

     We privately placed senior secured notes with a group of institutional investors in June 1996, which are guaranteed by some of our subsidiaries and secured by various real and personal property. This placement consisted of $9.9 million of seven-year 8.41% notes, $40.0 million of four-year 8.34% notes, $9.0 million of four-year 9.80% notes, $9.3 million of six-year 10.75% notes, $100.0 million of seven-year 8.52% notes, $14.0 million of seven-year 9.85% notes and $14.8 million of five-year 8.41% notes (the "Series B-H Notes"). We restated the Series B-H Notes dated as of October 1999 and privately placed our second placement, consisting of $100.0 million of ten-year 7.89% notes, $50.0 million of ten-year variable rate notes, $50.0 million of ten-year 8.44% notes and $25.0 million of ten-year LIBOR rate notes (the "Series I-L Notes"). The Series I-L Notes were also guaranteed by some of our subsidiaries and secured by various real and personal property. In June 2000, we privately placed $100.0 million of senior secured notes with a group of institutional investors, which are also guaranteed by some of our subsidiaries and secured by various real and personal property. The placement consisted of $75.0 million of six-year 8.25% notes and $25.0 million of two-year LIBOR rate notes (the "Series M-N Notes," and together with the Series I-L Notes and the Series B-H Notes, the "Senior
Secured Notes)". The interest on all of the Senior Secured Notes is payable quarterly. We may at any time prepay the principal amount of the Senior Secured Notes in part or in whole. Upon a change of control, the holders may require us to repurchase them at a price equal to 100% of their principal amount, together with a make-whole amount and accrued and unpaid interest. The Senior Secured Notes contain financial covenants that require the maintenance of levels and/or ratios regarding current ratio, consolidated working capital, funded debt, fixed charges coverage and consolidated tangible net worth. In addition, the Senior Secured Notes impose restrictions on restricted payments and investments, restrictions on dividends, liens, mergers and acquisitions, transfers of property and subsidiary stock, entering new lines of business, transactions with affiliates and guarantees. See "-- Recent Waivers" for information concerning a potential covenant violation under the Senior Secured Notes for which we have obtained waivers until December 7, 2001.


7 5/8% Senior Subordinated Notes due 2008

     In February 1998, we issued $200.0 million of 7 5/8% Senior Subordinated Notes due 2008. Interest on the Senior Subordinated Notes is payable in semi-annual installments and the notes mature on February 15, 2008. The Senior Subordinated Notes are unsecured and subordinated to all future and existing senior indebtedness. The Senior Subordinated Notes are not guaranteed by any of our subsidiaries. We cannot redeem the Senior Subordinated Notes at our option, but the holders, upon a change of control, may require us to repurchase them at a price equal to 101% of their principal amount, together with accrued and unpaid interest. The Senior Subordinated Notes impose restrictions on indebtedness, layering, restricted payments, agreements that restrict distributions from restricted subsidiaries, sales of assets, transactions with affiliates, sales or issuances of capital stock of restricted subsidiaries, liens and future guarantees.


Other Subsidiary Debt

     Various subsidiaries also have entered into other debt agreements. As of July 29, 2001, there was approximately $171.6 million outstanding under these agreements. The principal debt agreements in this group are the following:

     Our subsidiaries in France, Smithfield France SAS, Financiere des Pins, Societe Bretonne de Salaisons and Societe Financiere de Gestion et de Participation, have credit agreements with various French banks. The aggregate outstanding borrowings for all our French subsidiaries were approximately $33.4 million under these term credit agreements as of July 29, 2001. Most of these credit agreements impose restrictions on authorized capital, guarantees, dispositions of assets and lines of business.

     Prior to our acquisition, Schneider also issued two series of debentures. The principal amount of these debentures is approximately $17.5 million. The debentures contain financial covenants that require the maintenance of a specified current ratio and consolidated shareholders' equity. In addition, the debentures impose restrictions on liens, guarantees, dividends, redemptions of preference shares, dispositions of indebtedness of subsidiaries, dispositions of shares of subsidiaries, sales of assets and amalgamations or mergers. Schneider is negotiating the issuance of a third debenture in the amount of C$65.0 million, which may close before the date that the notes are issued. Schneider's term credit agreements that were refinanced under the new revolving credit facility discussed above totaled approximately $24.3 million as of July 29, 2001. Schneider's consolidated subsidiaries also have debt agreements under which approximately $18.6 million was outstanding as of July 29, 2001.

     Prior to our acquisition, Animex entered into various debt agreements under which approximately $12.0 million was outstanding as of July 29, 2001. Outstanding debt under Animex's term credit agreements that we refinanced under the new US$100.0 million-equivalent commitment discussed above totaled approximately $31.5 million as of July 29, 2001.

     Smithfield-Carroll's Farms and Carroll's Foods of Virginia, Inc. currently have a series of term loans with Colonial Farm Credit, ACA under which outstanding borrowings were $7.7 million as of July 29, 2001. The amounts outstanding under these loans mature at various dates through 2003. This credit facility imposes restrictions on reorganization, name change, acquisition, disposition of assets and merger, and funded debt.

     Prior to our acquisition in the first quarter of fiscal 2002, Moyer entered into various debt agreements under which approximately $17.4 million was outstanding as of July 29, 2001, including $10.5 million of term loans and $6.9 million of notes payable. The notes payable were repaid in the second quarter of fiscal 2002.

     Packerland also had various debt agreements prior to our acquisition in the second quarter of fiscal 2002. At closing, approximately, $118 million was outstanding under these debt agreements.


Recent Waivers

     There are provisions in the U.S. Revolver and the Senior Secured Notes that restrict the extent to which our subsidiaries may enter into loan agreements that prohibit the payment of dividends or the making of loans or transferring of property to us or to other subsidiaries. Some of the covenants contained in our subsidiaries' loan agreements may violate these provisions of the U. S. Revolver and the Senior Secured Notes. The subsidiary loan agreements involved are a loan agreement under which one of Schneider's subsidiaries may borrow amounts up to C$30 million and the pre-acquisition Animex loan agreements.

     We have obtained waivers from the lenders under the U.S. Revolver and the Senior Secured Notes that waive any default which may exist under the terms of their agreements as a result of these subsidiary loan agreements until December 7, 2001. We believe the waivers are for a sufficient period of time to allow us and the subsidiaries involved to negotiate modifications to the subsidiary loan agreements or to repay the amounts due under those subsidiary loan agreements and to terminate any remaining commitments under them.

     Before the waivers have expired, we intend to take the following actions with regard to the subsidiary loan agreements causing the defaults:

     . reach agreement with the lenders under the subsidiary loan agreements to modify those agreements to remove the provisions that would cause a default;

     . repay all of the obligations, and terminate any related commitments, under the subsidiary loan agreements;

     . reach agreement with the lenders under the U.S. Revolver and the Senior Secured Notes or, in the case of the U.S. Revolver, the lenders under any replacement facility, to modify the provisions in those loan agreements such that there will be no default;

     . effect a combination of these solutions, the result of which is that all such defaults have been cured; or

     .    cure the defaults in some other way.

                                   BUSINESS

General

     We are the largest hog producer and pork processor in the world. We conduct our business through two groups, the Meat Processing Group and the Hog Production Group, each comprised of a number of subsidiaries.

     Meat Processing Group. The Meat Processing Group produces domestically and internationally a wide variety of fresh pork and processed meat products and markets them nationwide and to over 25 foreign markets, including Canada, Poland, France, Japan and Mexico. In addition, in June 2001 we acquired Moyer, the ninth largest beef processor in the United States. The Meat Processing Group currently consists primarily of seven domestic processing subsidiaries and four international meat processing entities. All these subsidiaries are wholly owned except as indicated below. Collectively, these subsidiaries currently operate over 45 processing plants.

        Subsidiary                                        Headquarters                     Fiscal 2001 Sales
        ----------                                        ------------                     -----------------
The Smithfield Packing Company,
 Incorporated/(1)/.................................       Smithfield, Virginia             $  1,808 million
John Morrell & Co..................................       Cincinnati, Ohio                 $  1,618 million
Schneider Corporation (63%-owned)/(3)/.............       Kitchener, Ontario, Canada       $    776 million
Moyer Packing Company..............................       Souderton, Pennsylvania          $    600 million/(2)/
Gwaltney of Smithfield, Ltd........................       Smithfield, Virginia             $    590 million
Animex S.A. (85%-owned)............................       Warsaw, Poland                   $    312 million
Patrick Cudahy Incorporated........................       Cudahy, Wisconsin                $     23 million
Quik-to-Fix Foods, Inc.............................       Dallas, Texas                    $    140 million/(2)/
Societe Financiere de Gestion et de Participation
 S.A...............................................       Quimper and Lyon, France         $    110 million
Societe Bretonne de Salaisons S.A..................       Lampaul Guimiliau, France        $     93 million
North Side Foods Corp..............................       Arnold, Pennsylvania             $     81 million

(1) For reporting purposes, the sales of The Smithfield Packing Company, Incorporated include the sales of Lykes Meat Group, Inc.

(2)  Estimated annualized sales

(3)  In fiscal 2002, our ownership of Schneider Corporation increased to 100%.

     Hog Production Group. To complement our processing operations, we have vertically integrated into hog production through our Hog Production Group, which currently provides the Meat Processing Group with approximately 50% of its domestic live hog requirements. In order to more strategically align the hog production group, we recently reorganized under a subsidiary named Murphy-Brown LLC which owns and manages the following three wholly owned subsidiaries.


     Subsidiary                                  Principal Locations                                Number of Sows
     ----------                                  -------------------                                --------------
Murphy Farms, LLC..........................        North Carolina, Missouri, Oklahoma,                  345,000
                                                   Illinois, South Dakota and Texas
Carroll's Foods, LLC.......................        North Carolina and Virginia                          180,000
Brown's of Carolina, LLC...................        North Carolina, Utah, Colorado                       170,000
                                                   and South Carolina

Business Strategy

     Our business is based on four basic strategies:

     . Vertical Integration. We, principally through the acquisitions of Carroll's Foods of Virginia, Inc. and Murphy Farms in fiscal years 1999 and 2000, have increased our vertical integration into hog production from 8% to 60%. We produce hogs through a combination of company-owned and contract production operations in addition to long-term partnerships and strategic alliances. We believe that vertical integration provides a number of competitive advantages, including substantial economies of scale from high volume hog production, increased control over raw material quality and consistency, and operational, logistical and transportation efficiencies due to the close proximity of our hog production operations to our processing facilities. We intend to position ourselves to maximize the benefits of vertical integration.

     . Advanced Genetics. Since May 1991, we have made extensive use of our exclusive United States franchise rights from the National Pig Development Company, or NPD, relating to genetic lines of specialized breeding stock. These hogs are among the leanest hogs commercially available, and enable us to market highly differentiated pork products. Since introducing a herd of 2,000 sows in 1990, we have increased the number of NPD sows to 385,000, or approximately 55% of our total sow inventory. Over the next five years we intend to further expand production of NPD sows. We believe that the leanness and increased meat yields of these hogs will continue to increase the overall quality and consistency of our fresh pork and processed meats.

     . Strategic Acquisitions. Over the last decade, we have made several significant acquisitions that have increased production capacity, provided vertical integration, expanded our geographic reach into new markets, both domestically and internationally, and created a portfolio of highly recognized regional brands. Recently, we have taken steps to expand our business into beef processing. To that end, we recently acquired Moyer Packing Company, the ninth largest U.S. beef processor, providing us with the opportunity to expand our geographic reach into the northeastern United States and offer a broader range of complementary products. In addition, during the second quarter of our current fiscal year, we completed the acquisition of Packerland Holdings, Inc., the fifth largest U.S., beef processor with its principal operations in the northern Midwest and the Southwest. During the quarter we also completed the acquisition of Stadler's Country Hams, Inc., a producer of country hams, and a 75% interest in RMH Foods, Inc., a company specializing in pre-cooked pork and beef entrees under the Quick-n-Easy(TM) brand. On November 1, 2001 we announced an agreement in principle to acquire beef packer American Foods Group, Inc., the nation's tenth largest beef packer. Going forward, we will continue to look to grow through strategic acquisitions both domestically and internationally.

     . Value-Added and Branded Products. We believe that significant earnings growth will occur through focused efforts to market value-added and branded products. In this regard, we have embarked on a strategy of increasing brand awareness by marketing branded fresh pork and further processed fresh pork cuts into value-added and case-ready products for sale to retailers and consumers. In addition, we introduced a new line of fresh pork products under the Smithfield Lean Generation Pork brand name approximately six years ago. These products, using only raw materials from the NPD hog, are marketed nationwide to selected retailers and institutional food customers.

          Since their introduction, sales of Smithfield Lean Generation Pork products have grown to more than 100 million pounds annually. The success of this and other branded pork programs provides us with increased name recognition among retailers and consumers, which we believe facilitates our sale of other processed meat products such as ham, bacon, sausage and hot dogs.

Historical Expansion and Acquisitions

     Since 1975, when current management assumed control, we have made several acquisitions that have increased production capacity, provided vertical integration and expanded both our geographic reach and our portfolio of recognized brands. We have also announced expansion into the beef processing business to provide a broader range of products.

     United States Meat Processing Acquisitions. In fiscal 1982, we acquired Gwaltney of Smithfield, then Smithfield Packing's principal Mid-Atlantic competitor. This acquisition doubled our sales and production capacity and added several popular lines of branded products along with a highly efficient hot dog and luncheon meats production facility. The proximity of Gwaltney of Smithfield to Smithfield Packing allowed for synergies and cost savings in manufacturing, purchasing, engineering and transportation. This combination set the stage for a series of acquisitions of smaller regional processors with widely recognized brands, including Patrick Cudahy, Esskay, Mash's and Valleydale.

     In December 1995, we acquired John Morrell, a major Midwestern pork processor with primary markets in the Midwest, Northeast and western United States. This acquisition changed our character from a large multi-regional pork processor to one with national distribution. It also doubled our sales and production capacity, added several popular lines of branded processed meat products along with four efficient processing facilities and more than doubled our international sales. We believe that John Morrell's strength in smoked sausage, hot dogs, luncheon meats, bacon and smoked hams complements the strong smoked meats, hot dog and bacon business of our Eastern operations. The acquisition of John Morrell also presented substantial opportunities for cost savings in the areas of processing, marketing, purchasing and distribution.

     In November 1996, we acquired the assets and businesses of the Lykes Meat Group. Lykes is a pork processor with primary markets in the South and Southeast. Lykes produces branded processed meats, including bacon, hot dogs and breakfast and dinner sausages under the Lykes and Sunnyland brands.

     In October 1998, we acquired all of the assets and business of North Side, a major domestic supplier of precooked sausage to McDonald's Corporation.

     In June 2001, we completed the acquisition of 50% of the outstanding common shares of Pinnacle Foods, a Pottsdown, Pennsylvania-based producer of pre-priced, pre-packaged case-ready products.

  In July 2001, we completed the acquisition of The Smithfield Companies, Inc. The Smithfield Companies, Inc. produces hams and other specialty food products.

  Also in July 2001, we completed the acquisition of substantially all of the assets and business of Gorges/Quik-to-Fix Foods, a leading producer, marketer, and distributor of value-added beef, pork and poultry products for the retail and food service industry.

  Also during the second quarter of our current fiscal year we completed the acquisition of Stadler's Country Hams, Inc. and a 75% interest in RMH Foods, Inc.. Stadler's is a producer of country hams based in Elon College, North Carolina. RMH Foods, based in Morton, Illinois, specializes in pre-cooked pork and beef entrees under the Quick-n-Easy/TM/ brand. These acquisitions were valued at $20 million in the aggregate.

  International Meat Processing Acquisitions. In September 1998, we acquired all of the capital stock of Societe Bretonne de Salaisons, one of the largest private-label manufacturers of ham, pork shoulder and bacon products in France.

  On August 8, 2001, we offered to acquire all of the common shares of Schneider Corporation, a food processing company headquartered in Kitchener, Ontario, that we did not already own for approximately 2.8 million shares of our common stock. At that time, we already owned approximately 63% of the outstanding shares of Schneider. As a result of the offer, we came to own approximately 99% of the outstanding shares of Schneider. In early November 2001, we completed our acquisition and now own 100% of the Schneider shares.

  Between September 1998 and June 1999, we acquired an 85% stake in Animex, the largest meat and poultry processing company in Poland. Animex produces a very broad line of fresh and processed meats and poultry.

  In August 1999, we acquired the capital stock of Societe Financiere de Gestion et de Participation, a private-label processed meats manufacturer in France.

  In September 1999, we acquired a 50% stake in a joint venture called Agroindustrial del Noroeste S. de R.L. de C.V., a Mexican meat processing and hog production venture.

  Hog Production Acquisitions. In January 1999, we acquired a 12,000 sow operation in Colorado to supply hogs to John Morrell.

  In May 1999, we acquired Carroll's Foods and related companies and assets, including approximately 180,000 sows. Carroll's Foods was a longtime hog production partner of ours. Through a 49%-owned joint venture, Carroll's Foods is also among the nation's largest turkey processors.

  In January 2000, we acquired Murphy Farms and related companies and assets, including approximately 345,000 sows. Murphy Farms was a longtime hog production partner of ours.

  Recent Beef Processing Initiatives. In November 2000, we made an offer to acquire all of the outstanding shares of IBP, the largest beef processor in the United States. Subsequently, IBP entered into an agreement to be acquired by Tyson Foods, Inc. and we sold the shares of IBP that we had previously purchased.

  In June 2001, we acquired all of the outstanding shares of Moyer, the ninth largest beef processor in the United States.

  On October 25, 2001, we completed the acquisition of Packerland Holdings, Inc., the fifth largest beef processor in the United States.

  On November 1, 2001, we announced an agreement in principle to acquire beef packer American Foods Group, Inc., the nation's tenth largest beef processor.


Meat Processing Group

  The Meat Processing Group derives its revenue from fresh pork and processed meats. The following table shows for the fiscal periods indicated the percentages of Meat Processing Group revenues derived from fresh pork, processed meats and other products.


                                    Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year
                                      Ended           Ended           Ended           Ended           Ended
                                     April 29,       April 30,        May 2,          May 3,         April 27,
                                       2001            2000            1999            1998            1997
                                       ----            ----            ----            ----            ----
Processed Meats..................        50%             50%             46%             40%             37%
Fresh Pork.......................        46%             44%             49%             56%             59%
Other Products...................         4%              6%              5%              4%              4%
                                       ----            ----            ----            ----            ----
                                        100%            100%            100%            100%            100%
                                       ====            ====            ====            ====            ====

  The increase in processed meats since fiscal 1997 reflects our acquisitions of higher margin processing operations and, prior to fiscal 2000, the impact of lower fresh pork prices.

United States Processing Operations

  Fresh Pork Products.   We are the largest fresh pork processor in the world,
producing in fiscal 2001 approximately 2.8 billion pounds of which 2.5 billion pounds are produced in the United States. The Meat Processing Group's domestic operations process hogs at five plants (three in the Southeast and two in the Midwest), with a current aggregate slaughter capacity of 78,300 hogs per day. A substantial portion of the Meat Processing Group's fresh pork is sold to retail customers as unprocessed, trimmed cuts such as loins (including roasts and chops), butts, picnics and ribs. The Meat Processing Group also sells hams, bellies and trimmings to other further processors. The Meat Processing Group is putting greater emphasis on the sale of value-added, higher margin fresh pork products, such as loins, butts and ribs. In addition, our Hog Production Group provides the Meat Processing Group with raw material of much higher quality than that generally available through open market purchases.

  We are marketing on a national basis an extensive product line of leaner fresh pork cuts (including boneless loins, shoulder cuts, chops, ribs and processed and cubed pork) under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers. Several of our subsidiaries have also developed a case-ready pork program designed to supply supermarket chains with pre-packaged, weighed, labeled and pre-priced fresh pork ready for immediate sale to the consumer. Management believes that these initiatives, over time, will result in greater brand identification and higher margins for our fresh pork products. For the 52 weeks ended July 29, 2001, our case-ready volumes reached 88 million pounds, and we expect case-ready volumes to reach 100 million pounds in fiscal 2002. We have increased capacity by opening four new case-ready facilities, one located in the North, two in the South and another in the Midwest. For more information on our lean pork products, see the discussion of NPD pork in ''Hog Production Group'' below.

  Processed Meats Products.   We manufacture a wide variety of processed meats,
including smoked and boiled hams, bacon, sausage, hot dogs (pork, beef and chicken), deli and luncheon meats and specialty products such as pepperoni and dry salami. Through the 52 weeks ended July 29, 2001, our U.S. operations produced 1.5 billion pounds of processed meat products. We market our domestic processed meat products under labels that include Smithfield Premium, Gwaltney, Patrick Cudahy and John Morrell, as well as Dinner Bell, Ember Farms, Esskay, Great, Kretschmar, Lykes, Patrick's Pride, Rath and Valleydale. We also sell a substantial quantity of processed meats as private-label products. We believe we are one of the largest producers of smoked hams and picnics in the United States.

  In recent years, as consumers have become more health conscious, we have broadened our product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. We also market a lower-fat line of value-priced luncheon meats, smoked sausage and hot dogs, as well as fat-free hot dogs, fat-free deli hams and 40-percent-lower-fat bacon. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand.

  Raw Materials.   The Meat Processing Group's primary raw material is live
hogs. Historically, hog prices have been subject to substantial fluctuations. In addition, hog prices tend to rise seasonally as hog supplies decrease during the hot summer months and tend to decline as supplies increase during the fall. This is due to lower farrowing performance during the winter months and slower animal growth rates during the hot summer months. Hog supplies, and consequently prices, are also affected by factors such as corn and soybean meal prices, weather and farmers' access to capital.

  The Meat Processing Group purchases almost 50% of its domestic live hog requirements from the Hog Production Group. In addition, we have established multi-year agreements with Maxwell Foods, Inc. and Prestage Farms, Inc. which provide us with a stable supply of high-quality hogs at market-indexed prices. These producers supply approximately 14% of the hogs that we currently process.

  The Meat Processing Group also purchases hogs on a daily basis at Southeastern and Midwestern processing plants, at company-owned buying stations in three Southeastern and five Midwestern states and from Canadian sources. We also purchase fresh pork from other meat processors to supplement our processing requirements. Additional purchases include raw beef, poultry and other meat products to add to our sausage, hot dogs and luncheon meats. Those meat products and other materials and supplies, including seasonings, smoking and curing agents, sausage casings and packaging materials are readily available from numerous sources at competitive prices.

  Customers and Marketing. The Meat Processing Group has significant market presence nationwide, and strong market positions in the Mid-Atlantic, Southeast, South and Midwest. Our fundamental marketing strategy is to sell large quantities of value-priced processed meat products as well as fresh pork to national and regional supermarket chains, wholesale distributors, the foodservice industry (fast food, restaurant and hotel chains, hospitals and other institutional customers) and export markets. Management believes that this marketing approach reaches the largest number of value-conscious consumers without requiring large advertising and promotional campaigns. We use both in-house salespersons as well as independent commission brokers to sell our products. In fiscal 2001, we sold our products to more than 3,500 customers, none of whom accounted for as much as 10% of our revenues. We have no significant or seasonally variable backlog because most customers prefer to order products shortly before shipment, and therefore, do not enter into formal long-term contracts. Management believes that registered trademarks have been important to the success of our branded fresh pork processed meats products. In a number of markets, our brands are among the leaders in selected product categories.

  The Meat Processing Group in recent years has emphasized growth in export sales. Through the 52 weeks ended July 29, 2001, export sales comprised approximately 5% of our total sales. We provide Japanese markets with a line of branded fresh pork products, as well as other chilled and frozen unbranded fresh pork products. In connection with export sales to Japan, we maintain a distributorship arrangement with Sumitomo Corporation of America. We currently have export sales to Mexico and to more than two dozen other foreign countries. We expect continued growth in our export sales for the foreseeable future. Export sales are subject to factors beyond our control, such as tariffs, exchange rate fluctuations and changes in governmental policies. We conduct all of our export sales in U.S. dollars and therefore bear no currency exchange risk.

  Our processed meats business is somewhat seasonal in that, traditionally, the periods of higher sales for hams are the holiday seasons such as Thanksgiving, Christmas and Easter, and the periods of higher sales of smoked sausage, hot dogs and luncheon meats are the summer months. We typically build substantial inventories of hams in anticipation of our seasonal holiday business.

  We use recognized price risk management and hedging techniques to enhance sales and to reduce the effect of adverse price changes on our profitability. Our price risk management and hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks, inventory hedging, hog contracting and truck fleet fuel purchases. For further information see " Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Trademarks.   We own and use numerous marks. These marks are our registered trademarks or are otherwise subject to protection under applicable intellectual property laws. We consider these marks and the accompanying goodwill and customer recognition valuable and material to our business.

  Distribution.   The Meat Processing Group uses a private fleet of leased
tractors and trailers and independent common carriers to distribute both fresh pork and processed meats to its customers, as well as to move raw material between plants for further processing. We coordinate deliveries and use backhauling to reduce overall transportation costs. We distribute our products directly from some of our plants and from leased distribution centers in California, Connecticut, Indiana, Kansas, Missouri, North Carolina and Texas. We also operate distribution centers adjacent to our plants in Bladen County, North Carolina, and Sioux Falls, South Dakota.

  Competition.   The protein industry generally, and the pork processing
industry in particular, is highly competitive. Our products compete with a large number of other protein sources, including beef, chicken, turkey and seafood, but our principal competition comes from other pork processors.

  Management believes that the principal competitive factors in the pork processing industry are price, quality, product distribution and brand loyalty. Some of our competitors are larger, have correspondingly greater financial and other resources and enjoy wider recognition for their branded products. Some of these competitors are also more diverse than we are. To the extent that their other operations generate profits, these companies may be able to subsidize their pork processing operations for a time.


International Processing Operations

  In fiscal 1999, the Meat Processing Group made its first international acquisitions by acquiring operations in Canada, Poland and France. In fiscal 2000, we made another acquisition in France and entered into a joint venture in Mexico. These acquisitions reflect our heightened emphasis on expansion into international markets.

  Schneider. In November 1998, we acquired a 63% stake in Schneider. In August 2001, we offered to acquire the remaining interest in Schneider for approximately 2.8 million shares of our common stock. On August 8, 2001, we offered to acquire all of the common shares of Schneider Corporation, a food processing company headquartered in Kitchener, Ontario, that we did not already own for approximately 2.8 million shares of our common stock. In early November 2001, we completed our acquisition and now own 100% of the Schneider shares. Schneider, based in Kitchener, Ontario, is one of Canada's largest producers of premium quality food products, with brands including Schneiders and Fleetwood. Schneider has annual production volume of approximately 650 million pounds and manages its various subsidiaries and joint ventures through two operating groups, consumer foods and agribusiness. The consumer foods group, comprised of the processed meat and grocery operations, produces more than 1,000 products, including hams, sausage, wieners, bacon, luncheon meats, specialty meats and savory bakery products for sale through traditional grocery stores, delicatessens and foodservice establishments. Schneider has consumer foods operations in Kitchener, Ayr, St. Mary's, Guelph, Port Perry and Mississauga, Ontario; Surry, British Columbia; Saskatoon, Saskatchewan; and St.- Anselme, Quebec. In addition, Schneider participates in the consumer foods sector through joint ventures with the Prince Group of Drummondville, Quebec; Cappola Food of Toronto, Ontario; National Meats of Toronto; and Luigino's of Duluth, Minnesota. The agribusiness group, comprised of the fresh pork and live poultry operations, focuses on identifying and meeting the needs of retail, foodservice and export customers. Schneider markets its products in the poultry sector under the Schneiders brand and private labels to retail and foodservice customers. The pork processing plant in Winnipeg, Manitoba, previously owned by Schneiders, was sold in fiscal 2001 and customers of that facility are being serviced from other facilities.

  Animex. Between September 1998 and June 1999, we acquired an 85% stake in Animex, the largest meat and poultry processing company in Poland. Animex produces a very broad line of fresh and processed meats and poultry products, with approximately 375 million pounds of annual volume. Animex's brands include Krakus and Pek. Animex operates seven plants, four for red meat and three for poultry, located across Poland. We plan to expand Animex's network of distribution centers to include several additional areas in Poland.

  Societe Bretonne de Salaisons. In September 1998, we acquired Societe Bretonne de Salaisons, one of the largest private-label manufacturers of ham, pork shoulder and bacon products in France. It has annual production volume of approximately 70 million pounds.

  Societe Financiere de Gestion et de Participation. In August 1999, we acquired the capital stock of Societe Financiere de Gestion et de Participation, a private-label processed meats manufacturer in France. It has annual production volume of approximately 60 million pounds.

  Agroindustrial del Noroeste. We have a 50% interest in a joint venture, Agroindustrial del Noroeste with two Mexican partners. It has annual production volume of approximately 100 million pounds.

Hog Production Group

  General.   As a complement to our hog processing operations, we have
vertically integrated into hog production through Brown's, Carroll's Foods and Murphy Farms, which operate numerous hog production facilities with approximately 695,000 sows producing about 11.8 million market hogs annually. The Meat Processing Group obtains approximately 50% of the live hogs it currently processes from the Hog Production Group. Including adjusting for sales to unrelated parties, we believe we are 60% vertically integrated. The profitability of hog production is directly related to the market price of live hogs and the cost of corn and soybean meal. The Hog Production Group generates higher profits when hog prices are high and corn and soybean meal prices are low, and lower profits (or losses) when hog prices are low and corn and soybean meal prices are high. Management believes that the Hog Production Group furthers our strategic initiative of vertical integration and reduces our exposure to fluctuations in profitability historically experienced by the pork processing industry.

  In May 1991, we acquired from NPD, a British company, exclusive United States franchise rights relating to genetic lines of specialized breeding stock. The Hog Production Group makes extensive use of these genetic lines, with approximately 385,000 NPD breeding sows. In addition, we have sub-licensed some of these rights to some of our strategic hog production partners. All NPD hogs produced under these sub-licenses are supplied to us. We believe the hogs produced by these genetic lines are the leanest hogs commercially available and enable us to market highly differentiated pork products. Management believes that the leanness and increased meat yields of these hogs will, over time, improve our profitability with respect to both fresh pork and processed meat. Through the 52 weeks ended July 29, 2001, we processed 4.5 million NPD hogs.

  Hog Production Operations. The Hog Production Group is the world's largest hog producer. This Group uses advanced management techniques to produce premium quality hogs on a large scale as a low cost producer. We develop breeding stock, optimize diets for our hogs at each stage of the growth process, process feed for our hogs and design and build hog confinement facilities. We believe our economies of scale and production methods, together with our use of the advanced NPD genetics in approximately 47% of our breeding sows, make us a low cost producer.

  The Hog Production Group uses a three-site production process consisting of sow, nursery and finishing sites. Production of market hogs begins in a facility known as a sow site. The Group's average commercial sow site is designed to house approximately 2,400 sows. The sow's purpose is to conceive, give birth to and nurse piglets which will be raised to become market hogs. Approximately 18 days after birth, the piglets are separated from the sows and transported to a separate nursery site. At each nursery site, the piglets are fed a closely monitored diet and grow to approximately 45 pounds, a process which takes approximately seven weeks. Once the hogs reach the desired weight, the Hog Production Group transports them to a finishing site where they are maintained and fed until reaching a market weight of approximately 250 pounds, a process which takes approximately 20 weeks. When the hogs reach market weight, they are transported to the Meat Processing Group's plants or sold to unrelated third parties.

  The Hog Production Group also utilizes independent farmers and their facilities to raise hogs produced from the Group's breeding stock. Under multi-year contracts, the farmer provides the initial facility investment, labor and front line management in exchange for a service fee. This contract farming is utilized primarily in the nursery and finishing stages where animal growth, feed and survival rates are most critical and are easily adapted to an incentive-based contract payment. Currently, approximately 76% of the Hog Production Group's market hogs come from contract farms.

  As of July 2001, the Hog Production Group operated numerous hog production facilities, primarily in North Carolina, Utah and Virginia with additional hog production facilities in Colorado, South Carolina, Illinois, Texas and Oklahoma. Except for some expansion activity in

Utah and Colorado, the Hog Production Group's farm sites are mature operations with static production volume.

  Nutrient Management and Other Environmental Issues. All of the Hog Production Group's hog production facilities have been designed to meet or exceed all applicable zoning and other government regulations. These regulations require, among other things, maintenance of separation distances between farms and nearby residences, schools, churches, public use areas and businesses, rivers, streams and wells and adherence to required construction standards.

  Hog production facilities generate significant quantities of manure, which must be managed properly to protect public health and the environment. We believe that the best technology currently available for the management of swine manure is the lagoon and sprayfield system. This system utilizes earthen lagoons to treat the manure before it is applied to agricultural fields by spray application. The nitrogen and phosphorus in the treated manure serve as a crop fertilizer. Lagoon and sprayfield systems require permits under state, and in some instances, federal law. The permits impose standards and conditions on the design and operation of the systems to ensure that they protect public health and the environment.

  The Hog Production Group follows a number of other protocols to minimize the impact of its operations to the environment, including: ongoing employee training regarding environmental controls; walk-around inspections at all sites by trained personnel; formal emergency response plans that are regularly updated; and collaborations with manufacturers regarding testing and developing new equipment.


Environmental Stewardship

  On July 25, 2000, in furtherance of our continued commitment to responsible environmental stewardship, Smithfood Foods, Inc. and our North Carolina-based hog production companies entered into an agreement designed to enhance water quality in the State of North Carolina through a series of initiatives to be undertaken by Smithfield while protecting our access to swine operations in North Carolina. These initiatives emphasize operations of our hog production subsidiaries in the State of North Carolina, particularly areas devastated by hurricanes in the fall of 1999. Under one of these initiatives, we have identified those farms owned by, or under contract to, operating subsidiaries with buildings or lagoons located in the flood plain, and have provided assistance to some of our independent contract growers to implement measures to protect water quality should these structures experience flooding in the future. We are also working with our hog production and other operating subsidiaries to develop and implement formal environmental management systems. We intend to develop and implement these systems throughout our company over the next few years, with initial focus on our North Carolina hog production operations. We believe that the environmental management systems developed by our hog production operations will, when fully implemented, be a model program, not only in the pork production industry, but among agribusinesses nationally. In April 2001, Carroll's Foods was recognized as the first livestock operation in the United States to receive the ISO 14001 certification for its environmental management system. ISO 14001 is a standard published by the International Organization for Standardization, which establishes a coordinated framework of controls to manage environmental protection within an organization. To obtain ISO 14001 certification, an organization must meet a rigorous and comprehensive set of requirements and criteria developed by experts from all over the world and submit to independent audits by third parties. We plan for Murphy Farms and Brown's each to receive ISO 14001 certification by the end of 2001.

  Under the North Carolina agreement, we agreed to undertake a series of immediate measures to address concerns over the potential environmental impact of the current system of anaerobic lagoons and spray fields. In July 2000, we assumed a leadership role in the development of environmentally superior swine waste management technologies by committing $15.0 million toward an intensive technology development program. We and our North Carolina hog production subsidiaries have also committed to assist in the preservation of wetlands and other natural areas in eastern North Carolina. We have committed up to $2.0 million a year for 25 years to the State of North Carolina to advance this initiative and to promote similar environmental enhancement activities.

  Our environmental stewardship initiatives are proceeding under the oversight of our Environmental Compliance Committee, which was established by the Board of Directors in January 2000. Members of this committee include, among others, our General Counsel, Vice President-Engineering, and senior officers from our principal operating subsidiaries. Our initiatives under the North Carolina agreement are also overseen by the Attorney General of North Carolina.


Regulation

  Regulation Generally.   Like other participants in the meat processing
industry, we are subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency and corresponding state agencies as well as the United States Department of Agriculture, the United States Food and Drug Administration and the United States Occupational Safety and Health Administration. Management believes that we presently are in compliance with all these laws and regulations in all material respects, and that continued compliance with these standards will not have a material adverse effect on our financial position or results of operations. In addition, the EPA has proposed to extensively modify its regulations governing confined animal feeding operations. These proposed modifications are scheduled to be finalized by December 2002 and could have a significant impact on our hog production operations. We are committed to responsible environmental stewardship in our operations, as discussed in "Business--Environmental Stewardship."

  We from time to time receive notices from regulatory authorities and others asserting that we are not in compliance with some laws and regulations. In some instances, litigation ensues, including the matters discussed below. Although the suits below remain pending and relief, if granted, would be costly, we believe that their ultimate resolution will not have a material adverse effect on our financial position or annual results of operations.

  EPA Suit. In United States of America v. Smithfield Foods, Inc. et al., the United States District Court for the Eastern District of Virginia imposed a $12.6 million civil penalty on us and our Smithfield Packing and Gwaltney subsidiaries for Clean Water Act violations at our Smithfield, Virginia processing plants. We recorded a nonrecurring charge of $12.6 million during fiscal 1998 with respect to this penalty. In September 1999, the United States Court of Appeals for the Fourth Circuit affirmed the District Court's determination of liability but remanded the penalty determination to the District Court with instructions to recalculate the civil penalty solely to correct a 4% error made by the government's expert. In May 2000, we filed a certiorari petition seeking review of the Fourth Circuit's ruling by the United States Supreme Court. Our certiorari petition was denied, and we satisfied the judgment.

  Water Keeper Alliance Inc. Litigation. The Water Keeper Alliance Inc., an environmental activist group from New York, has recently filed or caused to be filed a series of lawsuits against us and our subsidiaries and properties, as described below.

  In June 2000, Neuse River Foundation, Richard J. Dove, d/b/a The Neuse Riverkeeper, D. Boulton Baldridge, d/b/a The Cape Fear Riverkeeper, New River Foundation, Inc., Tom Mattison, d/b/a The New Riverkeeper and The Water Keeper Alliance filed a lawsuit in the General Court of Justice, Superior Court Division of the State of North Carolina against Smithfield Foods, Inc., Carroll's Foods, Inc., Brown's of Carolina, Inc., Murphy Farms, Inc., Wendell H. Murphy, Sr., Wendell H. Murphy, Jr., and Joseph W. Luter, III. The lawsuit alleged, among other things, claims based on negligence, trespass, strict liability and unfair trade practices related to the operation of swine waste lagoons and sprayfields in North Carolina. The lawsuit sought numerous and costly remedies, including injunctive relief to end all use of hog waste lagoons in North Carolina, unspecified but costly remediation efforts and other damages. On March 27, 2001, the Superior Court granted our motion and dismissed the lawsuit. The plaintiffs noted their appeal on April 11, 2001.

  In February 2001, Thomas E. Jones and twelve other individuals filed a lawsuit in the North Carolina General Court of Justice, Superior Court Division, Wake County, against Smithfield Foods, Inc., three of its subsidiaries, Wendell H. Murphy, Sr., Wendell H. Murphy, Jr., and Joseph W. Luter, III, referred to as the "Jones Suit." The Jones Suit alleged, among other things, claims based on negligence, trespass, strict liability and unfair trade practices related to the operation of swine waste lagoons and sprayfields in North Carolina. The lawsuit sought numerous and costly remedies, including injunctive relief to end all use of hog waste lagoons in North Carolina, unspecified but costly remediation efforts and other damages. On March 27, 2001, the Superior Court granted our motion and dismissed the lawsuit. The plaintiffs noted their appeal on April 11, 2001.

  Also in February 2001, Water Keeper Alliance Inc., Thomas E. Jones d/b/a Neuse Riverkeeper, and Neuse River Foundation filed two lawsuits in the United States District Court for the Eastern District of North Carolina against one of our subsidiaries, and two of that subsidiary's hog production facilities in North Carolina, referred to as the "Citizens Suits." Smithfield Foods, Inc. is named as a defendant in one of the suits, and the plaintiffs have served an amended notice of intent to join Smithfield Foods, Inc. as a defendant in the other suit. The Citizens Suits allege, among other things, violations of various environmental laws at each facility and the failure to obtain federal permits at each facility. The lawsuits seek remediation costs, injunctive relief and substantial civil penalties. We and our subsidiaries moved to dismiss each of these lawsuits. The motions were denied, as was our subsequent motion for their reconsideration.

  The Company has also received notices from several organizations, including the Water Keeper Alliance, of their intent to file additional lawsuits against us under various federal environmental statutes regulating water quality, air quality and management of solid waste. These threatened lawsuits may seek civil penalties, injunctive, relief and remediation costs. However, we are unable to determine whether any of these notices will result in suit being filed.

  In March 2001, Eugene C. Anderson and other individuals filed what purports to be a class action in the United States District Court for the Middle District of Florida, Tampa Division, against us and Joseph W. Luter, III, referred to as the "Anderson Suit." The Anderson Suit purports to allege violations of various laws, including the Racketeer Influenced and Corrupt Organizations Act, based on our alleged failure to comply with environmental laws. The complaint seeks treble damages that are unspecified. The plaintiffs filed an amended complaint on May 1, 2001. We have moved to dismiss the Anderson Suit. Plaintiffs have moved for class certification, which we have opposed. There has been no ruling on plaintiffs' certification motion.

  We believe that the Anderson Suit is baseless and without merit and we intend to defend the suit vigorously. We have investigated the allegations made in the Citizens Suits and believe that the outcome of these lawsuits will not have a material adverse effect on our financial condition or results of operations. We believe that all of the litigation described above represents the agenda of special advocacy groups including the Water Keeper Alliance Inc. The plaintiffs in these cases have stated that federal and state environmental agencies have declined to bring any of these suits and, indeed, have criticized these agencies.


Legal Proceedings

  In April 2000, Smithfield Foods, Inc. and one of its subsidiaries were named as defendants, along with IBP, in a civil action filed in the United States District Court for the Middle District of Georgia. The case was filed by four named plaintiffs on behalf of a putative nationwide class of hog producers who from 1994 to the present produced and sold finished hogs to the defendants on a spot, auction or cash market basis. The plaintiffs contend that the defendants violated the Packers and Stockyards Act of 1921 by reason of the defendants' engaging in various captive supply arrangements for the procurement of hogs for processing. We moved the Georgia court to dismiss the case for lack of jurisdiction or in the alternative transfer it to the Eastern District of Virginia, where we are headquartered. On March 30, 2001, the Georgia court granted our motion to transfer. On May 11, 2001, we filed a motion to dismiss the case, arguing that the alleged captive supply arrangements do not violate the Act and are consistent with similar vertical integration in the poultry industry. The Eastern District of Virginia court denied our motion to dismiss by order dated September 19, 2001. However, in light of the issues raised by that motion regarding the scope of the Act, the Court required the parties to comply with a schedule for a focused discovery plan relating to the allegation that captive supply hog procurement practices violate the Act and required prompt briefing on a motion for summary judgment by the defendants. The hearing on the summary judgment motion was November 21, 2001 and the court stated its intention to rule in our favor. We expect a written order to this effect in the near future.


Employees

  As of July 29, 2001, the Meat Processing Group had approximately 32,500 employees, approximately 13,750 of whom are covered by collective bargaining agreements expiring between January 15, 2002 and July 1, 2006, and the Hog Production Group had approximately 4,000 employees, none of whom are covered by collective bargaining agreements. A replacement for one collective bargaining agreement that expired October 31, 2001 is still being negotiated. While we believe that our relationship with our employees is satisfactory, we are involved in several proceedings on appeal to the National Labor Relations Board concerning two meat processing facilities. In one proceeding before the National Labor Relations Board, an administrative law judge has directed that a bargaining order be entered against us. The outcome of these appeals may determine whether approximately 1,800 employees will be union represented or whether new representation elections will be conducted to determine this issue.

                                   MANAGEMENT

Our Executive Officers and Directors

 Our executive officers and directors are set forth below.

                                                             Years in
                Name                          Age          Meat Industry          Positions with us and Other Information
                -----                         ---          -------------          ---------------------------------------
Joseph W. Luter, III...............            62              32                 Director; Chairman of the Board and Chief
                                                                                  Executive Officer
C. Larry Pope......................            46              20                 President and Chief Operating Officer
Joseph W. Luter, IV................            36              10                 Executive Vice President
Richard J. M. Poulson..............            62               2                 Executive Vice President and General
                                                                                  Counsel
Daniel G. Stevens..................            42               3                 Vice President and Chief Financial Officer
Jerry H. Godwin....................            54               7                 President of Murphy-Brown LLC
Lewis R. Little....................            57              37                 President of Smithfield Packing
Joseph B. Sebring..................            54              26                 President of John Morrell
Richard V. Vesta...................            54              30                 President of Packerland
Robert L. Burrus, Jr...............            66              --                 Director; Chairman of the law firm of
                                                                                  McGuireWoods LLP, Richmond, Virginia
Carol T. Crawford..................            58              --                 Director; Private investor and former
                                                                                  Commissioner of the U.S. International
                                                                                  Trade Commission
Ray A. Goldberg....................            74              --                 Director; Moffett Professor of Agriculture
                                                                                  and Business, Emeritus, Harvard Business
                                                                                  School
George E. Hamilton, Jr.............            85              63                 Director; Retired President and Chief
                                                                                  Operating Officer of Smithfield Packing
Wendell H. Murphy..................            62              38                 Director; Former Chairman of the Board
                                                                                  and Chief Executive Officer of Murphy
                                                                                  Farms
William H. Prestage................            66              33                 Director; Chairman of the Board, President
                                                                                  and Chief Executive Officer of Prestage
                                                                                  Farms, Inc. /(1)/, Clinton, North
                                                                                  Carolina, a
                                                                                  hog and turkey producer
John T. Schwieters.................            61              --                 Director; Vice Chairman of Perseus
                                                                                  L.L.C., a merchant bank and private
                                                                                  equity fund
                                                                                  management company
Melvin O. Wright...................            72              --                 Director; Advisor to PrimeCorp Finance, a
                                                                                  Paris merchant bank

__________________________
(1) As discussed elsewhere in this prospectus, this producer is a party to various hog supply contracts and/or hog production arrangements with us. For further information, see "Related Party Transactions."

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth some information concerning (i) the share ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock and (ii) the share ownership of our Common Stock by all Directors and executive officers as a group, in each case as of July 12, 2001.

                                                                             Amount and Nature of
                                                                             Beneficial Ownership
Name and Address of                                                            (Number of Shares           Percent
Beneficial Owner                                                               Beneficially Owned          of Class
-------------------                                                          ---------------------         --------
Joseph W. Luter, III.....................................................            6,237,886 (1)            5.9%
 Smithfield Foods, Inc
 200 Commerce Street
 Smithfield, VA 23430
Wendell H. Murphy, some family members and a related entity..............           19,581,012 (2)           18.8%
 Post Office Box 280
 Rose Hill, NC 28458
Directors and Executive Officers as a group..............................           26,951,798 (3)           25.9%

_____________
  (1) Includes 400,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options.
  (2) In connection with our purchase of Murphy Farms, Inc. and affiliated corporations in January 2000, Wendell H. Murray, a director, and family members listed below entered into a shareholders agreement with us pursuant to which the Murphy family members agreed to restrictions relating to, among other things, the voting and disposition of their shares of common stock. For purposes of the reporting requirements of the Exchange Act, these arrangements may cause the Murphy family members to be deemed to constitute a group. Previously, the Murphy family members expressly disclaimed the existence of a group; however, they recently expressly elected to be considered as a group. As of June 30, 2001, Wendell H. Murphy holds 5,289,732 shares directly and 567,150 shares indirectly; Harry D. Murphy holds 2,924,844 shares directly and 321,630 shares indirectly; Joyce M. Norman holds 1,800,984 shares directly and 205,124 shares indirectly; Wendell H. Murphy, Jr. holds 3,432,676 shares directly and 390,966 shares indirectly; Wendy Murphy Crumpler holds 1,008,274 shares directly and 114,838 shares indirectly; Stratton K. Murphy holds 1,162,176 shares directly and 168,590 shares indirectly; Marc D. Murphy holds 1,162,176 shares directly and 168,590 shares indirectly; and Angela Brown holds 554,150 shares directly and 63,112 shares indirectly. The indirect ownership of the Murphy family members reflects their respective interests in 2,000,000 shares held in escrow in connection with our purchase of Murphy Farms. The Murphy family members are entitled to receive the shares held in escrow but they do not currently have voting power or dispositive power over those shares. The amount shown in the table includes 246,000 shares owned by a limited liability company, Murfam Enterprises, LLC, of which the Murphy family members are the sole owners and may therefore be deemed to share voting power and dispositive power with respect to those shares. The amount shown in the table does not include an additional number of shares (currently estimated at 446,872) that the Murphy family members are expected to become entitled to receive from us as the result of a post-closing purchase price adjustment in connection with the purchase of Murphy Farms.
  (3)  Includes 710,000 shares subject to presently exercisable stock options.

                          RELATED PARTY TRANSACTIONS

     In May, 1999, we purchased Carroll's Foods and some related companies and assets for 8,676,548 shares of common stock. As a result of this transaction, the former shareholders of Carroll's Foods (Carroll M. Baggett, James O. Matthews and Jeffrey S. Matthews) became the beneficial owners, in the aggregate, of 13,112,000 shares of our common stock, which amount includes shares of common stock previously held by Carroll's Foods or its affiliates. In August 1999, we repurchased 1,000,000 of these shares based on the prevailing market price at that time. In connection with the acquisition, we entered into a registration rights agreement and a shareholders agreement with the former Carroll's Foods shareholders. Under the registration rights agreement, each of the former Carroll's Foods shareholders is entitled for a period of seven years to have us register public resales of 1,000,000 or more shares of common stock, subject to customary terms and conditions, on demand. The agreement also provides for customary piggyback registration rights. We are not required under the registration rights agreement to file or maintain a "shelf registration" with respect to these shares.

     William H. Prestage, one of our directors, is the chairman of the board, president and chief executive office of Prestage Farms, Inc., a hog and turkey producer located in Clinton, North Carolina. We have a market-indexed multi-year purchase agreement with Prestage Farms which obligates us to purchase hogs produced by Prestage Farms in Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, we purchased $157,510,000 of live hogs from Prestage Farms in fiscal 2001. We believe that the prices paid under the purchase agreement with Prestage Farms are equivalent to market.

     In January 2000, we purchased Murphy Farms and some affiliated corporations for 22,108,792 shares of common stock (subject to post-closing adjustment). As a result of this transaction, the former shareholders of Murphy Farms (Wendell H. Murphy, a director, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown) became the beneficial owners in the aggregate of 24,042,792 shares of our common stock, which amount includes shares of common stock previously held by Murphy Farms, these shareholders and their affiliates. In connection with the acquisition, we entered into a registration rights agreement and a shareholders agreement with the former Murphy Farms shareholders. Under the registration rights agreement, each of the former Murphy Farms shareholders is entitled for a period of five years to have us register public resales of 1,000,000 or more shares of common stock, subject to customary terms and conditions, on demand. The agreement also provides for customary piggyback registration rights. We are not required under the registration rights agreement to file or maintain a "shelf registration" with respect to these shares. Under the shareholders agreement, each of the former Murphy Farms shareholders agreed for five years not to (i) initiate any solicitation of proxies from our shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act; (ii) oppose, or participate in any group opposing any management proposals presented at a shareholders meeting, or vote against any of these proposals; or (iii) acquire or substantially affect our control, or seek to do so. Under this agreement, these shareholders also agreed not to sell or otherwise transfer shares of common stock aggregating 5% or more of the then outstanding common stock to any one person or group. These shareholders further agreed not to sell or transfer within any 12-month period or make any other agreement or arrangement of transfer with respect to 10% or more of the shares of common stock, issued to any shareholder in connection with the acquisition of Murphy Farms.

     Wendell H. Murphy, one of our directors, holds a 35% interest in Murfam Enterprises, LLC and a 1% interest in DM Farms of Rose Hill, LLC. Some other former shareholders of Murphy Farms hold the remaining membership interests in Murfam Enterprises and DM Farms. Murfam Enterprises and DM Farms own some farms that produce hogs under the contract and sell feed ingredients to Murphy Farms. From January 2000 through the end of fiscal year 2001, we made payments totaling $3,769,872 to Murfam Enterprises for the production of hogs and feed ingredients and received payments totaling $1,448,569 from Murfam Enterprises for reimbursement of associated farm and other support costs. From January 2000 through the end of fiscal year 2001, we made payments of $29,030,975 to DM Farms for the production of hogs and received payments of $18,257,996 from DM Farms for reimbursement of associated farm and support costs. We believe that the terms of the foregoing arrangements were no less favorable to us than if entered into with unaffiliated parties.

     In May 2001, Mr. Prestage purchased a 51% interest in Stoecker Farms, Inc., a hog producer located in Ames, Iowa. An individual who is an employee of Murphy-Brown LLC owns the remaining 49% of Stoecker Farms. Mr. Prestage has an option to acquire the remaining 49% of Stoecker Farms, which is exercisable until November 2001. Murphy Farms and Stoecker Farms are parties to several contracts, including (i) a feeder pig purchase agreement expiring in 2010 (which may be extended to 2012 at Murphy Farms' option) under which Stoecker Farms purchases its requirements of feeder pigs from Murphy Farms, (ii) a service agreement (terminable by Stoecker Farms on 60 days' notice) under which Murphy Farms provides the services of some personnel to Stoecker Farms, and (iii) a non-exclusive feed purchase agreement. In addition, Murphy holds a note from, and provides some trade terms under the Stoecker Farms agreements to, Stoecker Farms. The obligations of Stoecker Farms to Murphy Farms under the note were incurred in connection with the sale of some assets by Murphy Farms to Stoecker Farms prior to our acquisition of Murphy Farms in January 2000. Stoecker Farms' obligations to Murphy Farms are secured by liens on substantially all the assets of Stoecker Farms.

     We believe that the terms of the Stoecker Farms agreements are no less favorable to us than market. We estimate that during fiscal 2001, Stoecker Farms made payments of approximately $184,200,000 to Murphy Farms under the Stoecker Farms agreements. Business volumes at approximately this level are expected to continue, based on equivalent hog prices, while the Stoecker Farms agreements are in effect.

     The aggregate amount outstanding from Stoecker Farms under the note and under the feeder pig purchase agreement was approximately $48,700,000 at the end of fiscal year 2001. The largest amount outstanding during the fiscal year was approximately $74,800,000. The rate of interest under the note is 8% per annum. Under the feeder pig purchase agreement, Stoecker Farms pays Murphy Farms for feeder pigs only after Stoecker Farms receives payment from its customer for them. No interest is accrued during this period.

     In September 9, 1998, we made loans aggregating $9,444,000 to our employees including Messrs. Luter and Pope. The loans were made to facilitate the employees' payment of the purchase price and taxes upon the exercise of stock options granted under our 1984 Stock Option Plan. The options, which would have expired in 1999, covered an aggregate of 2,520,000 shares. The loans bore interest payable quarterly at a rate of 8% per annum. Each employee's loan was secured by a pledge to us of shares acquired upon exercise of the options. Mr. Luter repaid his loan in full in the amount of $7,546,154 on July 7, 2000, by delivery of 524,950 shares of our common stock at a price of $14.38 per share. On that date, the market closed with a price of $14.4688 per share of our common stock. Mr. Pope repaid his loan principal and accrued interest in full in the amount of $306,000 on August 31, 2000.

     In March 14, 2001, we purchased 1,000,000 shares of our common stock from Mr. Luter at a purchase price of $15.75 per share. On that date, the market closed with a price of $15.88 per share of our common stock.

                              THE EXCHANGE OFFER

General

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $300,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of the senior notes. For the exchange offer to be effected the senior notes must be properly tendered on or prior to the date the exchange offer expires and the senior notes cannot have been properly withdrawn. The exchange offer is being made with respect to all of the senior notes.

     As of the date of this prospectus, the aggregate principal amount of the senior notes is $300,000,000. This prospectus, together with the letter of transmittal, is first being sent on or about ____________, 2001, to all registered holders of the senior notes. Our obligation to accept senior notes for exchange is subject to certain conditions set forth under "Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.


Purpose of the Exchange Offer

     The senior notes were issued on October 23, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the senior notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. In connection with the sale of the senior notes, we agreed to file with the SEC on or before 90 days after the issuance of the senior notes a registration statement registering the exchange notes to be offered in exchange for the senior notes. We also agreed that the notes to be registered, known as the exchange notes, would contain the same terms as the senior notes, except as is otherwise set forth in this prospectus.

     Under the exchange and registration rights agreement, we are obligated to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date of issuance of the senior notes. As soon as practicable after the effectiveness of the exchange offer registration statement, we will offer to the holders of transfer restricted securities, as defined below, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their transfer restricted securities for the exchange notes offered in connection with this prospectus, that are identical in all material respects to the senior notes, except that these exchange notes will not contain transfer restrictions and will be registered under the Securities Act. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the senior notes.

     If

     . we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

     . for any other reason the exchange offer is not consummated within 180 days after the date of issuance of the notes;

     . any initial purchaser so requests with respect to notes held by the initial purchaser that are not eligible to be exchanged for exchange notes in the exchange offer;

     . any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer; or

     . any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes,

then we will file as promptly as practicable, but in no event more than 75 days after so required or requested, with the SEC, which we refer to as the shelf filing date, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

     For purposes of the above, "transfer restricted securities" means each senior note, until the earliest to occur of:

     . the date on which that senior note has been exchanged for a freely transferable exchange note in the exchange offer;
     . the date on which that senior note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or
     . the date on which that senior note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

     We will use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement, declared effective by the SEC as promptly as practicable after it is filed. Unless the exchange offer will not be permitted by policy of the SEC, we will commence the exchange offer and will use our reasonable best efforts to consummate it as promptly as practicable, but in any event before 180 days after the date of issuance of the senior notes. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of two years after the date of issuance of the senior notes or the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

     We will be deemed not to have used our reasonable best efforts to keep the shelf registration statement effective during the requisite period if we voluntarily take any action that would result in holders of transfer restricted securities covered by the shelf registration statement not being able to offer and sell those transfer restricted securities during that period, unless this action is required by applicable law. The foregoing will not apply to actions taken by us in good faith and for valid business reasons (not including avoidance of our obligations under the exchange and registration rights agreement), including, without limitation the acquisition or divestiture of assets, so long as we within 30 days thereafter comply with the requirements of the exchange and registration rights agreement.

     Any period during which we fail to keep the shelf registration statement effective and usable for offers and sales of transfer restricted securities is referred to as a "suspension period." A suspension period would commence on and include the date that we give notice that the shelf registration statement is no longer effective or the prospectus included in this shelf registration statement is no longer usable for offers and sales of transfer restricted securities. The suspension period would end on the date when each holder of transfer restricted securities covered by the shelf registration statement either receives the copies of a supplemented or amended prospectus or is advised in writing by us that use of the prospectus may be resumed. If one or more suspension periods occur, the two-year time period referenced above would be extended by the aggregate of the number of days included in each suspension period.

     If any of the following events occur, each of which we refer to as a registration default:

     . the exchange offer registration statement is not filed with the SEC on or before 90 days after the date of issuance of the senior notes or the shelf registration statement is not filed with the SEC on or before the shelf filing date;

     . the exchange offer registration statement is not declared effective within 150 days after the date of issuance of the senior notes or the shelf registration statement is not declared effective within 150 days after the shelf filing date;

     . the exchange offer is not consummated on or before 180 days after the date of issuance of the senior notes; or

     . the shelf registration statement is filed and declared effective within 150 days after the shelf filing date but thereafter ceases to be effective, at any time that we are obligated to maintain its effectiveness, without being succeeded within 75 days by an additional registration statement being filed and declared effective, we will be obligated to pay additional interest to each holder of transfer restricted securities, during the period of one or more registration defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the senior notes constituting transfer restricted securities held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated, or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued additional interest will be paid to holders in the same manner as interest payments on the senior notes on semi-annual payment dates that correspond to interest payment dates for the senior notes. Additional interest only accrues during a registration default.

     The exchange and registration rights agreement also provides that we will:

     . make available, for a period of 90 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes received in exchange for senior notes that were acquired as a result of market-making activities or other trading activities; and

     . pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the senior notes, and will indemnify holders of the senior notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act.

     A broker-dealer that delivers a prospectus to purchasers in connection with resales of the exchange notes will be subject to some of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including indemnification rights and obligations.

Resale of Exchange Notes

     Each holder of senior notes who wishes to exchange its senior notes for exchange notes in the exchange offer will be required to make representations, including representations that:

     . any exchange notes to be received by it will be acquired in the ordinary course of its business;

     . it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     . it is not an "affiliate," as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for senior notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes.

     Holders of the senior notes will be required to make representations to us, as described above, in order to participate in the exchange offer. They will also be required to deliver information to be used in connection with the shelf registration statement in order to have their senior notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. A holder who sells senior notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to a holder, including indemnification obligations.

     For so long as the senior notes are outstanding, we will continue to provide to holders of the senior notes and to the prospective purchaser of the senior notes the information with respect to us required by Rule 144A(d)(4) under the Securities Act.

Terms of the Exchange

     Subject to the terms and conditions set forth in this prospectus and the letter of transmittal we will accept for exchange any senior notes properly tendered and not properly withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of senior notes surrendered upon the exchange offer. Senior notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the forms and terms of the senior notes except that the exchange notes:

     .  will be registered under the Securities Act;

     .  will not bear legends restricting their transfer; and

     . will not provide for any additional interest upon our failure to fulfill our obligation under the registration rights agreement to file, and cause to be effective, a registration statement.

The exchange notes will evidence the same debt as the senior notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the senior notes. Consequently, both series will be treated as a single class of debt securities under the indenture. For a description of the indenture, see "Description of the Exchange Notes" below.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of senior notes being tendered or accepted for exchange.

     As of the date of this prospectus, $300 million aggregate principal amount of the senior notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of senior notes. There will be no fixed record date for determining registered holders of senior notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Senior notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the senior notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered senior notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to such holders. Subject to the terms of the registration rights agreement. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any senior notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "Conditions to the Exchange Offer."

     Tendering holders of the senior notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the senior notes pursuant to the exchange offer.

     Interest on each exchange note issued pursuant to the exchange offer will accrue from the last interest payment date to which interest was paid on the senior notes surrendered in the exchange offer. If no interest has been paid on the senior notes from the date of original issue of the senior notes, then interest will accrue from the date of original issue of the senior notes.


Expiration Date; Extensions; Termination; Amendments

     The exchange offer will expire at 5:00 p.m., New York City time on _____, 2002, unless in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of senior notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     .  to delay accepting for exchange any of the senior notes;

     . to extend the exchange offer or to terminate the exchange offer and to refuse to accept senior notes not previously accepted if any of the conditions set forth below under "Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     . subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the senior notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the senior notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

How to Tender

     Only a holder of senior notes may tender such senior notes in the exchange offer. To tender in the exchange offer, a holder must:

     . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date;

     .  comply with the guaranteed delivery procedures described below; or

     . the holder must comply with the DTC's Automated Tender Offer Program procedures described below.

In addition, either:

     . the exchange agent must receive the senior notes along with the letter of transmittal; or

     . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such senior notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     . the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of the senior notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or senior notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its senior notes, either:

     . make appropriate arrangements to register ownership of the senior notes in such owner's name; or

     . obtain a properly completed bond power from the registered holder of the senior notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the senior notes tendered pursuant thereto are tendered:

     . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     .  for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any senior notes listed on the senior notes, such senior notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the senior notes and an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the senior notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     . DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering senior notes that are the subject of such book-entry confirmation;

     . such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     .  the agreement may be enforced against such participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered senior notes and withdrawal of tendered senior notes. Our determination will be final and binding. We reserve the absolute right to reject any senior notes not properly tendered or any senior notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular senior notes. Interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of senior notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of senior notes neither we, the exchange agent nor any other person will incur any liability for failure to give such satisfaction. Tenders of senior notes will not be deemed made until such defects or irregularities have been cured or waived. Any senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for senior notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     . senior notes or a timely book-entry confirmation of such senior notes into the exchange agent's account at DTC; and

     . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of senior notes will represent to us that, among other things:

     . any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     . the holder is not an initial purchaser, that has, or is reasonably likely to have an unsold allotment of the senior notes from the initial issuance of the senior notes;

     . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for senior notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

     . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the senior notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of senior notes by causing DTC to transfer such senior notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of senior notes who are unable to deliver confirmation of the book-entry tender of their senior notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their senior notes according to the guaranteed delivery procedures described below.


Guaranteed Delivery Procedures

   Holders wishing to tender their senior notes but whose senior notes are not immediately available or who cannot deliver their senior notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

   . the tender is made through an eligible guarantor institution;

   . prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

     . setting forth the name and address of the holder, the registered number(s) of such senior notes and the principal amount of senior notes tendered;

     . stating that the tender is being made; and

     . guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile of the letter of transmittal, together with the senior notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

   . the exchange agent receives such properly completed and executed letter of transmittal, or a facsimile of the letter of transmittal, as well as all tendered senior notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

  Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their senior notes according to the guaranteed delivery procedures set forth above.

Withdrawal Rights

  Except as otherwise provided in this prospectus, holders of senior notes may withdraw their tenders at any time prior to the expiration date.

  For a withdrawal to be effective:

  . the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "Exchange Agent;" or

  . holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

  Any such notice of withdrawal must:

  . specify the name of the person who tendered the senior notes to be withdrawn;

  . identify the senior notes to be withdrawn (including the principal amount of such senior notes); and

  . where certificates for senior notes have been transmitted, specify the name in which such senior notes were registered, if different from that of the withdrawing holder.

  If certificates for senior notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  .  the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

  If senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn senior notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any senior notes so withdrawn not to have been validity tendered for purposes of the exchange offer. Any senior notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of senior notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such senior notes will be credited to an account maintained with DTC for senior notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn senior notes may be retendered by following one of the procedures described under "How to Tender" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

  Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any senior notes, and we may terminate the exchange offer as provided in this prospectus before accepting any senior notes for exchange if in our reasonable judgment:

  . the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  . the exchange offer, or the making of any exchange by a holder of senior notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

  In addition, we will not be obligated to accept for exchange the senior notes of any holder that has not made to us:

  . the representations described under "Purpose of the Exchange Offer," "How to Tender" and "Plan of Distribution" and

  . such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

  We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, it may delay acceptance of any senior notes by giving oral or written notice of such extension to their holders. During any such extensions, all senior notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any senior notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any senior notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the senior notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

  These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

  In addition, we will not accept for exchange any senior notes tendered, and will not issue exchange notes in exchange for any such senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.


Exchange Agent

  SunTrust Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

    By Facsimile:       By Registered or Certified Mail:    By Hand/Overnight Delivery:
    (404) 588-7335      SunTrust Bank                       SunTrust Bank
                        Corporate Trust Depart. (mc008)     Corporate Trust Depart. (mc008)
                        25 Park Place, 24/th/ Floor         25 Park Place, 24/th/ Floor
                        Atlanta, Georgia 30303-2900         Atlanta, Georgia 30303-2900
                        Attention: Jack Ellerin             Attention: Jack Ellerin

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.


Fees and Expenses

  We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

  We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and reimburse it for its related reasonable out-of-pocket expenses.

  We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $300,000. They include:

  .  SEC registration fees;

  .  fees and expenses of the exchange agent and trustee;

  .  accounting and legal fees and printing costs; and

  .  related fees and expenses.

Transfer Taxes

  We will pay all transfer taxes, if any, applicable to the exchange of senior notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  . certificates representing senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the senior notes tendered;

  . tendered senior notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of senior notes under the exchange offer.

  If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

  Holders of senior notes who do not exchange their senior notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the senior notes:

  . as set forth in the legend printed on the senior notes as a consequence of the issuance of the senior notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . otherwise set forth in the offering memorandum distributed in connection with the private offering of the senior notes.

  In general, you may not offer or sell the senior notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the senior notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  .  cannot rely on the applicable interpretations of the SEC; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

  We will record the exchange notes at the same carrying value as the senior notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.


Solicitation of Tenders

  No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If such information or representations are given or made they should not be relied upon as though authorized by us. Neither the delivery of this prospectus nor any exchange made based on this Prospectus will create any implication that there has been no change in our affairs since the dates of the information provided by this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of senior notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of senior notes in such jurisdiction. In any jurisdiction which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers and they are licensed under the laws of such jurisdiction.

Federal Income Tax Consequences

  The exchange of the senior notes for the exchange notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently,
(i) no gain or loss should be realized by a U.S. Holder upon receipt of the exchange notes; (ii) the holding period of the exchange notes should include the holding period of the senior notes exchanged therefor; and (iii) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the senior notes exchanged therefor immediately before the exchange. Even if the exchange of senior notes for the exchange notes were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange notes should have the same issue price as the senior notes and a U.S. Holder should have the same adjusted basis and holding period in the exchange note as it had in the senior notes immediately before the exchange.

  As used in this prospectus, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

   Holders of senior notes who are not U.S. Holders are urged to consult their own advisors regarding the tax consequences to them of an exchange of senior notes for exchange notes.

Other

  Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

  We may in the future seek to acquire untendered senior notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any senior notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered senior notes.

                             DESCRIPTION OF NOTES


  The exchange notes will be issued under the indenture, dated as of October 23, 2001, between SunTrust Bank, the trustee, and us. A copy of the indenture is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available upon request at our address set forth under the heading "Incorporation of Certain Documents By Reference." This is the same indenture under which the senior notes were issued. SunTrust Bank also serves as the trustee under the indenture relating to our 1998 Notes.

  The following description is only a summary of the provisions of the indenture. This summary is qualified in its entirety by reference to all the provisions of the indenture, including the definitions of terms used in the indenture and those terms made part of the indenture by reference to the Trust Indenture Act of 1939. Upon the issuance of the exchange notes or, if we file the shelf registration statement described on page 65 of this prospectus, upon the effectiveness of the shelf registration statement, the indenture will be subject to and governed by the Trust Indenture Act.

  You will find the definitions of capitalized terms used in this description at the end of this section under the heading "Certain Definitions." For purposes of this description, references to the "Company," "we," "our" and "us" refer to Smithfield Foods, Inc. and not to its subsidiaries. References to "Notes" refers to both the senior notes and the exchange notes.

General

  Principal of, premium, if any, and interest on the exchange notes will be payable, and the Notes may be exchanged or transferred, at our office for that purpose in the Borough of Manhattan, The City of New York. Initially the office of exchange or transfer will be the office of the Trustee, located at 88 Pine Street, 19th Floor, New York, NY 10005. Alternatively, at our option, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register. We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depositary Trust Company or its nominee in immediately available funds to The Depositary Trust Company or its nominee, as the case may be, as the registered holder of such global note.

  The Notes will be our general unsecured, senior obligations, ranking equally in right of payment to any of our future senior indebtedness.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with the transfer.

  The exchange notes are new securities and there is currently no established market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance

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as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading in the PORTAL market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.


Terms of the Notes

  The Notes will initially be limited to $300,000,000 aggregate principal amount, and will mature on October 15, 2009. The indenture permits us to issue an unlimited amount of Notes, subject to compliance with the terms of the covenants described under "Certain Covenants--Limitation on Indebtedness."
Each Note will bear interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually on October 15 and April 15 of each year, beginning April 15, 2002 to Holders of record at the close of business on the October 1 or April 1 immediately before the interest payment date.


No Sinking Fund or Redemption

  The Notes will not be redeemable at the option of the Company and will not be entitled to the benefit of any sinking fund.


Ranking

  The Notes will be our general unsecured obligations that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. In the event of our bankruptcy, liquidation, reorganization or other winding up or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Revolving Credit Facility, the Senior Secured Notes or other Secured Indebtedness, our assets that secure Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such Revolving Credit Facility, the Senior Secured Notes and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding. The Notes are not guaranteed by our subsidiaries. As a result, the Notes are structurally junior to the obligations and liabilities of our subsidiaries.

  As of July 29, 2001, the aggregate principal amount of our indebtedness, including capital lease obligations, was approximately $1,301.5 million, of which $1,114.9 million was senior secured indebtedness. As of July 29, 2001, the aggregate principal amount of indebtedness of our subsidiaries was approximately $199.6 million, excluding capital lease obligations and guarantees of the Revolving Credit Facility and the Senior Secured Notes.


Change of Control

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  Upon the occurrence of any of the following events (each, a "Change of
Control"), each Holder will have the right to require us to repurchase all or any part of the Holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Holder's Notes, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of our assets on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than us or one or more of our Restricted Subsidiaries;

     (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of our Voting Stock (or our successor by merger, consolidation or purchase of all or substantially all of our assets);

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (iv) the adoption of a plan relating to our liquidation or dissolution.

  In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then the indenture requires that prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, we shall either (i) repay in full all Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. We will first comply with the covenant in the preceding sentence before we will be required to make the Change of Control Offer or to purchase the Notes pursuant to the provisions described in this prospectus; provided that such compliance will not extend the time periods set forth in the indenture for us to make an offer to repurchase the Notes in connection with a Change of Control.

  Within 30 days following any Change of Control, we shall mail a notice (the "Change of Control Offer") to each Holder with a copy to the Trustee stating:
(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a

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purchase price in cash equal to 101% of the principal amount of the Holder's
Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (4) that any Note not tendered will continue to accrue interest pursuant to its terms;
(5) that, unless we default in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and (6) the instructions determined by us, consistent with this covenant, that a Holder must follow in order to have its Notes purchased or to cancel such order of purchase.

  On or before the Change of Control Payment Date, we shall: (i) accept for payment Notes or portions of the Notes tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions of the Notes so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions of the Notes so accepted together with an Officers' Certificate specifying the Notes or portions of the Notes accepted for payment by us. The paying agent shall promptly mail, to the Holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of the "Change of Control" covenant of the indenture, the Trustee shall act as paying agent.

  We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our indenture obligations under this covenant by virtue of our compliance with applicable securities laws and regulations.

  The Change of Control purchase feature is a result of negotiations between us and the initial purchasers of the senior notes. We have no present plans to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

  If we are unable to repay all of our indebtedness that would prohibit repurchase of the Notes or are unable to obtain the consents of the holders of indebtedness, if any, of our outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then we will have breached the "Change of Control" covenant of the indenture. This breach will constitute an Event of Default under the indenture if it continues for a period of 30

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consecutive days after written notice is given to us by the Trustee or the
Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, our failure to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

  The occurrence of a Change of Control would constitute a default under the Revolving Credit Facility. In addition, certain events that may constitute a Change of Control under the Revolving Credit Facility and cause a default thereunder may not constitute a Change of Control under the indenture. Furthermore, we are required upon the occurrence of certain change of control events (including but not limited to, certain events which would constitute a Change of Control) to make an offer to repurchase the 1998 Notes and the Senior Secured Notes. Future Indebtedness of us and our Subsidiaries may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes or of the 1998 Notes could cause a default under agreements evidencing such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases of either of the Notes or of any indebtedness outstanding that would prohibit such a Note repurchase.

  The definition of "Change of Control" (see clause (i) of such definition) includes a disposition of all or substantially all of our property and assets and the property and assets of our Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether we are required to make an offer to repurchase the Notes as described above.

  None of the provisions of the indenture relating to a purchase of the Notes upon a Change of Control is waivable by our Board of Directors. Without the consent of each affected Noteholder, after the mailing of the notice of a Change of Control Offer, no amendment of the indenture may, directly or indirectly, affect our obligation to consummate a Change of Control Offer or waive any default in the performance of the provisions of the indenture relating to a purchase of the Notes upon a Change of Control or modify any of the provisions of the definitions with respect to any such offer.


Certain Covenants

  The indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) We will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that we and

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our Restricted Subsidiaries may Incur Indebtedness if on the date of the
Incurrence of such Indebtedness the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

  (b) Notwithstanding the foregoing paragraph (a), we and our Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:

      (i) (A) Our Indebtedness Incurred pursuant to the Revolving Credit Facility and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to us or any Subsidiary of ours (except for Standard Securitization Undertakings) in an aggregate principal amount for Indebtedness Incurred under clauses (A) and (B) since the date of the 1998 Indenture and outstanding at any one time, not to exceed the greater of (x) $400.0 million, less the aggregate amount of all repayments of principal actually made under the Revolving Credit Facility since the 1998 Issue Date with Net Available Cash from Asset Dispositions pursuant to clause
  (a)(iii)(A) of the covenant described under "--Limitation on Sales of Asset Sales" and (y) the Borrowing Base;

      (ii) the incurrence by us of Indebtedness represented by the Notes;

      (iii) Indebtedness (A) of ours to any Wholly Owned Subsidiary and (B) of any Restricted Subsidiary to us or any other Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by us or such Restricted Subsidiary, as the case may be;

      (iv) any Indebtedness (other than the Indebtedness described in clauses
  (i) or (iii) above) outstanding on the date of the 1998 Indenture, including the 1998 Notes and the Senior Secured Notes then in existence and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or paragraph (a);

      (v) Indebtedness represented by the Subsidiary Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above;

      (vi) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

      (vii) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes by us or any Restricted Subsidiary in the ordinary course of business;

      (viii) Indebtedness (in addition to Indebtedness described in clauses (i), (iii) and (iv)) of us or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate

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  principal amount at any time outstanding, since the date of the 1998
  Indenture, not in excess of $50.0 million;

      (ix) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us or
  (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary, we shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above after giving effect to such acquisition; and

     (x) Indebtedness (in addition to Indebtedness described in clauses (i)-
  (ix)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (x) since the date of the 1998 Indenture and then outstanding, will not in the aggregate exceed $50.0 million.

  (c) Notwithstanding the foregoing, we will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Subordinated Indebtedness unless such Indebtedness (i) will be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness and (ii) will not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded.

  (d) We will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by us or a Restricted Subsidiary.

  (e) No Subsidiary Guarantor will incur any Indebtedness if the proceeds of the Indebtedness are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness.

  (f) For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses.

  (g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness

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denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on Restricted Payments.   (a) We will not, and will not permit any
Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to us or any of our Subsidiaries (and, if such Subsidiary is not directly or indirectly owned 100% by us, to our other stockholders on a pro rata basis),
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than us or any of our Subsidiaries, (iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being referred to as a "Restricted Payment") if at the time we or such Restricted Subsidiary make such Restricted
Payment:

     (1) a Default shall have occurred and be continuing (or would result from the above actions);

     (2) we could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by our Board of Directors, whose determination shall be conclusive and evidenced by a resolution of our

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  Board of Directors) declared or made subsequent to the date of the 1998
  Indenture would exceed the sum of:

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on the 1998 Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

       (B) the aggregate Net Cash Proceeds received by us from the issuance or sale of our Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to the 1998 Issue Date (other than an issuance or sale to a Subsidiary of ours and other than an issuance or sale to an employee stock ownership plan or other trust established by us or any of our Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which we or any Restricted Subsidiary are the lender or are liable as guarantor or otherwise);

       (C) the sum of (i) the amount by which our Indebtedness is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary of ours) subsequent to the 1998 Issue Date, of any our Indebtedness or our Restricted Subsidiaries convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by us upon such conversion or exchange) and (ii) the aggregate Net Cash Proceeds received by us (less any contingent amounts that we may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of ours) subsequent to the 1998 Issue Date of any our Indebtedness or our Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

       (D) the amount equal to the net reduction in Investments since the 1998 Issue Date in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to us or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by us or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses
     (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

       (E) to the extent that any Restricted Investment that was made after the 1998 Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and (B) the net book value of such Restricted Investment.

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  (b) So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

       (i) any purchase, defeasance or redemption of our Capital Stock or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of ours or an employee stock ownership plan or other trust established by us or any of our Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which we or any Restricted Subsidiary are the lender or are liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(B) of paragraph (a);

       (ii) any purchase, defeasance or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Subordinated Indebtedness that is Refinancing Indebtedness; provided, however, that (A) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

       (iii) the repurchase, redemption or other acquisition or retirement for value of our Subordinated Indebtedness or Guarantor Subordinated Indebtedness of any of our Restricted Subsidiaries pursuant to a change of "control" or "asset sale" covenant set forth in the indenture pursuant to which the same is issued and such "change of control" and "asset sale" covenants are substantially identical in all material respects to the comparable provisions included in the indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture pursuant to which the same is issued and provided further that we have repurchased all Notes required to be repurchased by us pursuant to the terms and conditions described under the caption "Change of Control" or "Certain Covenants--Limitation on Asset Sales," as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the "change of control" or "asset sale" covenant included in such indenture; provided that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

       (iv) dividends paid within 60 days after the date of declaration of such dividend if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

       (v) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; or

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       (vi)  Permitted Employee Payments in an aggregate amount not in excess of
  $5.0 million since the 1998 Issue Date; provided, however, that such payments shall be included in the calculation of Restricted Payments.

  Limitation on Sale/Leaseback Transactions.   We will not, and will not permit
any of our Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

       (1) we or such Restricted Subsidiary, as the case may be, receive consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

       (2) we or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness";

       (3) we or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under "--Limitation on Liens"; and

       (4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "--Limitation on Sale of Assets" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to us or any other Restricted Subsidiary, (ii) make any loans or advances to us or any other Restricted Subsidiary or (iii) transfer any of its property or assets to us or any other Restricted Subsidiary, except:

       (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the 1998 Issue Date, including pursuant to the indenture, the Revolving Credit Facility and the Senior Secured Notes then in existence;

       (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by us) and outstanding on such date;

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       (3)   any encumbrance or restriction with respect to a Restricted
  Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Holders of the Notes taken as a whole than the original encumbrances and restrictions contained in such agreements;

       (4)   in the case of clause (iii) above, any encumbrance or restriction
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any of our property or assets or any Restricted Subsidiary not otherwise prohibited by the indenture, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements and (D) ordinary course provisions restricting the assignability of contracts;

       (5) any restriction with respect to us or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or our assets or the assets of such Restricted Subsidiary pending the closing of such sale or disposition;

       (6) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; and

       (7)   any restriction by operation of applicable law.

  Limitation on Sales of Assets. (a) We will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) we or such Restricted Subsidiary receive consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition (as determined in good faith by our management, or if such Asset Disposition involves consideration in excess of $20.0 million, by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee),
(ii) at least 75% of the consideration received by us or such Restricted Subsidiary is in the form of cash and/or Cash Equivalents (except such requirement of cash and/or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers' Certificate delivered to the Trustee) and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by us (or such Restricted Subsidiary, as the case may be) as follows:

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       (A)   first, to the extent we or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock or Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent we or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary) within 365 days from the date of such Asset
  Disposition; (C) third, to the extent of the balance of such Net Available
  Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the indenture or the 1998 Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, we or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, we and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this covenant exceeds $10.0 million.

  For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of our Indebtedness (other than our Disqualified Stock or Subordinated Indebtedness) or any Restricted Subsidiary and our release or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by us or any Restricted Subsidiary from the transferee that are converted within 30 days by us or such Restricted Subsidiary into cash. Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to this paragraph (a) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

       (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C), we will be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) we will make an offer to purchase (an "Offer") within ten days of such time from all holders of the Notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu

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Indebtedness to permanently reduce the principal amount of such Pari Passu
Indebtedness, we will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to us for use in accordance with clause (a)(iii)(D) above. We shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) ("Excess Proceeds") is less than $10.0 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

       (c)   We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (c) by virtue of the applicable securities laws and regulations.

       Limitation on Transactions with Affiliates. (a) We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of ours (an "Affiliate Transaction") on terms (i) that are less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved or negotiated and entered into on behalf of us or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by us and our Restricted Subsidiaries in excess of $20.0 million will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not an Affiliate or (ii) fair to us or such Restricted Subsidiary, as the case may be, from a financial point of view.

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       (b)   The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) the performance of our or Restricted Subsidiary's obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by our Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors' and officers' insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by our Board of Directors or Senior Management, (v) any transaction between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vi) transactions effected as part of a Qualified Receivables Transaction, (vii) any issuance by us of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by our Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of our business or our Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to us or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of our Board of Directors or Senior Management, and
(ix) any agreement as in effect on the 1998 Issue Date or any amendment to any such agreement (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect).

       Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. We (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, lease, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary to any Person (other than to us or a Wholly Owned Subsidiary), and (ii) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than directors' qualifying shares) to any Person (other than to us or a Wholly Owned Subsidiary); provided, however, that (i) we are permitted to sell all the Capital Stock of a Restricted Subsidiary as long as we are in compliance with the terms of the covenant described under "--Limitation on Sales of Assets" and (ii) we are permitted to sell less than all of the Capital Stock of a Restricted Subsidiary if (A) immediately after giving effect to such sale such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such sale would have been permitted to be made under "--Limitation on Restricted Payments" covenant if made on the date of such issuance or sale and (B) we are in compliance with the terms of the covenant described under "--Limitation on Sales of Assets."

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       Limitation on Liens. We will not, and will not permit any of its
Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any of our assets or property or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits from any such asset or property, or assign or convey any right to receive income from any such asset or property, unless the Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

       The indenture will provide that no Subsidiary Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of such Subsidiary Guarantor on any asset or property of such Subsidiary Guarantor or any income or profits from any such asset or property, or assign or convey any right to receive income from any such asset or property, unless the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Guarantor Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

       Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.

       SEC Reports. Notwithstanding that we may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file (if then permitted to do so) with the SEC and provide (whether or not so filed with the SEC) the Trustee and Noteholders and prospective Noteholders (upon request) within 15 days of the date of filing with the SEC or, if not filed, on the date that such reports would be required to be filed with the SEC if we were a reporting company, with the annual reports and the information, documents and other reports, which are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, that we shall provide one copy of the exhibits of the foregoing to the Trustee and shall (upon request) provide additional copies of such exhibits to any Noteholder or prospective Noteholder. We also will comply with the other provisions of (S)314(a) of the Trust Indenture Act.

       Future Subsidiary Guarantors. (a) The indenture will provide that we will not permit any Restricted Subsidiary to Guarantee the payment of any of our Indebtedness or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary (a "Subsidiary Guarantee") except that with respect to a guarantee of our Indebtedness if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement of the obligation may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement of the obligation is subject to general principles of equity; provided that this paragraph (a) shall not become applicable to any Guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of ours and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of ours or (y) that Guarantees the payment of our obligations or any Restricted Subsidiary under the Revolving Credit Facility or the Senior Secured Notes or Indebtedness with similar terms (other than interest rates and maturity), provisions and covenants as the Senior Secured Notes and such Indebtedness is secured by a Lien Incurred exclusively under clause (18) of the definition of Permitted Liens and the principal amount of such Indebtedness in the aggregate does not exceed 15% of Total Assets and any refunding, refinancing or replacement of Total Assets, in whole or in part; provided that such Indebtedness incurred under this clause (y) and any refunding, refinancing or replacement (1) does not constitute Subordinated Indebtedness and (2) is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (2) being an "Excluded Guarantee").

       (b) Notwithstanding the foregoing and the other provisions of the indenture, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of ours, of all of our Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture), (ii) the release or discharge of the guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or (iii) such Restricted Subsidiary is designated an Unrestricted Subsidiary of ours in accordance with the terms of the indenture by our Board of Directors.

       Limitation on Lines of Business. We will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.


Effectiveness of Covenants

       The covenants described under "--Limitation on Indebtedness," "-- Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets," "--Limitation on Transactions with Affiliates," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--SEC Reports," "--Future Subsidiary Guarantors" and "--Limitation on Lines of Business" (the "Suspended Covenants") will no longer be in effect upon our reaching Investment Grade Status.

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Merger and Consolidation

       We will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into us, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of ours under the Notes and the indenture; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the indenture and the Notes; and (v) we will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transactions or series of transactions) of all or substantially all of the properties and assets of one or more of our Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

       Subject to paragraph (b) of "--Future Subsidiary Guarantors," each Subsidiary Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless, (i) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a Person organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) will expressly assume in writing all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Subsidiary Guarantee; and (v) we will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with the indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, the Capital Stock of which constitutes all or substantially of all of the properties and assets of such Subsidiary Guarantor, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor.

       The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture, but we, as the predecessor company, in the case of a conveyance, transfer or lease of all or substantially all our assets will not be released from the obligation to pay the principal of and interest on the Notes. Solely for the purpose of computing amounts described in clause 3(A) of "--Limitation on Restricted Payments," the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

       Notwithstanding the foregoing clauses (ii) and (iii) of the first paragraph of this covenant, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us and (2) we may merge with an Affiliate incorporated exclusively for the purpose of reincorporating us in another jurisdiction to realize tax or other benefits.


Defaults

       An Event of Default is defined in the indenture as (i) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon required repurchase, upon declaration or otherwise, (ii) a default in any payment of interest on any Note when due, continued for 30 days,
(iii) the failure by us or any Subsidiary Guarantor to comply with our or its obligations under the covenant described under "--Merger and Consolidation" above, (iv) the failure by us to comply for 30 days after notice with any of our obligations under the covenants described under "--Change of Control" or "-- Certain Covenants" above (in each case, other than a failure to purchase
Notes), (v) a default by us in the performance of or a breach by us of any other covenant or agreement of ours in the indenture or under the Notes and such default continues for a period of 60 consecutive days after receipt by us of notice of such default or breach, (vi) the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under any Subsidiary Guarantee to which such Subsidiary Guarantor is a party, after any applicable grace period, (vii) the failure by us or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders of any such Indebtedness if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the
"cross acceleration provision"), (viii) certain events of bankruptcy, insolvency or reorganization, whether voluntary or involuntary, of us or a Significant Subsidiary (the "bankruptcy provisions"), (ix) the rendering of any judgment or decree for the payment of

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money in excess of $25.0 million or its foreign currency equivalent in the aggregate for all such final judgments or orders against us or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged within ten days or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded (the "judgment default provision"), or (x) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms of the Subsidiary Guarantee) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee if such Default continues for 30 days.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

       However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify us of the Default and we do not cure such Default within the time specified in clauses (iv) and (v) after receipt of such notice.

       If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary) occurs and is continuing, the Trustee by notice to us, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (vii) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (vii) shall be remedied or cured by us and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary occurs and is continuing, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

       Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders

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unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

       The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect of those Defaults.


Defeasance

       We may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and our related obligations and (iv) the Legal Defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and, after such an election is made, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.

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

       We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option. If we exercise our Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi), (vii), (viii) (with respect to Significant Subsidiaries), (ix) or (x) under "Events of Default" above or because of the failure of us to comply with clause (iii) or (iv) under "Certain Covenants-- Merger and Consolidation" above.

       In order to exercise either Legal Defeasance or Covenant Defeasance, (i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of both, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment of the Notes or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound; (vi) we shall have delivered to the Trustee an opinion of counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of ours, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) certain other customary conditions precedent are satisfied.

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Amendments and Waivers

  Subject to certain exceptions, the indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default (other than with respect to nonpayment) or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an affected outstanding Note, no amendment may, among other things, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon repurchase or change the time at which any Note may be repurchased under "Change of Control" and "Limitations on Sales of Assets," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates for the payments or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) release any Subsidiary Guarantor (if any) from any of its obligations under its Subsidiary Guarantee or the indenture, except in compliance with the terms of the Subsidiary Guarantee or the indenture, as applicable, or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, we and the Trustee may amend the indenture to (i) cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor corporation of our obligations under the indenture, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accordance with the applicable provision of the indenture, (v) to secure the Notes, (vi) to add to our covenants for the benefit of the Noteholders or to surrender any right or power conferred upon us and (vii) to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

  The consent of the Noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect in the indenture, will not impair or affect the validity of the amendment.


No Personal Liability of Incorporators, Shareholders, Officers, Directors, or Employees

  The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based on the indenture or otherwise in respect of

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

the indenture, and no recourse under or upon any obligation, covenant or agreement of us in the indenture, or in any of the Notes or because of the creation of any Indebtedness represented by the Notes, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of us or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are not intended to affect the rights of Holders under the federal securities laws.


Concerning the Trustee

  SunTrust Bank is the Trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the Notes. SunTrust Bank also serves as the trustee under the indenture relating to our 1998 Notes.

  The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee is to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The indenture and provisions of the Trust Indenture Act, incorporated by reference in the indenture contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


Governing Law

  The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.


Certain Definitions

  "1998 Indenture" means the indenture, dated as of February 9, 1998, between us and the Trustee.

 "1998 Issue Date" means February 9, 1998.

 "1998 Notes" means our 7 5/8% Senior Subordinated Notes due 2008.

  "Acquired Indebtedness" means Indebtedness (i) of a Person or any of our Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or
(ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such

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Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of us or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by us or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer
(a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) or of rights or warrants to purchase our Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than us or any Subsidiary of ours) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of ours or any of our Subsidiaries solely by reason of such Investment.

  "Asset Disposition" means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by us or any of our Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by us or any of our Subsidiaries otherwise permitted under the indenture, and any transaction or series of related transactions from which we or any of our Subsidiaries receive an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of the covenant described under "--Limitation on Sales of Assets" only, a disposition subject to the covenant described under "--Limitation on Restricted Payments," (vi) the sale of other assets so long as the fair market value of the assets disposed of

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pursuant to this clause (vi) does not exceed $2.0 million in the aggregate in any fiscal year and $10.0 million in the aggregate prior to October 15, 2009,
(vii) any disposition of assets pursuant to and in accordance with the provisions described under "Merger and Consolidation" and/or "Change of Control", (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with the "-- Limitation on Restricted Payments" covenant and (ix) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity for its fair market value, including cash in an amount at least equal to 75% of its book value as determined in accordance with GAAP.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts payable under or in respect of the Revolving Credit Facility and any Refinancing Indebtedness with respect to the foregoing, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

  "Board of Directors" means our Board of Directors or any committee of our Board of Directors duly authorized to act on behalf of our Board of Directors with respect to the relevant matter.

  "Borrowing Base" means, as of the date of determination, an amount equal to the sum, without duplication, of (i) 75% of the net book value of our and our Restricted Subsidiaries' accounts receivable at such date and (ii) 75% of the net book value of our and our Restricted Subsidiaries' inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Atlanta, Georgia.

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  "Capital Stock" of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least "A-1" or the equivalent of "A-1" by S&P or "P-1" or the equivalent of "P-1" by Moody's, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated "A-1" or the equivalent of "A-1" by S&P or "P-1" or the equivalent of "P-1" by Moody's and in each case maturing within one year after the date of acquisition of the commercial paper, (v) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(iv) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount our EBITDA and our Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which our consolidated financial statements are available to (ii) our Consolidated Interest Expense and our Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:

     (1) if we or any Restricted Subsidiary have Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

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

     (2) if since the beginning of such period we or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any of our Indebtedness or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to us and our continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

     (3) if since the beginning of such period we or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and

     (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into us or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of ours. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total consolidated cash and non-cash interest expense (excluding capitalized interest) of us and our Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by us and our Restricted

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

Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the 1998 Issue Date or the Issue Date), (iii) capitalized interest,
(iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,
(vi) interest actually paid by us or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (or minus net gains associated with Hedging Obligations), (viii) the product of (A) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of ours held by Persons other than us or a Wholly Owned Subsidiary multiplied by
(B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of ours, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than us) in connection with Indebtedness Incurred by such plan or trust. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by us and our Restricted Subsidiaries with respect to Interest Rate Agreements.

  "Consolidated Net Income" means, for any period, without duplication, our consolidated net income (loss) and our Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

     (ii) any net income (loss) of any Person acquired by us or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

     (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly, or indirectly, to us, except that (A) subject to the limitations contained in (iv) below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

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     (iv)   any gain (but not loss) realized upon the sale or other disposition of any asset of ours or our Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person,

     (v)    any extraordinary gain or loss,

     (vi)   the cumulative effect of a change in accounting principles, and

     (vii) for purposes of clause (a)(3)(A) of "Limitation on Restricted Payments," amounts otherwise included in Consolidated Net Income that have the effect of reducing the aggregate amount of Investments under clause (viii) of the definition of Permitted Investments.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder of Capital Stock, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders of Captial Stock the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "--Limitation on Sales of Assets" and "Change of Control" covenants contained in the indenture and the 1998 Indenture and the 1998 Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such Notes as are required to be repurchased pursuant to the "--Limitation on Sales of Assets" and "Change of Control" covenants.

  "EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and (v) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without

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duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by us, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by us on the last day of such period by us divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the 1998 Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Note Register.

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  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

     (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

     (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

     (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

     (v)    all Capitalized Lease Obligations and Attributable Debt of such
 Person,

     (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of us, any Preferred Stock (but excluding, in each case, any accrued dividends),

     (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

     (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

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     (ix)   to the extent not otherwise included in this definition, net Hedging
  Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or that of our Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of ours at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) our "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

  "Investment Grade Status," with respect to us, shall occur when the Notes receive a rating of "BBB-" or higher from S&P and a rating of "Baa3" or higher from Moody's.

  "Issue Date" means October 23, 2001.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

 "Moody's" means Moody's Investors Service, Inc., and its successors.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or

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other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by us or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition), provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to us or any Restricted Subsidiary.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither we nor any of our Restricted Subsidiaries (A) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or
(B) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or any of our Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "Note Register" means the register of Notes, maintained by the Trustee, pursuant to the indenture.

  "Officer" means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Vice President, Treasurer, Secretary or Controller of ours.

  "Officers' Certificate" means a certificate signed by two or more Officers.

  "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

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  "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

  "Permitted Employee Payments" means Restricted Payments by us or any Restricted Subsidiary in respect of (i) the repurchase of our Capital Stock or any Restricted Subsidiary from an employee of ours or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to our employees or any of our Subsidiaries made in the ordinary course of business.

  "Permitted Holders" means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.

  "Permitted Investment" means an Investment by us or any Restricted
Subsidiary in (i) a Restricted Subsidiary, us or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to us or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities received as consideration in Asset Dispositions made in compliance with the covenant described under "--Limitation on Sales of Assets" with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a) (ii) of the "--Limitation on Sales of Assets" covenant; (vi) Investments in existence on the 1998 Issue Date (but not in excess of the amount of such Investments in existence on the 1998 Issue Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value); (vii) any Investment by us or a Wholly Owned Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest; and (viii) additional Investments in a Related Business since the 1998 Issue Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) since the 1998 Issue Date that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

  "Permitted Liens" means, with respect to any Person:

  (1) Liens securing Indebtedness and our other obligations under the Revolving Credit Facility and related Interest Rate Agreements and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and our other obligations under the Revolving Credit Facility permitted to be incurred under the indenture in an aggregate

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     principal amount at any one time outstanding not to exceed the greater of
     (x) $650.0 million and (y) the Borrowing Base;

(2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of our business or any of our Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

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(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

     (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

     (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of ours or any Restricted Subsidiary other than such assets or property assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

     (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

     (b) such deposit account is not intended by us or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (excluding Liens permitted under clause
     (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by us or any Restricted Subsidiary;

(15) Liens on property at the time we or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by us or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or a Wholly Owned Subsidiary (other than a Receivables Entity);

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  (17) Liens securing the Notes and Subsidiary Guarantees;

  (18) Liens securing Indebtedness incurred after the Issue Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Issue Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed 15% of Total Assets;

  (19) Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (1) and (18) above) incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

  (20) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction.

  "Permitted Joint Venture" means any Person in which we or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of our businesses and our Restricted Subsidiaries at the time of determination.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from us or any Subsidiary of ours in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries may sell, convey or otherwise transfer to
(a) a Receivables Entity (in the case of a transfer by us or any of our Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ours or any of our Subsidiaries, and any assets related thereto

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including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

  "Receivables Entity" means a Wholly Owned Subsidiary of ours (or another Person in which we or any Subsidiary of ours makes an Investment and to which we or any Subsidiary of ours transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by our Board of Directors (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by us or any Subsidiary of ours (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates us or any Subsidiary of ours in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of us or any Subsidiary of ours, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither we nor any Subsidiary of ours have any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or any Subsidiary of ours than those that might be obtained at the time from Persons that are not Affiliates of us, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither we nor any Subsidiary of ours have any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by our Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Recourse Indebtedness" means Indebtedness that is not Non-Recourse Indebtedness.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the 1998 Issue Date or Incurred in compliance with the indenture or the 1998 Indenture (including Indebtedness of us that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by the indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness and (iv) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of us or (y) Indebtedness of us or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means any business which is the same as or related, complementary or ancillary to any of the businesses of us and our Restricted Subsidiaries on the date of the 1998 Indenture.

  "Restricted Investment" means any Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of ours other than an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the Second Amended and Restated Multi-Year Credit Agreement dated as of December 3, 1999, among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Revolving Credit Facility or one or more other credit or other agreements or indentures).

  "Sale/Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired by us or a Restricted Subsidiary whereby we or such Restricted Subsidiary transfers such property to a Person and we or such Restricted Subsidiary leases it from such Person, other than leases between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

  "Secured Indebtedness" means any Indebtedness of us secured by a Lien.

  "Senior Management" means with respect to us or any of our Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

  "Senior Secured Notes" means collectively, the 8.41% Series B Senior Secured Notes Due August 1, 2006, the 8.34% Series C Senior Secured Notes Due August 1, 2003, the 9.80% Series D Senior Secured Notes Due August 1, 2003, the 10.75% Series E Senior Secured Notes Due August 1, 2005, the 8.52% Series F Senior Secured Notes Due August 1, 2006, the 9.85% Series G Senior Secured Notes Due November 1, 2006 and the 8.41% Series H Senior Secured Notes

Due August 1, 2004, each issued pursuant to the Amended and Restated Note Purchase Agreement, dated as of October 31, 1999, among us and each of the several purchasers named in the Amended and Restated Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time, the 7.89% Series I Senior Secured Notes due October 1, 2009, the Variable Rate Series J Senior Secured Notes due October 1, 2009, the 8.44% Series K Senior Secured Notes due October 1, 2009, the LIBOR Rate Series L Senior Secured Notes due October 1, 2009, each issued pursuant to the Amended and Restated Note Purchase Agreement, dated as of October 27, 1999, among us and each of the several purchasers named in the Amended and Restated Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time, and the 8.25% Series M Senior Secured Notes due March 2, 2006 and the LIBOR Rate Series N Senior Secured Notes due March 2, 2002 each issued pursuant to the Note Purchase Agreement, dated as of June 2, 2000, among us and each of the several purchasers named in the Note Purchase Agreement, as the same may be amended, supplemented or otherwise modified (but not increased) from time to time.

  "Significant Subsidiary" means any Restricted Subsidiary that is a "Significant Subsidiary" of us within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by us or any Subsidiary of us which are reasonably customary in an accounts receivable transaction.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

  "Subordinated Indebtedness" means any Indebtedness of ours (whether outstanding on the date of the indenture or the 1998 Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement including in all respects, the 1998 Notes.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

  "Subsidiary Guarantee" means any Guarantee of the Notes that may from time to time be executed and delivered by a Restricted Subsidiary pursuant to the covenant described under "--Future Subsidiary Guarantors."

  "Subsidiary Guarantor" means any Subsidiary that has issued a Subsidiary Guarantee.

  "Successor Company" shall have the meaning assigned thereto in clause (i) under "--Merger and Consolidation."

  "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of ours) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended.

  "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and our Restricted Subsidiaries, as shown on the recent balance sheet of such Person.

  "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C.
(S)(S) 77aaa-77bbbb), as in effect from time to time.

  "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

  "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

  "Unrestricted Subsidiary" means (i) any Subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of ours (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with the indenture); provided that (i) such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by us or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of ours or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of ours or any Restricted Subsidiary to declare such Indebtedness of us or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) we could Incur $1.00 of additional Indebtedness under paragraph (a) of "--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary 80% or more of the Capital Stock of which (other than directors' qualifying shares) is owned directly or indirectly by us.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for senior notes where such senior notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______________, 200[_], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the senior notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the senior notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the exchange notes offered hereby will be passed upon for us by McGuireWoods LLP, Richmond, Virginia, a limited liability partnership. As of November 21, 2001, lawyers of McGuireWoods LLP own approximately 14,700 shares of our Common Stock.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our audited consolidated financial statements included in, and incorporated by reference into, this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those financial statements.

                             SMITHFIELD FOODS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Audited Year-End Financial Statements

Report of Independent Public Accountants..................................   F-2

Consolidated Statements of Income for the Fiscal Years 2001, 2000 and
 1999.....................................................................   F-3

Consolidated Balance Sheets for the Fiscal Years Ended April 29, 2001 and
 April 30, 2000...........................................................   F-4

Consolidated Statements of Cash Flows for the Fiscal Years 2001, 2000 and
 1999.....................................................................   F-5

Consolidated Statements of Shareholders' Equity for the Fiscal Years ended
 May 2, 1999, April 30, 2000 and April 29, 2001...........................   F-6

Notes to Consolidated Financial Statements................................   F-7

Unaudited Interim Financial Statements

Consolidated Condensed Statements of Income for the 13 weeks ended July
 29, 2001 and July 30, 2000...............................................  F-27

Consolidated Condensed Balance Sheet at July 29, 2001 ....................  F-28

Consolidated Condensed Statements of Cash Flows for the 13 weeks ended
 July 29, 2001 and July 30, 2000..........................................  F-29

Notes to Consolidated Condensed Financial Statements......................  F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Smithfield Foods, Inc.:

  We have audited the accompanying consolidated balance sheets of Smithfield Foods, Inc. (a Virginia corporation) and subsidiaries as of April 29, 2001, and April 30, 2000, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended April 29, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc. and subsidiaries as of April 29, 2001, and April 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended April 29, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s / ARTHUR ANDERSEN LLP

Richmond, Virginia
June 5, 2001 (except with respect to the matter discussed in Note 16, as to which the date is October 16, 2001)

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       Fiscal Years
                                             ---------------------------------
                                                2001        2000       1999
                                             ----------  ---------- ----------
                                             (In thousands, except per share
                                                          data)
Sales......................................  $5,899,927  $5,150,469 $3,774,989
Cost of sales..............................   4,951,024   4,456,403  3,235,414
                                             ----------  ---------- ----------
 Gross profit..............................     948,903     694,066    539,575

Selling, general and administrative
 expenses..................................     450,965     390,634    295,610
Depreciation expense.......................     124,836     109,893     63,524
Interest expense...........................      88,974      71,944     40,521
Minority interests.........................       5,829       1,608     (3,518)
Gain on sale of IBP, inc. common stock (See
 Note 11)..................................     (79,019)          -          -
                                             ----------  ---------- ----------
Income before income taxes.................     357,318     119,987    143,438
Income taxes...............................     133,805      44,875     48,554
                                             ----------  ---------- ----------
Net income.................................  $  223,513  $   75,112 $   94,884
                                             ==========  ========== ==========
Net income per basic common share (1)......  $     2.06  $      .77 $     1.20
                                             ==========  ========== ==========
Net income per diluted common share (1)....  $     2.03  $      .76 $     1.16
                                             ==========  ========== ==========

(1) Adjusted for 2-for-1 stock split effective September 14, 2001

                 See Notes to Consolidated Financial Statements

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      Fiscal Years Ended
                                                 ------------------------------
                                                 April 29, 2001  April 30, 2000
                                                 --------------  --------------
                                              (In thousands, except share data)
ASSETS
Current assets:
 Cash and cash equivalents......................   $   56,532      $   49,882
 Accounts receivable less allowances of $6,392
  and $4,899....................................      387,841         390,037
 Inventories....................................      729,167         665,143
 Prepaid expenses and other current assets......       90,155         127,664
                                                   ----------      ----------
  Total current assets..........................    1,263,695       1,232,726
                                                   ----------      ----------
Property, plant and equipment:
 Land...........................................       76,100          73,753
 Buildings and improvements.....................      711,124         666,428
 Machinery and equipment........................      855,838         732,217
 Breeding stock.................................       94,286         100,576
 Construction in progress.......................       59,307          39,069
                                                   ----------      ----------
                                                    1,796,655       1,612,043
 Less accumulated depreciation..................     (522,178)       (398,469)
                                                   ----------      ----------
  Net property, plant and equipment.............    1,274,477       1,213,574
                                                   ----------      ----------
Other assets:
 Goodwill, net of accumulated amortization of
  $18,925 and $8,695............................      347,342         320,148
 Investments in partnerships....................       88,092         102,551
 Other..........................................      277,282         260,614
                                                   ----------      ----------
  Total other assets............................      712,716         683,313
                                                   ----------      ----------
                                                   $3,250,888      $3,129,613
                                                   ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable..................................   $   35,504      $   64,924
 Current portion of long-term debt and capital
  lease obligations.............................       79,590          48,505
 Accounts payable...............................      278,093         270,004
 Accrued expenses and other current
  liabilities...................................      235,095         239,436
                                                   ----------      ----------
  Total current liabilities.....................      628,282         622,869
                                                   ----------      ----------
Long-term debt and capital lease obligations....    1,146,223       1,187,770
                                                   ----------      ----------
Other noncurrent liabilities:
 Deferred income taxes..........................      271,516         274,329
 Pension and postretirement benefits............       77,520          78,656
 Other..........................................       25,820          30,311
                                                   ----------      ----------
  Total other noncurrent liabilities............      374,856         383,296
                                                   ----------      ----------
Minority interests..............................       48,395          32,769
                                                   ----------      ----------
Commitments and contingencies
Shareholders' equity:
 Preferred stock, $1.00 par value, 1,000,000
  authorized shares.............................            -               -
 Common stock, $.50 par value, 100,000,000 (1)
  authorized shares; 105,005,902 (2) and
  54,705,386 issued and outstanding.............       52,503(2)       27,353
 Additional paid-in capital.....................      379,413(2)      473,974
 Retained earnings..............................      638,779         415,266
 Accumulated other comprehensive loss...........      (17,563)        (13,684)
                                                   ----------      ----------
  Total shareholders' equity....................    1,053,132         902,909
                                                   ----------      ----------
                                                   $3,250,888      $3,129,613
                                                   ==========      ==========

(1) Authorized shares were increased from 100,000,000 to 200,000,000 effective August 29, 2001
(2) Adjusted for 2-for-1 stock split effective September 14, 2001

                 See Notes To Consolidated Financial Statements

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Fiscal Years
                                               -------------------------------
                                                 2001       2000       1999
                                               ---------  ---------  ---------
                                                      (In thousands)
Operating activities:
 Net income................................... $ 223,513  $  75,112  $  94,884
 Depreciation and amortization................   140,050    118,964     68,566
 Deferred income taxes........................    (7,151)    13,227     20,737
 Gain on sale of IBP, inc. common stock.......   (79,019)         -          -
 Gain on sale of property, plant and
  equipment...................................    (2,714)    (2,591)      (138)
 Changes in operating assets and liabilities,
  net of acquisitions:
  Accounts receivable.........................    (4,640)    (7,192)       954
  Inventories.................................   (51,169)   (35,976)   (17,680)
  Prepaid expenses and other current assets...    29,799    (44,501)    (2,225)
  Other assets................................   (14,276)     2,153    (55,563)
  Accounts payable, accrued expenses and other
   liabilities................................   (16,111)     6,022     13,849
                                               ---------  ---------  ---------
Net cash provided by operating activities.....   218,282    125,218    123,384
                                               ---------  ---------  ---------
Investing activities:
 Capital expenditures.........................  (144,120)  (100,383)   (95,447)
 Business acquisitions, net of cash acquired..   (29,725)   (34,596)  (151,223)
 Proceeds from sale of IBP, inc. common
  stock.......................................   224,451          -          -
 Investments in IBP, inc. common stock........  (147,352)   (51,479)         -
 Investments in partnerships and other
  assets......................................    (2,013)   (11,810)   (16,206)
 Proceeds from sale of property, plant and
  equipment...................................    38,920      6,018        991
                                               ---------  ---------  ---------
Net cash used in investing activities.........   (59,839)  (192,250)  (261,885)
                                               ---------  ---------  ---------
Financing activities:
 Net (repayments) borrowings on notes
  payable.....................................   (39,676)  (249,393)    24,182
 Proceeds from issuance of long-term debt.....    31,009    269,041     22,948
 Net borrowings on long-term credit facility..    12,000    324,000     71,000
 Principal payments on long-term debt and
  capital lease obligations...................   (86,286)  (187,632)   (21,754)
 Repurchase and retirement of common stock....   (77,768)   (73,145)         -
 Exercise of common stock options.............     8,357      4,121     12,155
                                               ---------  ---------  ---------
Net cash (used in) provided by financing
 activities...................................  (152,364)    86,992    108,531
                                               ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................     6,079     19,960    (29,970)
Effect of currency exchange rates on cash.....       571       (668)        38
Cash and cash equivalents at beginning of
 year.........................................    49,882     30,590     60,522
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $  56,532  $  49,882  $  30,590
                                               =========  =========  =========
Supplemental disclosures of cash flow
 information:
 Interest paid, net of amount capitalized..... $ 104,362  $  79,780  $  37,696
                                               =========  =========  =========
 Income taxes paid............................ $ 126,224  $  30,315  $  15,306
                                               =========  =========  =========
 Noncash investing and financing activities:
 Common stock issued for acquisitions......... $       -  $ 369,407  $  73,049
                                               =========  =========  =========

                 See Notes to Consolidated Financial Statements

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 Accumulated
                           Common Stock     Additional              Other
                         ------------------  Paid-In   Retained Comprehensive
                         Shares   Par Value  Capital   Earnings    Income       Total
                         -------  --------- ---------- -------- ------------- ----------
                                                 (In thousands)
Balance, May 3, 1998....  37,537   $18,769   $ 96,971  $245,270   $      -    $  361,010
 Comprehensive income:
  Net income............       -         -          -    94,884          -        94,884
  Unrealized gain on
   securities...........       -         -          -         -      1,372         1,372
  Foreign currency
   translation..........       -         -          -         -      2,960         2,960
  Minimum pension
   liability............       -         -          -         -     (3,184)       (3,184)
                         -------   -------   --------  --------   --------    ----------
   Total comprehensive
    income..............                                                          96,032
                                                                              ----------
  Common stock issued...   2,986     1,493     71,556         -          -        73,049
  Exercise of stock
   options..............   1,324       662     11,493         -          -        12,155
                         -------   -------   --------  --------   --------    ----------
Balance, May 2, 1999....  41,847    20,924    180,020   340,154      1,148       542,246
 Comprehensive income:
  Net income............       -         -          -    75,112          -        75,112
  Unrealized loss on
   securities...........       -         -          -         -     (3,882)       (3,882)
  Foreign currency
   translation..........       -         -          -         -     (6,561)       (6,561)
  Minimum pension
   liability............       -         -          -         -     (4,389)       (4,389)
                                                                              ----------
   Total comprehensive
    income..............                                                          60,280
                                                                              ----------
  Common stock issued...  15,604     7,802    361,605         -          -       369,407
  Exercise of stock
   options..............     232       116      4,005         -          -         4,121
  Repurchase and
   retirement of common
   stock................  (2,978)   (1,489)   (71,656)        -          -       (73,145)
                         -------   -------   --------  --------   --------    ----------
Balance, April 30,
 2000...................  54,705    27,353    473,974   415,266    (13,684)      902,909
 Comprehensive income:
  Net income............       -         -          -   223,513          -       223,513
  Unrealized gain on
   securities...........       -         -          -         -     45,899        45,899
  Reclassification
   adjustment for gains
   included in net
   income...............       -         -          -         -    (45,200)      (45,200)
  Foreign currency
   translation..........       -         -          -         -     (3,167)       (3,167)
  Minimum pension
   liability............       -         -          -         -     (1,411)       (1,411)
                                                                              ----------
   Total comprehensive
    income..............                                                         219,634
                                                                              ----------
  Exercise of stock
   options..............     425       212      8,145         -          -         8,357
  Repurchase and
   retirement of common
   stock................  (2,627)   (1,314)   (76,454)        -          -       (77,768)
                         -------   -------   --------  --------   --------    ----------
Balance, April 29,
 2001...................  52,503   $26,251   $405,665  $638,779   $(17,563)   $1,053,132
                         =======   =======   ========  ========   ========    ==========
Balance, April 29, 2001
 adjusted for 2-for-1
 stock split effective
 September 14, 2001      105,006   $52,503   $379,413  $638,779   $(17,563)   $1,053,132
                         =======   =======   ========  ========   ========    ==========

                 See Notes to Consolidated Financial Statements

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (Dollars In Thousands, Except Per Share Data)

Note 1 -- Summary of Significant Accounting Policies

 Nature of Business

   Smithfield Foods, Inc. and subsidiaries (the "Company") is comprised of a Meat Processing Group (the "MPG") and a Hog Production Group (the "HPG"). The MPG consists primarily of five wholly owned domestic pork processing subsidiaries and four international meat processing entities. The HPG consists primarily of three domestic hog production operations and certain international joint ventures.

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company after elimination of all material intercompany balances and transactions. Investments in partnerships are recorded using the equity method of accounting.

   Management uses estimates and assumptions in the preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   The Company's fiscal year consists of 52 or 53 weeks, ending on the Sunday nearest April 30. Fiscal 2001, 2000 and 1999 were all 52 weeks long.

 Foreign Currency Translation

   For foreign operations, the local foreign currency is the functional currency. Assets and liabilities are translated into U.S. dollars at the period-ending exchange rate. Statement of income amounts are translated to U.S. dollars using average exchange rates during the period. Translation gains and losses are reported as a component of other comprehensive income in shareholders' equity. Gains and losses from foreign transactions are included in current earnings.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. The carrying value of cash equivalents approximates market value. As of April 29, 2001 and April 30, 2000, cash and cash equivalents include $2,670 and $200, respectively, in short-term marketable securities.

 Inventories

   Inventories are valued at the lower of first-in, first-out cost or market. Cost includes raw materials, labor and manufacturing and production overhead. Inventories consist of the following:

                                                             April 29, April 30,
                                                               2001      2000
                                                             --------- ---------
      Hogs on farms......................................... $331,060  $323,639
      Fresh and processed meats.............................  316,929   264,479
      Manufacturing supplies................................   60,823    55,937
      Other.................................................   20,355    21,088
                                                             --------  --------
                                                             $729,167  $665,143
                                                             ========  ========

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 1 -- Summary of Significant Accounting Policies -- Continued

 Financial Instruments

   The Company uses commodity hedging instruments, including futures and options, to reduce the risk of price fluctuations related to future raw material requirements and product sales. The terms of such instruments generally do not exceed twelve months and depend on the commodity and other market factors. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. Contracts are generally designated and effective as a hedge of a firm purchase or sale commitment and, as such, gains and losses are recognized in cost of sales when the related sale or purchase is made.

   The Company may enter into interest rate swap contracts to manage exposure to interest rate fluctuations. These contracts are designated as a hedge of variable or fixed rate debt instruments. The interest differential, receivable or payable, under the swap contract is recognized as interest expense in the period incurred. The notional value of outstanding swap contracts as of April 29, 2001 and April 30, 2000 is $22,464 and $32,712, respectively. As of April 29, 2001 and April 30, 2000, the estimated fair values of interest rate swaps was a loss of $441 and a loss of $249, respectively.

 Property, Plant and Equipment

   Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods from 20 to 40 years. Machinery and equipment is depreciated over periods from two to 20 years. Breeding stock is depreciated over two and one-half years. Assets held under capital leases are classified as property, plant and equipment and amortized over the lease terms. Lease amortization is included in depreciation expense. Repairs and maintenance charges are expensed as incurred. Improvements that materially extend the life of the asset are capitalized. Gains and losses from dispositions or retirements of property, plant and equipment are recognized currently.

   Interest on capital projects is capitalized during the construction period. Total interest capitalized was $2,788 in fiscal 2001, $3,293 in fiscal 2000 and $2,377 in fiscal 1999. Repair and maintenance expenses totaled $178,928, $160,222 and $120,833 in fiscal 2001, 2000 and 1999, respectively.

 Other Assets

   Goodwill is amortized over no more than 40 years. Deferred debt issuance costs are amortized over the terms of the related loan agreements.

 Revenue Recognition

   Revenues from product sales are recorded upon shipment to customers.

 Environmental Expenditures

   Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and cleanups are probable and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action (See Note 12).

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 1 -- Summary of Significant Accounting Policies -- Continued

 Self-Insurance Programs

   The Company is self-insured for certain levels of general and vehicle liability, property, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

 Net Income Per Share

   The Company presents dual computations of net income per share (See Note
13). The basic computation is based on weighted average common shares outstanding during the period. The diluted computation reflects the potentially dilutive effect of common stock equivalents, such as stock options, during the period.

 Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities -an amendment of FASB Statement No. 133." The standards are collectively referred to as SFAS 133. The Company adopted SFAS 133 effective April 30, 2001, the first day of fiscal 2002.

   SFAS 133 requires that all derivative instruments be reported on the Company's Consolidated Balance Sheet at fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated and effective as part of a hedge transaction and on the type of hedge transaction. Gains and losses on derivative instruments reported in other comprehensive income will be recognized in earnings in the period in which earnings are impacted by the underlying hedged item. The ineffective portion of all hedges will be recognized in current period earnings. The application of these new standards may result in volatility in reported earnings, other comprehensive income and accumulated other comprehensive income (loss).

   On April 30, 2001, the Company recorded a $12,716 after-tax cumulative effect loss as accumulated other comprehensive loss on the Company's Consolidated Balance Sheet to recognize the fair value of all derivative instruments that are designated as hedge transactions.

 Reclassifications

   Certain prior year amounts have been restated to conform to fiscal 2001 presentations.

Note 2 -- Risk Management

   Substantially all of the Company's products are produced from commodity-based raw materials, corn and soybean meal in the HPG and live hogs in the MPG. The cost of corn and soybean meal (the principal feed ingredients for hogs) and live hogs are subject to wide fluctuations due to unpredictable factors such as weather conditions, economic conditions, government regulation and other unforeseen circumstances. The Company utilizes futures and option contracts for live hogs and grains to manage hog production margins when

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 2 -- Risk Management -- Continued

management determines the conditions are appropriate for such hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedge. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. The pricing of the Company's fresh pork and processed meats is monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limits the Company's ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management techniques to enhance its ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit the Company's ability to participate in gains from favorable commodity price fluctuation, it also tends to reduce the risk of loss from adverse changes in raw material prices.

   As of April 29, 2001 and April 30, 2000, the Company had the following open commodity futures positions:

                                             Contract Value      Fair Value
                                            ----------------- -----------------
                                              2001     2000     2001     2000
                                            -------- -------- --------  -------
      Grains............................... $193,184 $206,123 $(20,102) $    90
      Hogs & Bellies.......................   57,921  505,531     (490) (41,399)

   As of April 29, 2001 and April 30, 2000, the Company had deposits with brokers for outstanding futures contracts of $23,331 and $45,131, respectively, included in prepaid expenses and other current assets.

Note 3 -- Acquisitions

   In the Company's third quarter of fiscal 2001, the Company's Schneider Corporation ("Schneider") subsidiary increased its investment in Saskatchewan-based Mitchell's Gourmet Foods Inc. ("Mitchell's") to 54%, requiring the Company to consolidate Mitchell's accounts and to discontinue using the equity method of accounting for Mitchell's. The impact of including Mitchell's in the Consolidated Balance Sheet as of April 29, 2001 was to increase total assets $87,307 and long-term debt $10,396. The balance of the purchase price in excess of the fair value of assets acquired and liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $21,457. For the fiscal year ended October 2000, Mitchell's had annual sales of approximately $190 million.

   In January of fiscal 2000, the Company completed the acquisition of Murphy Farms, Inc. ("Murphy") and its affiliated companies for 22.1 million shares of the Company's common stock (subject to post-closing adjustments) and the assumption of approximately $203,000 in debt, plus other liabilities. Murphy is a hog producer that has approximately 345,000 sows that produce approximately
6.1 million market hogs annually. The balance of the purchase price in excess of the fair value of the assets acquired and the liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $147,006.

   Had the acquisition of Murphy occurred at the beginning of fiscal 2000, sales, net income and net income per diluted share would have been $5,329,074, $77,633 and $.65, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 3 -- Acquisitions -- Continued

   In May of fiscal 2000, the Company completed the acquisition of Carroll's Foods, Inc. ("Carroll's") and its affiliated companies and partnership interests for 8.7 million shares of the Company's common stock and the assumption of approximately $231,000 in debt, plus other liabilities. Carroll's U.S. hog production operations include approximately 180,000 sows that produce approximately 3.5 million market hogs annually. The acquisition also included Carroll's 50% interest in Tar Heel Turkey Hatchery, 100% of Carroll's turkey grow-out operations, Carroll's 49% interest in Carolina Turkeys and certain hog production interests in Brazil and Mexico. The balance of the purchase price in excess of the fair value of the assets acquired and the liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $45,100.

   In August of fiscal 2000, the Company acquired the capital stock of Societe Financiere de Gestion et de Participation S.A. ("SFGP"), a private-label processed meats manufacturer in France. Prior to the acquisition, SFGP had annual sales of approximately $100,000.

   In November of fiscal 1999, the Company acquired 63% of the total equity of Schneider in exchange for approximately 5.1 million Exchangeable Shares of Smithfield Canada Limited, a wholly owned subsidiary of the Company. Schneider produces and markets fresh pork and a full line of processed meats and is the second largest meat processing company in Canada. The balance of the purchase price in excess of the fair value of assets acquired and liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $36,900.

   In April of fiscal 1999, the Company acquired a 67% interest in Animex S.A. ("Animex"), a major meat and poultry processing company in Poland. During fiscal 2000, the Company increased its ownership in Animex to 85% of total equity. The balance of the purchase price in excess of the fair value of assets acquired and liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $55,100.

   In September of fiscal 1999, the Company acquired all of the capital stock of Societe Bretonne de Salaisons ("SBS"), the largest private-label manufacturer of ham, pork shoulder and bacon products in France. Prior to the acquisition, SBS had annual sales of approximately $100,000.

   In June of fiscal 1999, the Company increased its ownership in the Circle Four hog production operation from 37% to 84%, requiring the Company to consolidate Circle Four's accounts. Prior to June of fiscal 1999, Circle Four was accounted for using the equity method of accounting. As a result of the Carroll's acquisition in May of fiscal 2000, Circle Four became a wholly owned subsidiary of the Company.

   In October of fiscal 1999, the Company acquired all of the assets and business of North Side Foods Corp. ("North Side"), a major domestic supplier of precooked sausage to McDonald's Corporation. Prior to the acquisition, North Side had annual sales of approximately $60,000.

   Each of these acquisitions was accounted for using the purchase method of accounting and accordingly, the accompanying consolidated financial statements include the financial position and results of operations from the dates of acquisition. Had the acquisitions of Mitchell's and SFGP occurred at the beginning of fiscal 2000, there would not have been a material effect on sales, net income or net income per diluted share for such fiscal years.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 4 -- Debt

   Long-term debt consists of the following:

                                                         April 29,   April 30,
                                                            2001        2000
                                                         ----------  ----------
      Long-term credit facility, expiring July 2002....  $  407,000  $  395,000
      7.625% senior subordinated notes, due February
       2008............................................     185,137     186,500
      8.52% senior notes, due August 2006..............     100,000     100,000
      7.89% senior note, payable through October 2009..      85,000      95,000
      8.25% note, payable through March 2006...........      75,000      75,000
      Variable rate note, payable through October
       2009............................................      67,500      72,500
      8.44% note, payable through October 2009.........      50,000      50,000
      8.34% senior notes, due August 2003..............      40,000      40,000
      Euribor 3 mos. +1.00% Euro notes, due June 2001..      22,600      10,672
      Miscellaneous with interest rates ranging from
       4.70% to 10.75%, due May 2001 through September
       2010............................................     168,912     187,651
                                                         ----------  ----------
                                                          1,201,149   1,212,323
      Less current portion.............................     (75,623)    (44,941)
                                                         ----------  ----------
                                                         $1,125,526  $1,167,382
                                                         ==========  ==========

   Scheduled maturities of long-term debt are as follows:

      Fiscal Year
      2002..........................................................  $   75,623
      2003..........................................................     494,471
      2004..........................................................     111,029
      2005..........................................................      50,726
      2006..........................................................      47,143
      Thereafter....................................................     422,157
                                                                      ----------
                                                                      $1,201,149
                                                                      ==========

   The Company has a five-year $650,000 revolving credit facility as its primary short-term financing source. The borrowings are prepayable and bear interest, at the Company's option, at various rates based on margins over the federal funds rate or Eurodollar rate. This facility expires in July 2002 and is expected to be refinanced in fiscal 2002.

   The Company has aggregate credit facilities totaling $777,856. As of April 29, 2001, the Company had unused capacity under these credit facilities of $311,704. Included in the aggregate credit facilities are $35,504 of short-term international credit facilities classified as notes payable in the Consolidated Balance Sheets. These facilities are generally at prevailing market rates. The Company pays a commitment fee on the unused portion of the aggregate revolving credit facilities.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 4 -- Debt -- Continued

   Average borrowings under credit facilities were $415,724 in fiscal 2001, $305,470 in fiscal 2000 and $74,820 in fiscal 1999 at average interest rates of approximately 7.3%, 7.5% and 6.3%, respectively. Maximum borrowings were $524,997 in fiscal 2001, $458,922 in fiscal 2000 and $152,510 in fiscal 1999.
Total outstanding borrowings were $442,504 and $457,200 with average interest rates of 5.9% and 7.2% as of April 29, 2001 and April 30, 2000, respectively.

   The senior subordinated notes are unsecured. Senior notes are secured by certain of the Company's major processing plants and hog farm facilities. The $650,000 credit facility is secured by substantially all of the Company's U.S. inventories and accounts receivable.

   The Company's various debt agreements contain financial covenants that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets, and payments of dividends to shareholders.

   The Company determines the fair value of public debt using quoted market prices and values all other debt using discounted cash flow techniques at estimated market prices for similar issues. As of April 29, 2001, the fair value of long-term debt, based on the market value of debt with similar maturities and covenants, was approximately $1,181,000.

Note 5 -- Income Taxes

   Income tax expense consists of the following:

                                                      2001     2000     1999
                                                    --------  -------  -------
     Current tax expense:
      Federal.....................................  $121,070  $26,994  $20,445
      State.......................................    15,416    3,174    5,409
      Foreign.....................................     4,470    1,480    1,963
                                                    --------  -------  -------
                                                     140,956   31,648   27,817
                                                    --------  -------  -------
     Deferred tax expense:
      Federal.....................................    (7,362)   9,500   19,924
      State.......................................    (1,479)   1,073   (2,082)
      Foreign.....................................     1,690    2,654    2,895
                                                    --------  -------  -------
                                                     (7,151)   13,227   20,737
                                                    --------  -------  -------
                                                    $133,805  $44,875  $48,554
                                                    ========  =======  =======

   A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes is as follows:

                                                      2001     2000     1999
                                                    --------  -------  -------
     Federal income taxes at statutory rate.......      35.0%    35.0%    35.0%
     State income taxes, net of federal tax
      benefit.....................................       2.4      1.7      2.5
     Taxes on foreign income which differ from the
      statutory U.S. federal rate.................       0.7      2.9        -
     Foreign sales corporation benefit............      (0.7)    (2.0)    (1.4)
     Other........................................         -     (0.2)    (2.2)
                                                    --------  -------  -------
                                                        37.4%    37.4%    33.9%
                                                    ========  =======  =======

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 5 -- Income Taxes -- Continued

   The tax effects of temporary differences consist of the following:

                                                 April 29, 2001 April 30, 2000
                                                 -------------- --------------
     Deferred tax assets:
      Tax credits, carryforwards and net
       operating losses.........................    $ 19,059       $ 13,939
      Accrued expenses..........................      11,909         16,998
      Inventories...............................       2,473          1,758
      Intangibles...............................       2,462          2,210
      Alternative minimum tax credits...........       1,741          1,407
      Employee benefits.........................         654          2,222
      Other.....................................       1,453            572
                                                    --------       --------
                                                    $ 39,751       $ 39,106
                                                    ========       ========
     Deferred tax liabilities:
      Accounting method change..................    $128,900       $138,403
      Property, plant and equipment.............     123,560        120,277
      Investments in subsidiaries...............      40,089         39,560
                                                    --------       --------
                                                    $292,549       $298,240
                                                    ========       ========

   As of April 29, 2001 and April 30, 2000, the Company had $18,718 and $15,195, respectively, of net current deferred tax assets included in prepaid expenses and other current assets. The Company had a valuation allowance of $20,214 and $5,265 related to income tax assets as of April 29, 2001 and April 30, 2000, respectively, primarily related to losses in foreign jurisdictions for which no tax benefit was recognized.

   The tax credits, carryforwards and net operating losses expire from fiscal 2002 to 2021. The alternative minimum tax credits do not expire.

   As of April 29, 2001, foreign subsidiary net earnings of $29,139 were considered permanently reinvested in those businesses. Accordingly, federal income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

Note 6 -- Accrued Expenses and Other Current Liabilities

   Accrued expenses and other current liabilities consist of the following:

                                                   April 29, 2001 April 30, 2000
                                                   -------------- --------------
     Payroll and related benefits.................    $ 80,960       $ 68,611
     Self-insurance reserves......................      31,870         29,248
     Other........................................     122,265        141,577
                                                      --------       --------
                                                      $235,095       $239,436
                                                      ========       ========

Note 7 -- Shareholders' Equity

 Share Repurchase Program

   As of April 29, 2001, the board of directors has authorized the repurchase of 16,000,000 shares of the Company's common stock. The Company repurchased 5,253,870 shares and 5,957,200 shares in fiscal 2001 and 2000, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 7 -- Shareholders' Equity -- Continued

 Preferred Stock

   The Company has 1,000,000 shares of $1.00 par value preferred stock authorized, none of which are issued. The board of directors is authorized to issue preferred stock in series and to fix, by resolution, the designation, dividend rate, redemption provisions, liquidation rights, sinking fund provisions, conversion rights and voting rights of each series of preferred stock.

 Stock Options

   The Company's 1992 Stock Incentive Plan (the "1992 Plan") provided for the issuance of nonstatutory stock options to management and other key employees. Options were granted for periods not exceeding 10 years and exercisable five years after the date of grant. The exercise price prior to August 31, 1994 was for not less than the 150% of the fair market value of the common stock on the date of grant and was amended to not less than the 100% on or after August 31, 1994.

   The Company's 1998 Stock Incentive Plan (the "1998 Plan") provides for the issuance of nonstatutory stock options to management and other key employees. Options were granted for periods not exceeding 10 years and exercisable five years after the date of grant at an exercise price of not less than the 100% of the fair market value of the common stock on the date of grant. In fiscal 1999, the 1992 Plan was merged with the 1998 Plan. There are 11,000,000 shares reserved under the 1998 Plan. As of April 29, 2001, there were 5,358,000 shares available for grant under the 1998 Plan.

   The following is a summary of stock option transactions for fiscal years 1999 through 2001:

                                                                        Weighted
                                                                        Average
                                                            Number Of   Exercise
                                                              Shares     Price
                                                            ----------  --------
     Outstanding at May 3, 1998............................  6,732,000   $ 5.23
      Granted..............................................    520,000    13.98
      Exercised............................................ (2,647,000)    2.21
      Canceled.............................................   (320,000)    7.78
                                                            ----------   ------
     Outstanding at May 2, 1999............................  4,285,000     7.98
      Granted..............................................    110,000    11.99
      Exercised............................................   (464,000)    5.77
      Canceled.............................................   (230,000)    8.43
                                                            ----------   ------
     Outstanding at April 30, 2000.........................  3,701,000     8.34
      Granted..............................................  1,480,000    13.22
      Exercised............................................   (849,000)    5.89
      Canceled.............................................   (130,000)   11.42
                                                            ----------   ------
     Outstanding at April 29, 2001.........................  4,202,000   $10.46
                                                            ==========   ======

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 7 -- Shareholders' Equity -- Continued

   The following table summarizes information about stock options outstanding as of April 29, 2001:

                                                                 Options
                                        Weighted               Exercisable
                                         Average            ------------------
                                        Remaining  Weighted           Weighted
                                       Contractual Average            Average
                                          Life     Exercise           Exercise
   Range Of Exercise Price    Shares     (Years)    Price    Shares    Price
   -----------------------   --------- ----------- -------- --------- --------
       $ 5.76 to  5.87       1,162,000         2.7  $ 5.77  1,062,000  $5.77
         6.81 to  7.66         380,000         4.7    6.88    360,000   6.89
         8.23 to  9.39         270,000         6.3    8.66          -      -
        12.84 to 14.59       2,330,000         8.3   13.46          -      -
        15.81 to 16.34          60,000         6.8   16.04          -      -
       ---------------       ---------         ---  ------  ---------  -----
       $ 5.76 to 16.34       4,202,000         6.3  $10.46  1,422,000  $6.05
       ===============       =========         ===  ======  =========  =====

   The Company does not recognize compensation costs for its stock option plans. Had the Company determined compensation costs based on the fair value at the grant date for its stock options granted subsequent to fiscal 1995, the Company's net income and net income per share would have decreased accordingly. The fair value of each stock option share granted is estimated at date of grant using the Black-Scholes option pricing model and weighted average assumptions:

                                                   2001      2000      1999
                                                 --------- --------- ---------
     Net income, as reported.................... $ 223,513 $  75,112 $  94,884
     Pro forma net income.......................   221,686    73,960    93,705
     Net income per share, as reported:
      Basic..................................... $    2.06 $     .77 $    1.20
      Diluted...................................      2.03       .76      1.16
     Pro forma net income per share:
      Basic..................................... $    2.05       .76 $    1.18
      Diluted...................................      2.01       .75      1.14
     Weighted average fair values of option
      shares granted............................ $    6.64 $    5.84 $    6.70
     Expected option life....................... 7.0 years 7.0 years 7.0 years
     Risk-free interest rate....................      6.3%      5.9%      5.3%
     Expected annual volatility.................     35.0%     35.0%     35.0%
     Dividend yield.............................      0.0%      0.0%      0.0%

 Preferred Share Purchase Rights

   On May 30, 2001, the board of directors of the Company adopted a new Shareholder Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of common stock. Under the terms of the Rights Plan, if a person or group acquires 15% (or other applicable percentage, as provided in the Rights Plan) or more of the outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of common stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other business transaction after a person or group has acquired such percentage of the outstanding common stock, each Right will entitle its holder (other than

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 7 -- Shareholders' Equity -- Continued

such person or members of such group) to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

   Upon the occurrence of certain events, each Right will entitle its holder to buy one two-thousandth of a Series A junior participating preferred share ("Preferred Share"), par value $1.00 per share, at an exercise price of $90.00, subject to adjustment. Each Preferred Share will entitle its holder to 2,000 votes and will have an aggregate dividend rate of 2,000 times the amount, if any, paid to holders of common stock. The Rights will expire on May 31, 2011, unless the date is extended or unless the Rights are earlier redeemed or exchanged at the option of the board of directors for $.00005 per Right. Generally, each share of common stock issued after May 31, 2001 will have one Right attached. The adoption of the Rights Plan has no impact on the financial position or results of operations of the Company.

Note 8 -- Pension and Other Retirement Plans

   The Company provides substantially all U.S. and Canadian employees with pension benefits. Salaried employees are provided benefits based on years of service and average salary levels. Hourly employees are provided benefits of stated amounts for each year of service. The Company's funding policy is to contribute the minimum amount required under government regulations. Pension plan assets are invested primarily in equities, debt securities, insurance contracts and money market funds.

   The Company provides health care and life insurance benefits for certain retired employees. These plans are unfunded and generally pay covered costs reduced by retiree premium contributions, co-payments and deductibles. The Company retains the right to modify or eliminate these benefits.

   The changes in the status of the Company's pension and postretirement plans, the related components of pension and postretirement expense and the amounts recognized in the Consolidated Balance Sheets are as follows:

                               Pension Benefits             Postretirement Benefits
                         ------------------------------  ------------------------------
                         April 29, 2001  April 30, 2000  April 29, 2001  April 30, 2000
                         --------------  --------------  --------------  --------------
Change in benefit
 obligation:
 Benefit obligation at
  beginning of year.....       $425,190        $442,752         $26,633         $30,294
  Service cost..........         11,194          10,779             523             596
  Interest cost.........         32,535          30,251           1,916           2,006
  Plan amendments.......          1,437               -               -          (1,360)
  Employee
   contributions........          1,183           1,240               -               -
  Acquisitions..........         36,048          12,584               -               -
  Benefits paid.........        (32,366)        (26,929)         (1,818)         (1,869)
  Foreign currency
   changes..............         (7,379)         (2,727)           (739)           (388)
  Actuarial (gain)
   loss.................         12,602         (42,760)            268          (2,646)
                               --------        --------         -------         -------
 Benefit obligation at
  end of year...........        480,444         425,190          26,783          26,633
                               --------        --------         -------         -------

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 8 -- Pension and Other Retirement Plans -- Continued

                               Pension Benefits           Postretirement Benefits
                         ----------------------------- -----------------------------
                         April 29, 2001 April 30, 2000 April 29, 2001 April 30, 2000
                         -------------- -------------- -------------- --------------
Change in plan assets:
 Fair value of plan
  assets at beginning of
  year..................     411,273        396,725              -              -
  Actual return on plan
   assets...............      39,422         11,982              -              -
  Acquisitions..........      37,447         11,968              -              -
  Employer and employee
   contributions........      18,550         20,676          1,818          1,869
  Foreign currency
   changes..............      (8,775)        (3,149)             -              -
  Benefits paid.........     (32,366)       (26,929)        (1,818)        (1,869)
                            --------       --------       --------       --------
 Fair value of plan
  assets at end of
  year..................     465,551        411,273              -              -
                            --------       --------       --------       --------
Reconciliation of
 accrued cost:
 Funded status..........     (14,893)       (13,917)       (26,783)       (26,633)
 Unrecognized actuarial
  (gain) or loss........       1,726         (7,333)        (1,053)             -
 Unrecognized prior
  service cost..........      14,322         14,236              -              -
                            --------       --------       --------       --------
  Accrued (prepaid) cost
   at end of year.......    $  1,155       $ (7,014)      $(27,836)      $(26,633)
                            ========       ========       ========       ========
Amounts recognized in
 the statement of
 financial position
 consist of:
 Prepaid benefit cost...    $ 38,601       $ 35,211       $      -       $      -
 Accrued benefit
  liability.............     (64,687)       (64,127)       (27,836)       (26,633)
 Intangible asset.......      12,533          9,508              -              -
 Minimum pension
  liability.............      14,708         12,394              -              -
                            --------       --------       --------       --------
  Net amount recognized
   at end of year.......    $  1,155       $ (7,014)      $(27,836)      $(26,633)
                            ========       ========       ========       ========

   Components of net periodic costs include:

                                                        Pension Benefits
                                                   ----------------------------
                                                     2001      2000      1999
                                                   --------  --------  --------
     Service cost................................. $ 11,194  $ 10,779  $  6,626
     Interest cost................................   32,535    30,251    22,007
     Expected return on plan assets...............  (36,339)  (35,468)  (25,834)
     Net amortization.............................    1,315     1,174        86
                                                   --------  --------  --------
     Net periodic cost............................ $  8,705  $  6,736  $  2,885
                                                   ========  ========  ========
                                                    Postretirement Benefits
                                                   ----------------------------
                                                     2001      2000      1999
                                                   --------  --------  --------
     Service cost................................. $    523  $    596  $    397
     Interest cost................................    1,916     2,006     1,416
     Net amortization.............................     (336)     (124)       95
                                                   --------  --------  --------
     Net periodic cost............................ $  2,103  $  2,478  $  1,908
                                                   ========  ========  ========

   The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $200,361, $192,731 and $137,316, respectively, as of April 29, 2001 and $184,039, $174,709 and $119,951, respectively, as of
April 30, 2000.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 8 -- Pension and Other Retirement Plans -- Continued

   In determining the projected benefit obligation and the accumulated postretirement benefit obligation in fiscal 2001 and 2000, the following weighted average assumptions were made:

                                    Pension Benefits           Postretirement Benefits
                              ----------------------------- -----------------------------
                              April 29, 2001 April 30, 2000 April 29, 2001 April 30, 2000
                              -------------- -------------- -------------- --------------
     Discount rate...........      7.4%           7.7%           7.5%           7.5%
     Expected return on
      assets.................      8.7%           8.7%             -              -
     Compensation increase...      3.5%           3.7%             -              -

   In determining the accumulated postretirement benefit obligation in fiscal 2001 and 2000, the assumed annual rate of increase in per capita cost of covered health care benefits for U.S. plans was 5.5%. For non-U.S. plans, the assumed annual rate of increase was 7.5% for fiscal 2001 and decreased by 0.5% each year until leveling at 5.0%.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in the assumed health care cost trends would have the following effect:

                                                 One Percentage One Percentage
                                                 Point Increase Point Decrease
                                                 -------------- --------------
     Effect on total of service and interest
      cost components..........................      $  189        $  (169)
     Effect on accumulated benefit obligation..      $1,578        $(1,462)

Note 9 -- Lease Obligations and Commitments

   The Company has agreements, expiring from fiscal 2004 through 2013, to use cold storage warehouses owned by partnerships, 50% of which are owned by the Company. The Company has agreed to pay prevailing competitive rates for use of the facilities, subject to aggregate guaranteed minimum annual fees. In fiscal 2001, 2000 and 1999, the Company paid $9,079, $8,505 and $8,046, respectively, in fees for use of the facilities. As of April 29, 2001 and April 30, 2000, the Company had investments of $834 and $989, respectively, in the partnerships.

   The Company leases transportation equipment under operating leases ranging from one to 10 years with options to cancel at earlier dates. Minimum rental commitments under all noncancelable operating leases are as follows:

     Fiscal Year
     2002.............................................................. $ 33,933
     2003..............................................................   20,340
     2004..............................................................   16,492
     2005..............................................................   12,627
     2006..............................................................   10,202
     Thereafter........................................................   27,634
                                                                        --------
                                                                        $121,228
                                                                        ========

   Rental expense was $39,612 in fiscal 2001, $32,425 in fiscal 2000 and $24,535 in fiscal 1999. Rental expense in fiscal 2001, 2000 and 1999 included $3,228, $2,566 and $2,787 of contingent maintenance fees, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 9 -- Pension and Other Retirement Plans -- Continued

   The Company has a sale and leaseback arrangement for certain hog production facilities accounted for as capital leases. The arrangement provides for an early termination at predetermined amounts in fiscal 2004. Future minimum lease payments under capital leases are as follows:

     Fiscal Year
     2002.............................................................. $ 5,931
     2003..............................................................   5,450
     2004..............................................................  12,194
     2005..............................................................   2,602
     2006..............................................................   1,927
     Thereafter........................................................   1,816
                                                                        -------
                                                                         29,920
     Less amounts representing interest................................  (5,257)
                                                                        -------
     Present value of net minimum obligations..........................  24,663
     Less current portion..............................................  (3,966)
                                                                        -------
     Long-term capital lease obligations............................... $20,697
                                                                        =======

   As of April 29, 2001, the Company had definitive commitments of $104,965 for capital expenditures primarily for processed meats expansion, production efficiency projects and additional hog production facilities in Utah.

Note 10 -- Related Party Transactions

   A director of the Company holds an ownership interest in Murfam Enterprises, LLC ("Murfam") and DM Farms, LLC. These entities own farms that produce hogs under contract to the Company. Murfam also produces and sells feed ingredients to the Company. In fiscal 2001 and 2000, the Company paid $25,236 and $7,565, respectively, to these entities for the production of hogs and feed ingredients. In fiscal 2001 and 2000, the Company was paid $16,325 and $3,382 by these entities for associated farm and other support costs. The Company believes that the terms of the arrangements are at prevailing market prices.

   A director of the Company is the chairman, president and chief executive officer and a director of Prestage Farms, Inc. ("Prestage"). The Company has a long-term agreement to purchase hogs from Prestage at prices that, in the opinion of management, are equivalent to market. Pursuant to this agreement with Prestage, the Company purchased $157,510, $138,705 and $106,365 of hogs in fiscal 2001, 2000 and 1999, respectively.

Note 11 -- Nonrecurring Gain

   In fiscal 2001, the Company sold 8,193 shares of IBP, inc. ("IBP") common stock resulting in a nonrecurring, pretax gain of $79,019. Expenses incurred during the fiscal year related to the attempted merger with IBP and the expenses of the subsequent sale of these shares totaled $7,500. The after-tax gain on the sale, net of expenses, amounted to $45,200, or $.41 per diluted share.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 12 -- Regulation and Litigation

   Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies as well as the United States Department of Agriculture, the United States Food and Drug Administration and the United States Occupational Safety and Health Administration. Management believes that the Company presently is in compliance with all such laws and regulations in all material respects, and that continued compliance with these standards will not have a material adverse effect on the Company's financial position or results of operations. The EPA has recently proposed to extensively modify its regulations governing confined animal feeding operations. These proposed modifications are scheduled to be finalized by December 2002 and could have a significant impact on the Company's hog production operations. The Company is committed to responsible environmental stewardship in its operations.

   The Company from time to time receives notices from regulatory authorities and others asserting that it is not in compliance with such laws and regulations. In some instances, litigation ensues, including the matters discussed below. Although the suits below remain pending and relief, if granted, could be costly to the Company, the Company believes that their ultimate resolution will not have a material adverse effect on the Company's financial position or annual results of operations.

   In United States of America v. Smithfield Foods, Inc. et al., the United States District Court for the Eastern District of Virginia imposed a $12,600 civil penalty on the Company and two of its subsidiaries for Clean Water Act violations at the Company's Smithfield, Virginia processing plants. The Company recorded a nonrecurring charge of $12,600 during fiscal 1998 with respect to this penalty. In September 1999, the United States Court of Appeals for the Fourth Circuit affirmed the District Court's determination of liability but remanded the penalty determination to the District Court with instructions to recalculate the civil penalty solely to correct a 4% error made by the government's expert. In May 2000, the Company filed a certiorari petition seeking review of the Fourth Circuit's ruling by the United States Supreme Court. The Company's certiorari petition was later denied, and the Company satisfied the judgment.

   The Water Keeper Alliance Inc., an environmental activist group from the State of New York, has recently filed or caused to be filed a series of lawsuits against the Company and/or its subsidiaries and properties, as described below.

   In June 2000, Neuse River Foundation, Richard J. Dove, d/b/a The Neuse Riverkeeper, D. Boulton Baldridge, d/b/a The Cape Fear Riverkeeper, New River Foundation, Inc., Tom Mattison, d/b/a The New Riverkeeper, and The Water Keeper Alliance, Inc. filed a lawsuit in the General Court of Justice, Superior Court Division, of the State of North Carolina against the Company, Carroll's Foods, Inc., Brown's of Carolina, Inc., Murphy Farms, Inc., Wendell H. Murphy, Sr., Wendell H. Murphy, Jr., and Joseph W. Luter, III. The lawsuit alleged, among other things, claims based on negligence, trespass, strict liability and unfair trade practices related to the operation of swine waste disposal lagoons and spray fields in North Carolina. The lawsuit sought numerous and costly remedies, including injunctive relief to end all use of swine waste disposal lagoons and spray fields in North Carolina, unspecified but costly remediation efforts and other damages. On March 27, 2001, the Superior Court granted the Company's motion and dismissed the lawsuit. The plaintiffs noted their appeal on April 11, 2001.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 12 -- Regulation and Litigation -- Continued

   In February 2001, Thomas E. Jones and twelve other individuals filed a lawsuit in the North Carolina General Court of Justice, Superior Court Division of the State of North Carolina, against the Company, three of its subsidiaries, Wendell H. Murphy, Sr., Wendell H. Murphy, Jr., and Joseph W. Luter, III (the "Jones Suit"). The Jones Suit alleged, among other things, claims based on negligence, trespass, strict liability and unfair trade practices related to the operation of swine waste disposal lagoons and spray fields in North Carolina. The lawsuit sought numerous and costly remedies, including injunctive relief to end all use of hog waste disposal lagoons in North Carolina, unspecified but costly remediation efforts and other damages. On March 27, 2001, the Superior Court granted the Company's motion and dismissed the lawsuit. The plaintiffs noted their appeal on April 11, 2001.

   Also in February 2001, The Water Keeper Alliance Inc., Thomas E. Jones d/b/a The Neuse Riverkeeper, and Neuse River Foundation filed two lawsuits in the United States District Court for the Eastern District of North Carolina against one of the Company's subsidiaries, and two of that subsidiary's hog production facilities in North Carolina (the "Citizens Suits"). The Company is named as a defendant in one of these suits. The Citizens Suits allege, among other things, violations of various environmental laws at each facility and the failure to obtain certain federal permits at each facility. The lawsuits seek remediation costs, injunctive relief and substantial civil penalties. The Company and its subsidiaries have moved to dismiss each of these lawsuits.

   The Company has also received notices from several organizations and individuals, including The Water Keeper Alliance Inc., of their intent to file additional lawsuits against the Company under various federal environmental statutes regulating water quality, air quality, and management of solid waste. These threatened lawsuits may seek civil penalties, injunctive relief and remediation costs. However, the Company is unable to determine whether any of these notices will result in suit being filed.

   In March 2001, Eugene C. Anderson and other individuals filed what purports to be a class action in the United States District Court for the Middle District of Florida, Tampa Division, against the Company and Joseph W. Luter, III (the "Anderson Suit"). The Anderson Suit purports to allege violations of various laws, including the Racketeer Influenced and Corrupt Organizations Act, based on the Company's alleged failure to comply with certain environmental laws. The complaint seeks treble damages that are unspecified. The plaintiffs filed an amended complaint on May 1, 2001.

   The Company believes that the Anderson Suit is baseless and without merit and the Company intends to defend the suit vigorously. The Company has investigated the allegations made in the Citizens Suits and believes that the outcome of these lawsuits will not have a material adverse effect on the Company's financial condition or results of operations. The Company believes that all of the litigation described above represents the agenda of special advocacy groups including the Water Keeper Alliance Inc. The plaintiffs in these cases have stated that federal and state environmental agencies have declined to bring any of these suits and, indeed, have criticized these agencies.

   In April 2000, the Company and one of its subsidiaries were named as defendants, along with IBP, inc., in a civil action filed in the United States District Court for the Middle District of Georgia. The case was filed by four named plaintiffs on behalf of a putative nationwide class of hog producers who from 1994 to the present produced and sold finished hogs to defendants on a spot, auction or cash market basis. The plaintiffs contend that the defendants violated the Packers and Stockyards Act of 1921 (the "PSA"), by reason of the defendants

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 12 -- Regulation and Litigation -- Continued

engaging in various captive supply arrangements for the procurement of hogs for slaughter. The Company moved the Georgia court to dismiss the case for lack of jurisdiction or in the alternative transfer it to the Eastern District of Virginia, where the Company is headquartered. On March 30, 2001, the Georgia court granted the Company's motion to transfer. On May 11, 2001, the Company filed a motion to dismiss the case for failure to state a claim upon which relief can be granted. The Company believes that it has valid defenses to this action, that it has acted properly in its dealings with hog producers, and that it has not violated the PSA or any other applicable law. The Company further believes that the action does not qualify for certification as a class action. Accordingly, the Company intends to defend this action vigorously.

Note 13 -- Net Income Per Share

   The computation for basic and diluted net income per share follows:

                                                    Net       Weighted     Per
                                                   Income  Average Shares Share
                                                  -------- -------------- -----
     Fiscal 2001
     Net income per basic share.................. $223,513    108,360     $2.06
     Effect of dilutive stock options............        -      1,786         -
                                                  --------    -------     -----
       Net income per diluted share.............. $223,513    110,146     $2.03
                                                  ========    =======     =====
     Fiscal 2000
     Net income per basic share.................. $ 75,112     97,284     $ .77
     Effect of dilutive stock options............        -      1,488         -
                                                  --------    -------     -----
       Net income per diluted share.............. $ 75,112     98,772     $ .76
                                                  ========    =======     =====
     Fiscal 1999
     Net income per basic share.................. $ 94,884     79,256     $1.20
     Effect of dilutive stock options............        -      2,668         -
                                                  --------    -------     -----
       Net income per diluted share.............. $ 94,884     81,924     $1.16
                                                  ========    =======     =====

   In fiscal 2001, weighted average shares for the computation of diluted net income per share excludes the antidilutive effect of outstanding stock options whose exercise price is in excess of $14.23, the average price of the Company's stock for the fiscal year.

Note 14 -- Segments

   The MPG markets its products to food retailers, distributors, wholesalers, restaurant and hotel chains, other food processors and manufacturers of pharmaceuticals and animal feeds in both domestic and international markets. The HPG supplies raw materials (live hogs) to the hog slaughtering operations of the Company and other outside operations. The following tables present information about the results of operations and the assets of both of the Company's reportable segments for the fiscal years ended April 29, 2001, April 30, 2000 and May 2, 1999. The information contains certain allocations of expenses that the Company deems reasonable and appropriate for the evaluation of results of operations. The Company does not allocate income taxes to segments. Segment assets exclude intersegment account balances as the Company feels that inclusion would be misleading or not meaningful. Management believes all intersegment sales are at prices which approximate market.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 14 -- Segments -- Continued

                                    Meat       Hog       General
                                 Processing Production  Corporate    Total
                                 ---------- ----------  ---------  ----------
     Fiscal 2001
     Sales...................... $5,584,572 $1,225,820  $      -   $6,810,392
     Intersegment sales.........          -   (910,465)        -     (910,465)
     Depreciation and
      amortization..............     85,628     49,380     5,042      140,050
     Operating profit (loss)
      /1...................../..    135,205    281,296   (49,228)     367,273
     Gain on sale of IBP common
      stock.....................          -          -   (79,019)     (79,019)
     Interest expense...........     46,607     23,547    18,820       88,974
     Assets.....................  1,743,944  1,282,559   224,385    3,250,888
     Capital expenditures.......    124,923     16,047     3,150      144,120

     Fiscal 2000
     Sales...................... $4,984,010 $  735,328  $      -   $5,719,338
     Intersegment sales.........          -   (568,869)        -     (568,869)
     Depreciation and
      amortization..............     73,133     41,288     4,543      118,964
     Operating profit (loss)....    122,880     99,633   (30,582)     191,931
     Interest expense...........     37,941     26,103     7,900       71,944
     Assets.....................  1,613,395  1,319,097   197,121    3,129,613
     Capital expenditures.......     91,925      7,262     1,196      100,383

     Fiscal 1999
     Sales...................... $3,729,644 $  155,796  $      -   $3,885,440
     Intersegment sales.........          -   (110,451)        -     (110,451)
     Depreciation and
      amortization..............     48,814     16,541     3,211       68,566
     Operating profit (loss)....    253,839    (46,050)  (23,830)     183,959
     Interest expense...........     25,565     12,583     2,373       40,521
     Assets.....................  1,292,633    343,069   135,912    1,771,614
     Capital expenditures.......     62,315     28,755     4,377       95,447

---------------------
/1 /General corporate expenses include $7,500 of expenses related to the attempted merger with IBP and the subsequent sale of IBP common stock (See
   Note 11).

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

Note 14 -- Segments -- Continued

   The following table presents the Company's sales and long-lived assets attributed to operations in the U.S. and international geographic areas.

                                                  2001       2000       1999
                                               ---------- ---------- ----------
     Sales:
       U.S. .................................. $4,639,468 $4,016,749 $3,470,307
       Canada.................................    771,969    632,897    244,121
       Poland.................................    290,055    344,984          -
       France.................................    198,435    155,839     60,561
                                               ---------- ---------- ----------
         Total................................ $5,899,927 $5,150,469 $3,774,989
                                               ========== ========== ==========
     Long-lived assets at end of year:
       U.S. .................................. $1,576,497 $1,545,204 $  790,315
       Canada.................................    229,690    187,092    169,038
       Poland.................................    114,041     90,809     78,201
       France.................................     66,965     73,782     51,980

Note 15 -- Subsequent Events

   On June 22, 2001, the Company completed the acquisition of Moyer Packing Company ("Moyer"), a closely held beef processor with annual sales of approximately $600,000 for $89,500 and the assumption of debt. Moyer is the ninth largest beef processor in the U.S. and the largest in the Eastern United States. Operations include beef processing, fabrication, and further processing, as well as hide processing and rendering operations.

   The Company has announced an offer to acquire all of the common shares of Schneider that it does not already own for approximately 2.8 million shares of the Company's common stock. The Company expects to complete the tender offer during the second quarter of fiscal 2002.

Note 16 -- Stock Split

   On September 14, 2001, the Company effected a 2-for-1 stock split in the form of a stock dividend. All common share numbers and per share amounts in these Notes to Consolidated Financial Statements and, where indicated, on the consolidated financial statements have been adjusted to give effect to this stock split.

Note 17 -- Quarterly Results of Operations (Unaudited)

                                      First      Second     Third      Fourth
                                    ---------- ---------- ---------- ----------
     Fiscal 2001
     Sales......................... $1,421,326 $1,430,919 $1,537,372 $1,510,310
       Gross profit................    229,400    234,796    229,493    255,214
     Net income....................     44,569     44,576     80,849     53,519
     Net income per common share
       Basic....................... $      .41 $      .41 $      .74 $      .50
       Diluted..................... $      .40 $      .40 $      .73 $      .49


                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                                      First      Second     Third      Fourth
                                    ---------- ---------- ---------- ----------
     Fiscal 2000
     Sales......................... $1,142,415 $1,230,129 $1,377,166 $1,400,759
       Gross profit................    147,496    172,640    176,183    197,747
     Net income....................      6,930     22,214     17,488     28,480
     Net income per common share
       Basic....................... $      .08 $      .24 $      .18 $      .26
       Diluted..................... $      .07 $      .24 $      .18 $      .26

                             SMITHFIELD FOODS, INC.

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)

                                                          13 Weeks    13 Weeks
                                                           Ended       Ended
                                                          July 29,    July 30,
     (In thousands, except per share data)                  2001        2000
     -------------------------------------               ----------  ----------
     Sales.............................................  $1,636,412  $1,421,326
     Cost of sales.....................................   1,380,994   1,191,926
                                                         ----------  ----------
     Gross profit......................................     255,418     229,400
     Selling, general and administrative expenses......     116,219     103,845
     Depreciation expense..............................      31,707      30,655
     Interest expense..................................      19,636      23,388
     Minority interests................................       1,578        (246)
     Gain on sale of IBP, inc. common stock............      (7,008)         --
                                                         ----------  ----------
     Income before income taxes........................      93,286      71,758
     Income taxes......................................      36,382      27,189
                                                         ----------  ----------
     Net income........................................  $   56,904  $   44,569
                                                         ==========  ==========
     Net income per common share:
      Basic (1)........................................  $      .54  $      .41
                                                         ==========  ==========
      Diluted (1)......................................  $      .53  $      .40
                                                         ==========  ==========
     Average common shares outstanding:
      Basic (1)........................................     104,934     109,320
                                                         ==========  ==========
      Diluted (1)......................................     106,902     110,686
                                                         ==========  ==========

    (1)  Adjusted for 2-for-1 stock split effective September 14, 2001

            See Notes to Consolidated Condensed Financial Statements

                             SMITHFIELD FOODS, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                    July 29,
(In thousands, except per share data)                 2001        April 29, 2001
-------------------------------------              ----------     --------------
ASSETS                                             (Unaudited)
Current assets:
 Cash and cash equivalents........................ $   61,192       $   56,532
 Accounts receivable, net.........................    462,470          387,841
 Inventories......................................    765,052          729,167
 Prepaid expenses and other current assets........     85,553           90,155
                                                   ----------       ----------
  Total current assets............................  1,374,267        1,263,695
                                                   ----------       ----------
Property, plant and equipment.....................  1,895,314        1,796,655
 Less accumulated depreciation....................   (550,284)        (522,178)
                                                   ----------       ----------
  Net property, plant and equipment...............  1,345,030        1,274,477
                                                   ----------       ----------
Other assets:
 Goodwill.........................................    332,964          347,342
 Investments in partnerships......................    105,819           88,092
 Other............................................    200,337          277,282
                                                   ----------       ----------
  Total other assets..............................    639,120          712,716
                                                   ----------       ----------
                                                   $3,358,417       $3,250,888
                                                   ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable.................................... $   34,981       $   35,504
 Current portion of long-term debt and capital
  lease obligations...............................    498,314           79,590
 Accounts payable.................................    297,887          278,093
 Accrued expenses and other current liabilities...    254,398          235,095
                                                   ----------       ----------
  Total current liabilities.......................  1,085,580          628,282
                                                   ----------       ----------
Long-term debt and capital lease obligations......    768,216        1,146,223
                                                   ----------       ----------
Other noncurrent liabilities:
 Deferred income taxes............................    251,143          271,516
 Pension and postretirement benefits..............     74,646           77,520
 Other............................................     34,683           25,820
                                                   ----------       ----------
  Total other noncurrent liabilities..............    360,472          374,856
                                                   ----------       ----------
Minority interests................................     49,981           48,395
                                                   ----------       ----------
Shareholders' equity:
 Preferred stock, $1.00 par value, 1,000,000
  authorized shares...............................        --               --
 Common stock, $.50 par value, 100,000,000 (1)
  authorized shares; 104,365,572 (2) and
  52,502,751 issued...............................     52,183 (2)       26,251
 Additional paid-in capital.......................    364,507 (2)      405,665
 Retained earnings................................    695,682          638,779
 Accumulated other comprehensive loss.............    (18,204)         (17,563)
                                                   ----------       ----------
  Total shareholders' equity......................  1,094,168        1,053,132
                                                   ----------       ----------

                                                   $3,358,417       $3,250,888
                                                   ==========       ==========

(1) Authorized shares were increased from 100,000,000 to 200,000,000 effective August 29, 2001

(2) Adjusted for 2-for-1 stock split effective September 14, 2001

            See Notes to Consolidated Condensed Financial Statements

                             SMITHFIELD FOODS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                      13 Weeks      13 Weeks
                                                        Ended         Ended
(In thousands)                                      July 29, 2001 July 30, 2000
--------------                                      ------------- -------------
Cash flows from operating activities:
 Net income........................................   $ 56,904      $ 44,569
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................     33,351        33,897
  Gain on sale of IBP, inc. common stock...........     (7,008)           --
  Loss on sale of property, plant and equipment....      1,752         1,463
  Changes in operating assets and liabilities, net
   of effect of acquisitions.......................      6,293       (20,070)
                                                      --------      --------
    Net cash provided by operating activities......     91,292        59,859
                                                      --------      --------

Cash flows from investing activities:
 Capital expenditures..............................    (26,134)      (30,506)
 Business acquisitions, net of cash................   (117,486)       (7,916)
 Proceeds from sale of IBP, inc. common stock......     58,654            --
 Proceeds from sale of property, plant and
  equipment........................................        639           859
 Investments in IBP, inc. common stock.............         --       (31,706)
 Investments in partnerships.......................     (8,680)       (6,772)
                                                      --------      --------
    Net cash used in investing activities..........    (93,007)      (76,041)
                                                      --------      --------

Cash flows from financing activities:
 Net (repayments) borrowings on notes payable......     (1,626)        5,418
 Proceeds from issuance of long-term debt..........      8,352           627
 Net borrowings on revolving credit facility.......     31,000        26,000
 Principal payments on long-term debt and capital
  lease obligations................................    (10,647)      (12,024)
 Repurchase and retirement of common stock.........    (20,911)       (7,992)
 Exercise of common stock options..................        590           471
                                                      --------      --------
    Net cash provided by financing activities......      6,758        12,500
                                                      --------      --------

Net increase (decrease) in cash and cash
 equivalents.......................................      5,043        (3,682)
Effect of foreign exchange rate changes on cash....       (383)          (43)
Cash and cash equivalents at beginning of period...     56,532        49,882
                                                      --------      --------
Cash and cash equivalents at end of period.........   $ 61,192      $ 46,157
                                                      ========      ========

Supplemental disclosures of cash flow information:
 Cash payments during period:
  Interest (net of amount capitalized).............   $ 15,312      $ 20,589
                                                      --------      --------
  Income taxes.....................................   $ 22,563      $ 15,607
                                                      ========      ========

            See Notes to Consolidated Condensed Financial Statements

                             SMITHFIELD FOODS, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(1) These statements should be read in conjunction with the Consolidated Financial Statements and related notes, which are included in the Company's Annual Report, for the fiscal year ended April 29, 2001. The interim consolidated condensed financial information furnished herein is unaudited. The information reflects all adjustments (which include only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods included in the report.

(2) Inventories consist of the following:

                                                              July 29,  April
   (In thousands)                                               2001   29, 2001
   --------------                                             -------- --------
   Hogs on farms............................................. $340,569 $331,060
   Fresh and processed meats.................................  328,711  316,929
   Manufacturing supplies....................................   68,505   60,823
   Other.....................................................   27,267   20,355
                                                              -------- --------
                                                              $765,052 $729,167
                                                              ======== ========

(3) The Company has a 5-year $650.0 million revolving credit facility which is scheduled to expire in July 2002. The Company has begun the process to refinance this facility and expects to complete the refinancing during the third quarter of fiscal 2002. At July 29, 2001, the outstanding balance on this facility of $438.0 million was included in current portion of long-term debt and capital lease obligations on the Consolidated Condensed Balance Sheet.

(4) Net income per basic share is computed based on the average common shares outstanding during the period. Net income per diluted share is computed based on the average common shares outstanding during the period adjusted for the effect of potential common stock equivalents, such as stock options. The computation for basic and diluted net income per share is as follows:

                                                           13 Weeks Ended
                                                     ---------------------------
(In thousands, except per share data)                July 29, 2001 July 30, 2000
-------------------------------------                ------------- -------------
Net income..........................................    $56,904       $44,569
                                                        -------       -------
Average common shares outstanding:
 Basic..............................................    104,934       109,320
 Dilutive stock options.............................      1,968         1,366
                                                        -------       -------
 Diluted............................................    106,902       110,686
                                                        =======       =======
Net income per common share:
 Basic..............................................    $   .54       $   .41
                                                        =======       =======
 Diluted............................................    $   .53       $   .40
                                                        =======       =======

                             SMITHFIELD FOODS, INC.

(5) The components of comprehensive income, net of related taxes, consist of:

                                                           13 Weeks Ended
                                                     ---------------------------
   (In thousands)                                    July 29, 2001 July 30, 2000
   --------------                                    ------------- -------------
   Net income.......................................    $56,904       $44,569
   Other comprehensive loss:
    Unrealized loss on cash flow hedges.............     (1,796)          --
    Unrealized gain (loss) on securities............      3,300        (1,313)
    Foreign currency translation....................     (2,145)       (6,291)
                                                        -------       -------
   Comprehensive income.............................    $56,263       $36,965
                                                        =======       =======

(6) The following table presents information about the results of operations for each of the Company's reportable segments for the 13 weeks ended July 29, 2001 and July 30, 2000, respectively.

                                       Meat        Hog      General
   (In thousands)                   Processing  Production Corporate   Total
   --------------                   ----------  ---------- --------- ----------
   July 29, 2001
   -------------------------------
   Sales..........................  $1,541,388   $361,597   $   --   $1,902,985
   Intersegment sales.............         --    (266,573)      --     (266,573)
   Operating profit (loss)........        (451)   119,700   (13,335)    105,914

   July 30, 2000
   -------------------------------
   Sales..........................  $1,330,024   $324,717   $   --   $1,654,741
   Intersegment sales.............         --    (233,415)      --     (233,415)
   Operating profit (loss)........      (7,818)   111,151    (8,187)     95,146

(7) In June 2001, the Company completed the acquisition of Moyer Packing Company (Moyer) for approximately $89.5 million in cash and the assumption of debt. The balance of the purchase price in excess of the fair value of the assets acquired and the liabilities assumed at the date of the acquisition was recorded as an intangible asset. Prior to the acquisition, Moyer had annual sales of approximately $600.0 million.

    In July 2001, the Company acquired substantially all of the assets and business of Gorges/Quik-to-Fix Foods, Inc. (Quik-to-Fix) for approximately $31 million in cash. Prior to the acquisition, Quik-to-Fix had annual sales of approximately $140 million.

    During the third quarter of fiscal year 2001, the Company's Schneider Corporation increased its investment in Saskatchewan-based Mitchell's Gourmet Foods Inc. (Mitchell's) to 54%. Prior to the third quarter of fiscal year 2001, the Company had used the equity method of accounting for Mitchell's. For the fiscal year ended October 2000, Mitchell's had sales of approximately $190.0 million.

                             SMITHFIELD FOODS, INC.

    These acquisitions were accounted for using the purchase method of accounting, and accordingly, the accompanying financial statements include the financial position and results of operations from the dates of acquisition. Had these acquisitions occurred at the beginning of the fiscal year in which they were acquired, there would not have been a material effect to net income or net income per share for the 13 weeks ended July 29, 2001 or July 30, 2000.

(8) On April 30, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and No. 138. SFAS 133 requires that all derivative instruments be reported on the Company's Consolidated Balance Sheet at fair value and provides guidance on the accounting treatment of gains and losses from derivatives based on the type of hedging transaction. As substantially all of the Company's derivatives are considered cash flow hedges, as defined in SFAS 133, changes in the fair value of derivatives are recorded in other comprehensive income or current earnings depending on whether the derivative is designated as a hedge transaction and the effectiveness of the hedging relationship. Gains and losses on derivative instruments reported in other comprehensive income are recognized in earnings in the period in which earnings are impacted by the underlying hedged item. The ineffective portions of cash flow hedges are recognized in current period earnings.

    The Company uses futures and option contracts for the purpose of hedging its exposure to changes in the cost of raw materials, including live hogs and grains, and to changes in the market prices for the sale of live hogs when management determines the conditions are appropriate for such hedges. Substantially all of the Company's products are produced from commodity-based raw materials, corn and soybean meal in the Hog Production Group
    (HPG) and live hogs in the Meat Processing Group (MPG). The cost of corn and soybean meal and live hogs are subject to wide fluctuations due to unpredictable factors such as weather conditions, economic conditions, government regulation and other unforeseen circumstances. In addition, the unpredictability of raw material costs in the MPG limits the Company's ability to forward price fresh and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management techniques to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts to reduce or eliminate the effect of fluctuations in future raw material costs. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods and commodity hedged. The Company attempts to closely match the contract expiration periods with the dates for product sale and delivery.

    In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment on April 30, 2001, (the first day of the Company's current fiscal year) of $12.7 million after-tax, cumulative effect loss in Accumulated Other Comprehensive Loss and a net decrease in current assets of $20.6 million to recognize the fair value of derivative instruments that are designated as hedge transactions. During the quarter ended July 29, 2001, $10.5 million of net derivative losses were reclassified from Accumulated Other Comprehensive Loss into earnings and $0.5 million of net losses related to cash flow hedge ineffectiveness were recognized in earnings.

                             SMITHFIELD FOODS, INC.

    As of July 29, 2001, the net accumulated loss on derivative instruments in Accumulated Other Comprehensive Loss was $1.8 million. The Company expects that substantially all of these losses will be reclassified into earnings over the next twelve months as the underlying hedged transactions are realized. At July 29, 2001, the maximum maturity date for any commodity contract outstanding was 13 months.

(9) In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142 "Goodwill and Other Intangible Assets".

    SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. The Statement requires that acquired goodwill and other intangible assets are no longer periodically amortized into income, but are subject to an annual impairment measurement. The Company has elected early adoption of SFAS 142. In accordance with SFAS 142, the 13 weeks ended July 29, 2001 do not include amortization of acquired goodwill and other intangible assets. The Company has allocated goodwill to its reporting units and performed a preliminary assessment of potential capital impairment. Management does not currently believe that there is significant exposure to a loss from impairment of acquired goodwill and other intangible assets. Had the Company not elected to early adopt SFAS 142 as of the beginning of the first quarter of fiscal year 2002, pre-tax income would have decreased by $2.3 million.

(10) On September 14, 2001, the Company effected a 2-for-1 stock split in the form of a stock dividend. All common share numbers and per share amounts in these Notes to Consolidated Condensed Financial Statements and, where indicated, on the consolidated condensed financial statements have been adjusted to give effect to this stock split.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Under the Smithfield Articles, the liability of officers and directors to Smithfield is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

  To the fullest extent permitted by Virginia law, the Smithfield Articles require it to indemnify any director or officer who is made a party to any proceeding because he or she was or is a director or officer of Smithfield against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Articles, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield. Similarly, "liability" is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Articles also provide that it may, but is not obligated to, indemnify its other employees or agents. Smithfield must indemnify any person who is or was serving at the written request of Smithfield as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Smithfield to pay reasonable expenses incurred by a director or officer of Smithfield in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

  The rights of indemnification provided in the Smithfield Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Smithfield Articles authorize Smithfield to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield, whether or not Smithfield would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the corporation or any other legal entity at the request of the corporation.

Item 21. Exhibits

(a) Exhibits

  The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically.

Exhibit          Description
Number
___________      _______________________________________________________

Exhibit 3.1 Articles of Amendment effective August 29, 2001 to the Amended and Restated Articles of Incorporation, including the Amended and Restated Articles of Incorporation of the Company, as amended to date. (incorporated by reference to Exhibit 3.1 to the Company's Amendment No.1 to Form 10-Q Quarterly Report filed with the SEC on September 12, 2001).
Exhibit 3.2 Amendment to the Bylaws adopted May 30, 2001, including the Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 2001).
Exhibit 4.1 Articles of Incorporation of Smithfield, as amended to date (see Exhibit 3.1 above).
Exhibit 4.2 Rights Agreement, dated as of May 30, 2001, between the Company and Computershare Investor Services, LLC, Rights Agent (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 2001).
Exhibit 4.3(a) Indenture between Smithfield and SunTrust Bank dated October 23, 2001. (a)
Exhibit 4.3(b) Purchase Agreement dated October 17, 2001 among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (a)
Exhibit 4.3(c) Exchange and Registration Rights Agreement dated October 23, 2001 among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (a)
Exhibit 4.4(a) Second Amended and Restated Multi-Year Credit Agreement dated as of December 3, 1999, among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $650,000,000 secured multi-year revolving credit facility (incorporated by reference to Exhibit 4.6(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.4(b)   Collateral Agency, Pledge and Security Agreement dated as of
                 July

                 10, 1997, among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, The Chase Manhattan Bank, as Collateral Agent, relating to the Company's multi-year revolving credit facility (incorporated by reference to Exhibit 4.5(b) of the Company's Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the SEC on July 25,
                 1997).
Exhibit 4.5(a) Amended and Restated Note Purchase Agreement dated as of October 31, 1999, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $196,882,354 in senior secured notes (incorporated by reference to Exhibit 4.7(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28,
                 2000).
Exhibit 4.5(b) Joint and Several Guaranty dated as of July 15, 1996, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, and Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.7(a) to the Company's Form 10-Q Quarterly Report for the fiscal quarter ended July 28, 1996); and Amendment Number One to the Note Purchase Agreement dated as of July 15, 1997 (incorporated by reference to Exhibit 4.6(a) to the Company's Annual Report on Form 10-K for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997).
Exhibit 4.5(c) Joint and Several Guaranty dated as of July 15, 1997, by Lykes Meat Group, Inc., Sunnyland, Inc., Valleydale Foods, Inc., Hancock's Old Fashioned Country Hams, Inc., Copaz Packing Corporation, and Smithfield Packing--Landover, Inc. (incorporated by reference to Exhibit 4.6(b) to the Company's Annual Report on Form 10-K for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997).
Exhibit 4.5(d) Joinder Agreement dated as of March 9, 2000, among Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, and Brown's of Carolina, Inc. and each of the Noteholders listed on Annex 1 (incorporated by reference to Exhibit 4.7(d) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.6(a) Amended and Restated Note Purchase Agreement dated as of October 27, 1999, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $225,000,000 in senior secured notes (incorporated by reference to Exhibit 4.8(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28,
                 2000).
Exhibit 4.6(b) Joint and Several Guaranty dated as of October 27, 1999, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, Brown's of Carolina, Inc., Carroll's Foods, Inc.,

                 Carroll's Realty, Inc., Carroll's Realty Partnership, North Side Foods Corp., Lykes Meat Group, Circle Four Corporation, Brown's Farms LLC, Carroll's Foods of Virginia, Inc., Smithfield-Carroll's Farms, and Central Plains Farms (incorporated by reference to Exhibit 4.8(b) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.6(c) Joinder Agreement dated as of June 9, 2000, among Murphy Farms, Inc. and Smithfield Packing Real Estate, LLC (incorporated by reference to Exhibit 4.8(c) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.7(a) Note Purchase Agreement dated as of June 2, 2000 among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $100,000,000 in senior secured notes (incorporated by reference to Exhibit 4.4(a) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.7(b) Joint and Several Guaranty dated as of June 2, 2000, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, Brown's of Carolina, Inc., Carroll's Foods, Inc., Carroll's Realty, Inc., Carroll's Realty Partnership, North Side Foods Corp., Lykes Meat Group, Inc., Circle Four Corporation, Brown's Farms LLC, Carroll's Foods of Virginia, Inc., Smithfield-Carroll's Farms, Central Plains Farms, Inc., Smithfield Packing Real Estate, LLC and Murphy Farms, Inc. (incorporated by reference to Exhibit 4.4(b) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.8(a) Senior Secured Facilities Agreement dated as of June 20, 2001, among Animex S.A., the Original Borrowers party thereto, the Banks party thereto, and Rabobank Polska S.A. as Arranger, Agent, Security Agent and Pledge Administrator relating to a $100,000,000 term and revolving loan facility (incorporated by reference to Exhibit 4.5(a) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.8(b) Joint and Several Guaranty dated as of June 20, 2001, by Smithfield Foods, Inc. and Smithfield Holdings Sp. z.o.o. (incorporated by reference to Exhibit 4.5(b) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.9 Indenture between the Company and SunTrust Bank, Atlanta (incorporated by reference to Exhibit 4.8 to the Company's Current Report on Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the SEC on March 17, 1998).

                 Registrant hereby agrees to furnish the SEC upon request, other instruments defining the rights of holders of long-term debt of the Registrant.

Exhibit 5.1      Opinion of McGuireWoods LLP. (a)
Exhibit 10.1(a) Agreement with Shareholders dated as of May 7, 1999 by and between the Company and Jeffrey S. Matthews, Carroll M. Baggett and James O. Matthews (incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated May 7, 1999 and filed with the SEC on May 12, 1999).
Exhibit 10.1(b) Registration Rights Agreement dated as of May 7, 1999 by and between the Company and Jeffrey S. Matthews, Carroll M. Baggett and James O. Matthews (incorporated by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K dated May 7, 1999 and filed with the SEC on May 12, 1999).
Exhibit 10.1(c) Registration Rights Agreement between Smithfield Foods, Inc. and Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown (excluding Smithfield Foods, Inc., the "Murphy Selling Shareholders") (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated January 20, 2000 and filed February 14, 2000 (the "February 14, 2000 Form 8-K")).
Exhibit 10.1(d) Agreement with Shareholders between Smithfield Foods, Inc. and the Murphy Selling Shareholders (incorporated by reference to Exhibit 2.3 to the February 14, 2000 Form 8-K).
Exhibit 10.2 Smithfield Foods, Inc. 1984 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company's Form 10-K Annual Report for the fiscal year ended April 28,
                 1991). (b)
Exhibit 10.3 Smithfield Foods, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's Form 10-K Annual Report for the fiscal year ended May 2, 1993). (b)
Exhibit 10.4 Smithfield Foods, Inc. 1998 Incentive Bonus Plan applicable to the Company's Chief Operating Officer (incorporated by reference to Exhibit 10.6 to the Company's Form 10-K annual Report for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997). (b)
Exhibit 10.5 Smithfield Foods, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the company's form 10-K Annual Report for the fiscal year ended May 3, 1998 filed with the SEC on July 30, 1998). (b)
Exhibit 10.6(a) Indenture between Smithfield and SunTrust Bank (see Exhibit 4.3(a) above).
Exhibit 10.6(b) Purchase Agreement among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (see Exhibit 4.3(b) above).
Exhibit 10.6(c) Exchange and Registration Rights Agreement among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (see Exhibit

                 4.6(b) above).
Exhibit 12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges. (a)
Exhibit 21.1     Subsidiaries of Smithfield (incorporated by reference to
                 Exhibit 21 to Smithfield's Annual Report on Form 10-K for the fiscal year ended April 29, 2001).
Exhibit 23.1     Consent of Arthur Andersen LLP, independent public accountants.
                 (a)
Exhibit 23.2     Consent of McGuireWoods LLP contained in the opinion filed as
                 Exhibit 5.1 hereto.
Exhibit 24.1     Powers of Attorney. (a)
Exhibit 25.1     Statement of Form T-1 of Eligibility of Trustee. (a)
Exhibit 99.1     Form of Letter of Transmittal. (a)
Exhibit 99.2     Form of Notice of Guaranteed Delivery. (a)
Exhibit 99.3     Form of Letters to Clients. (a)
Exhibit 99.4     Form of Letter to Nominees. (a)
Exhibit 99.5     Form of Exchange Agent Agreement. (a)

_______________

(a) Filed herewith.
(b) Management contract or compensatory plan or arrangement of the Company required to be filed as an exhibit.



Item 22. Undertakings

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


  Pursuant to the requirements of the Securities Act, Smithfield Foods has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smithfield, Commonwealth of Virginia, on November 30, 2001.


                                    SMITHFIELD FOODS, INC.


                                    By: /s/ C. LARRY POPE
                                    -----------------------------------
                                    C. Larry Pope
                                    Vice President and Chief Financial Officer



  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2001.


                   Name                                         Title
                   ----                                         -----
/s/ JOSEPH W. LUTER, III                     Chairman of the Board, Chief Executive
-----------------------------------------    Officer and Director
Joseph W. Luter, III *                       (Principal Executive Officer)

/s/ DANIEL G. STEVENS                        Vice President and Chief Financial Officer
-----------------------------------------    (Principal Financial Officer)
Daniel G. Stevens

                                             Corporate Controller
/s/ JEFFREY A. DEEL                          (Principal Accounting Officer)
-----------------------------------------
Jeffrey A. Deel

/s/ ROBERT L. BURRUS, JR.                    Director
-----------------------------------------
Robert L. Burrus, Jr. *

/s/ CAROL T. CRAWFORD                        Director
-----------------------------------------
Carol T. Crawford *

/s/ RAY A. GOLDBERG                          Director
-----------------------------------------
Ray A. Goldberg *

                                             Director
-----------------------------------------
George E. Hamilton, Jr.

/s/ WENDELL H. MURPHY                        Director
-----------------------------------------
Wendell H. Murphy *

                                             Director
-----------------------------------------
William H. Prestage

/s/ JOHN SCHWIETERS                          Director
-----------------------------------------
John Schwieters *

/s/ MELVIN O. WRIGHT                         Director
-----------------------------------------
Melvin O. Wright *

* By: /s/ MICHAEL H. COLE
-----------------------------------------
    Michael H. Cole
    Attorney-In-Fact

                                 EXHIBIT INDEX



Exhibit             Description
Number
___________         _______________________________________________________

Exhibit 3.1 Articles of Amendment effective August 29, 2001 to the Amended and Restated Articles of Incorporation, including the Amended and Restated Articles of Incorporation of the Company, as amended to date. (incorporated by reference to Exhibit 3.1 to the Company's Amendment No.1 to Form 10-Q Quarterly Report filed with the SEC on September 12, 2001).
Exhibit 3.2 Amendment to the Bylaws adopted May 30, 2001, including the Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 2001).
Exhibit 4.1 Articles of Incorporation of Smithfield, as amended to date (see Exhibit 3.1 above).
Exhibit 4.2 Rights Agreement, dated as of May 30, 2001, between the Company and Computershare Investor Services, LLC, Rights Agent (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 2001).
Exhibit 4.3(a) Indenture between Smithfield and SunTrust Bank dated October 23, 2001. (a)
Exhibit 4.3(b) Purchase Agreement dated October 17, 2001 among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (a)
Exhibit 4.3(c) Exchange and Registration Rights Agreement dated October 23, 2001 among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (a)
Exhibit 4.4(a) Second Amended and Restated Multi-Year Credit Agreement dated as of December 3, 1999, among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $650,000,000 secured multi-year revolving credit facility (incorporated by reference to Exhibit 4.6(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.4(b) Collateral Agency, Pledge and Security Agreement dated as of July 10, 1997, among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, The Chase Manhattan Bank, as Collateral Agent, relating to the Company's multi-year revolving credit facility (incorporated by reference to Exhibit 4.5(b) of the Company's Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997).
Exhibit 4.5(a) Amended and Restated Note Purchase Agreement dated as of October 31, 1999, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $196,882,354 in senior secured notes (incorporated by reference to Exhibit 4.7(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.5(b) Joint and Several Guaranty dated as of July 15, 1996, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, and Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.7(a) to the Company's Form 10-Q Quarterly Report for the fiscal quarter ended July 28, 1996); and Amendment Number One to the Note Purchase Agreement dated as of July 15, 1997 (incorporated by reference to Exhibit 4.6(a) to the Company's Annual Report on Form 10-K for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997).
Exhibit 4.5(c) Joint and Several Guaranty dated as of July 15, 1997, by Lykes Meat Group, Inc., Sunnyland, Inc., Valleydale Foods, Inc., Hancock's Old Fashioned Country Hams, Inc., Copaz Packing Corporation, and Smithfield Packing--Landover, Inc. (incorporated by reference to Exhibit 4.6(b) to the Company's Annual Report on Form 10-K for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997).
Exhibit 4.5(d) Joinder Agreement dated as of March 9, 2000, among Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, and Brown's of Carolina, Inc. and each of the Noteholders listed on Annex 1 (incorporated by reference to Exhibit 4.7(d) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.6(a) Amended and Restated Note Purchase Agreement dated as of October 27, 1999, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $225,000,000 in senior secured notes (incorporated by reference to Exhibit 4.8(a) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.6(b) Joint and Several Guaranty dated as of October 27, 1999, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, Brown's of Carolina, Inc., Carroll's Foods, Inc., Carroll's Realty, Inc., Carroll's Realty Partnership, North Side Foods Corp., Lykes Meat Group, Circle Four Corporation, Brown's Farms LLC, Carroll's Foods of Virginia, Inc., Smithfield-Carroll's Farms, and Central Plains Farms (incorporated by reference to Exhibit 4.8(b) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.6(c) Joinder Agreement dated as of June 9, 2000, among Murphy Farms, Inc. and Smithfield Packing Real Estate, LLC (incorporated by reference to Exhibit 4.8(c) of the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2000 filed with the SEC on July 28, 2000).
Exhibit 4.7(a) Note Purchase Agreement dated as of June 2, 2000 among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $100,000,000 in senior secured notes (incorporated by reference to Exhibit 4.4(a) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.7(b) Joint and Several Guaranty dated as of June 2, 2000, by Gwaltney of Smithfield, Ltd., John Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy Incorporated, Brown's of Carolina, Inc., Carroll's Foods, Inc., Carroll's Realty, Inc., Carroll's Realty Partnership, North Side Foods Corp., Lykes Meat Group, Inc., Circle Four Corporation, Brown's Farms LLC, Carroll's Foods of Virginia, Inc., Smithfield-Carroll's Farms, Central Plains Farms, Inc., Smithfield Packing Real Estate, LLC and Murphy Farms, Inc. (incorporated by reference to Exhibit 4.4(b) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.8(a) Senior Secured Facilities Agreement dated as of June 20, 2001, among Animex S.A., the Original Borrowers party thereto, the Banks party thereto, and Rabobank Polska S.A. as Arranger, Agent, Security Agent and Pledge Administrator relating to a $100,000,000 term and revolving loan facility (incorporated by reference to Exhibit 4.5(a) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.8(b) Joint and Several Guaranty dated as of June 20, 2001, by Smithfield Foods, Inc. and Smithfield Holdings Sp. z.o.o. (incorporated by reference to Exhibit 4.5(b) of the Company's Annual Report on Form 10-K for it fiscal year ended April 29, 2001 filed with the SEC on July 30, 2001).
Exhibit 4.9 Indenture between the Company and SunTrust Bank, Atlanta (incorporated by reference to Exhibit 4.8 to the Company's Current Report on Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the SEC on March 17, 1998).

                    Registrant hereby agrees to furnish the SEC upon request, other instruments defining the rights of holders of long-term debt of the Registrant.

Exhibit 5.1         Opinion of McGuireWoods LLP. (a)
Exhibit 10.1(a) Agreement with Shareholders dated as of May 7, 1999 by and between the Company and Jeffrey S. Matthews, Carroll M. Baggett and James O. Matthews (incorporated by reference to
                    Exhibit 2.3 to the Company's Current Report on Form 8-K dated May 7, 1999 and filed with the SEC on May 12, 1999).
Exhibit 10.1(b) Registration Rights Agreement dated as of May 7, 1999 by and between the Company and Jeffrey S. Matthews, Carroll M. Baggett and James O. Matthews (incorporated by reference to
                    Exhibit 2.4 to the Company's Current Report on Form 8-K dated May 7, 1999 and filed with the SEC on May 12, 1999).
Exhibit 10.1(c) Registration Rights Agreement between Smithfield Foods, Inc. and Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown (excluding Smithfield Foods, Inc., the "Murphy Selling Shareholders") (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated January 20, 2000 and filed February 14, 2000 (the "February 14, 2000 Form 8-K")).
Exhibit 10.1(d) Agreement with Shareholders between Smithfield Foods, Inc. and the Murphy Selling Shareholders (incorporated by reference to Exhibit 2.3 to the February 14, 2000 Form 8-K).
Exhibit 10.2 Smithfield Foods, Inc. 1984 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company's Form 10-K Annual Report for the fiscal year ended April 28,
                    1991). (b)
Exhibit 10.3 Smithfield Foods, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's Form 10-K Annual Report for the fiscal year ended May 2, 1993). (b)
Exhibit 10.4 Smithfield Foods, Inc. 1998 Incentive Bonus Plan applicable to the Company's Chief Operating Officer (incorporated by reference to Exhibit 10.6 to the Company's Form 10-K annual Report for the fiscal year ended April 27, 1997 filed with the SEC on July 25, 1997). (b)
Exhibit 10.5 Smithfield Foods, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the company's form 10-K Annual Report for the fiscal year ended May 3, 1998 filed with the SEC on July 30, 1998). (b)
Exhibit 10.6(a) Indenture between Smithfield and SunTrust Bank (see Exhibit 4.3(a) above).
Exhibit 10.6(b) Purchase Agreement among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (see Exhibit 4.3(b) above).
Exhibit 10.6(c) Exchange and Registration Rights Agreement among Smithfield, J.P. Morgan Securities, Inc. and Goldman, Sachs & Co. (see
                    Exhibit 4.6(b) above).
Exhibit 12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges. (a)
Exhibit 21.1        Subsidiaries of Smithfield (incorporated by reference to
                    Exhibit 21 to Smithfield's Annual Report on Form 10-K for the fiscal year ended

                    April 29, 2001).
Exhibit 23.1 Consent of Arthur Andersen LLP, independent public accountants. (a)
Exhibit 23.2 Consent of McGuireWoods LLP contained in the opinion filed as Exhibit 5.1 hereto.
Exhibit 24.1        Powers of Attorney. (a)
Exhibit 25.1        Statement of Form T-1 of Eligibility of Trustee. (a)
Exhibit 99.1        Form of Letter of Transmittal. (a)
Exhibit 99.2        Form of Notice of Guaranteed Delivery. (a)
Exhibit 99.3        Form of Letters to Clients. (a)
Exhibit 99.4        Form of Letter to Nominees. (a)
Exhibit 99.5        Form of Exchange Agent Agreement. (a)

_____________________

(a) Filed herewith.
(b) Management contract or compensatory plan or arrangement of the Company required to be filed as an exhibit.